UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Norfolk Southern Corporation

(Name of Registrant as Specified In Its Charter)

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Notice and Proxy Statement

Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION

Three Commercial Place, Norfolk, Virginia 23510

Notice of Annual Meeting

of Stockholders to be Held

on Thursday, May 13, 2010

We will hold our Annual Meeting of Stockholders at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 13, 2010, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

1.	Election of four directors to the class whose term will expire in 2013.

2.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for 2010.

3.	Approval of an amendment to the Norfolk Southern Corporation Articles of Incorporation to declassify the Board of Directors.

4.	Approval of the Norfolk Southern Corporation Long-Term Incentive Plan, as amended, as more fully set forth in the accompanying proxy statement.

5.	Approval of the Norfolk Southern Corporation Executive Management Incentive Plan, as amended, as more fully set forth in the accompanying proxy statement.

6.	If properly presented at the meeting, consideration of a stockholder proposal concerning corporate political contributions.

7.	Transaction of such other business as properly may come before the meeting.

Only stockholders of record as of the close of business on March 5, 2010 will be entitled to notice of and to vote at the meeting.

By order of the Board of Directors,
HOWARD D. McFADDEN
Corporate Secretary

Dated: March [    ], 2010

If you do not expect to attend the meeting, we urge you to provide your proxy by marking, dating and signing the enclosed proxy card and returning it in the accompanying envelope, or by submitting your proxy over the telephone or the Internet as more particularly described on the enclosed proxy card. You may revoke your proxy at any time before your shares are voted by following the procedures described in the accompanying proxy statement.

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510

March [    ], 2010

PROXY STATEMENT

This proxy statement and the accompanying proxy card relate to the Board of Directors’ solicitation of your proxy for use at our Annual Meeting of Stockholders to be held on May 13, 2010. We began mailing to you and other stockholders this proxy statement and the accompanying proxy card on approximately March 22, 2010, in order to furnish information relating to the business to be transacted at the 2010 Annual Meeting. We also included a copy of our 2009 Annual Report and its Form 10-K (referred to together herein as the “annual report”) in the mailing for informational purposes; the annual report is not a part of the proxy solicitation materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2010

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. In accordance with SEC rules, you may access our proxy statement and annual report at http://bnymellon.mobular.net/bnymellon/nsc, which does not have “cookies” that identify visitors to the site. The notice of annual meeting and proxy card are also available at that web site. In addition, this proxy statement and our annual report are available on our web site at www.nscorp.com.

INFORMATION ABOUT VOTING

Only stockholders of record as of the close of business on March 5, 2010, are entitled to notice of and to vote at the 2010 Annual Meeting. As of the March 5, 2010, record date, [            ] shares of our common stock were issued and outstanding. Of those shares, [            ] shares were owned by stockholders entitled to one vote per share. The remaining [            ] shares were held by our wholly owned subsidiaries, which are not entitled to vote those shares under Virginia law.

As a convenience, you may vote by telephone or the Internet in the manner described on the enclosed proxy card. Or, you may vote by mail by marking, dating and signing the enclosed proxy card and returning it to BNY Mellon Shareowner Services. Alternatively, you may vote in person at the 2010 Annual Meeting.

To obtain directions to be able to attend the meeting and vote in person, you may contact: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

If you are the beneficial owner of any shares held in street name by a broker, bank or other nominee, you may vote your shares by submitting your voting instructions to that entity. Please refer to the voting instruction card that your broker, bank or other nominee record holder included with these materials. Your shares may be voted on certain matters if they are held in street name by a broker, even if you do not provide the record holder with voting instructions; brokers have the authority under

New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of the selection of KPMG LLP as our independent registered public accounting firm (Item 2) and the proposal to declassify the Board of Directors (Item 3) are considered routine matters for which brokers may vote shares they hold in street name, even in the absence of voting instructions from the beneficial owner. The election of directors (Item 1), approval of the Long-Term Incentive Plan and Executive Management Incentive Plan (Items 4 and 5) and vote on the stockholder proposal (Item 6) are not considered routine matters, and the broker cannot vote the shares on those proposals if it has not received voting instructions from the beneficial owner of the shares with respect to the proposals (“broker non-vote”).

If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, your proxy submitted in the form of a proxy card or over the telephone or Internet serves as voting instructions for the trustee of the plans, Vanguard Fiduciary Trust Company. If your proxy is not received by 4 P.M. Eastern Time on May 10, 2010, the trustee of these plans will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item by the other participants in the respective plan.

Any stockholder of record may revoke a previously submitted proxy at any time before the shares are voted by: (a) giving written notice of revocation to our Corporate Secretary; (b) submitting subsequent voting instructions over the telephone or the Internet; (c) delivering a validly completed proxy card bearing a later date; or (d) attending the 2010 Annual Meeting and voting in person.

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the 2010 Annual Meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

We will pay the cost of preparing proxy materials and soliciting proxies, including the reimbursement, upon request, of trustees, brokerage firms, banks and other nominee record holders for the reasonable expenses they incur to forward proxy materials to beneficial owners. Our officers and other regular employees may solicit proxies by telephone, facsimile, electronic mail or personal interview; they receive no additional compensation for doing so. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $10,000 plus reasonable out-of-pocket expenses.

We currently plan to deliver multiple annual reports and proxy statements to multiple record stockholders sharing an address, but intermediaries may choose to deliver a single copy of one or both of these documents. Upon request, we will promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this proxy statement or the 2009 Annual Report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

CONFIDENTIALITY

We have policies in place to safeguard the confidentiality of proxies and ballots. Mellon Investor Services LLC, Jersey City, N.J., which we have retained at an estimated cost of $7,200 plus out-of-pocket expenses to tabulate all proxies and ballots cast at the 2010 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

None of our employees or members of our Board of Directors have access to completed proxies or ballots and, therefore, do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on a proxy or ballot, or when there is a need to determine the validity of a proxy or ballot, our management and/or their representatives may be involved in providing the answer to the question or in determining such validity.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1:	ELECTION OF DIRECTORS

At the 2010 Annual Meeting, the terms of four directors will expire: those of Thomas D. Bell, Jr., Alston D. Correll, Landon Hilliard and Burton M. Joyce. At its meeting held on January 25, 2010, the Board of Directors amended our Bylaws to increase the number of directors from eleven to twelve and elected Thomas D. Bell, Jr., to fill the resulting vacancy at the recommendation of the Governance and Nominating Committee. Under Virginia law, the term of a director elected by the Board to fill a vacancy expires at the next stockholders’ meeting at which directors are elected.

Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the election of Messrs. Bell, Correll, Hilliard and Joyce as directors for three-year terms that begin at the 2010 Annual Meeting and continue until the 2013 Annual Meeting of stockholders or until the election and qualification of their respective successors or their earlier removal or resignation.

If any nominee becomes unable to serve, your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

One nominee for election at this meeting, Thomas D. Bell, Jr., previously has not been elected by the stockholders of Norfolk Southern. Mr. Bell was recommended by a third-party director search firm retained by the Governance and Nominating Committee during 2009 and 2010. Norfolk Southern paid a fee to the firm on behalf of the Governance and Nominating Committee to identify, evaluate and recommend potential candidates for election to the Board of Directors.

So that you have information concerning the independence of the process by which our Board of Directors selected the nominees and directors whose terms will continue after the 2010 Annual Meeting, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

Vote Required to Elect a Director: Under Virginia law and under our Restated Articles of Incorporation, directors are elected at a meeting, so long as a quorum for the meeting exists, by a plurality of the votes cast by the shares entitled to be voted in the election. Abstentions or shares that are not voted are not counted as cast for this purpose. However, pursuant to our Bylaws, in uncontested elections of directors, such as this election, any nominee for director who receives a greater number of “against” votes than votes “for” his or her election must tender his or her resignation to the Board of Directors for consideration by our Governance and Nominating Committee. Abstentions or shares that are not voted are not counted for purposes of this majority voting provision.

Additional information on the “Areas of Expertise” for directors and nominees can be found on page 31 of this proxy statement under “Qualifications of Directors and Nominees.”

Nominees—for terms expiring in 2013

Thomas D. Bell, Jr. Atlanta, Georgia	Independent Director since 2010 Areas of Expertise CEO/Senior Officer Governance/Board Governmental Relations Human Resources/ Compensation Marketing Strategic Planning	Mr. Bell, 60, is the Chairman of SecurAmerica LLC, a provider of contract security services, and Vice Chairman and Partner of Goddard Investment Group, a commercial real estate investment group. He served as Chairman and Chief Executive Officer of Cousins Properties, Inc., from 2006 through 2009. He is also a director of Regal Entertainment Group and AGL Resources. Mr. Bell has previously served as a director of Cousins Properties, Inc., Credit Suisse First Boston, Credit Suisse Group and Lincoln Financial Group.

Alston D. Correll Atlanta, Georgia	Independent Director since 2000 Areas of Expertise CEO/Senior Officer Environmental/Safety Finance/Accounting Governance/Board Human Resources/ Compensation Marketing Strategic Planning Transportation	Mr. Correll, 68, has been Chairman of Atlanta Equity Investors, LLC since September 2007. He retired as Chairman and Chief Executive Officer of Georgia-Pacific Corporation, a manufacturer and distributor of tissue, pulp, paper, packaging, building products and related chemicals, in January 2006, a position he had held since 1993. He is also a director of SunTrust Banks, Inc. and Mirant Corporation. Mr. Correll has previously served as a director of Georgia-Pacific Corporation.

Landon Hilliard Oyster Bay Cove, New York	Independent Director since 1992 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Human Resources/ Compensation Strategic Planning	Mr. Hilliard, 70, has been a partner of Brown Brothers Harriman & Co., a private bank in New York City, since 1979. He is also a director of Owens Corning, Western World Insurance Group Inc. and Russell Reynolds Associates, Inc.

Burton M. Joyce Gulfport, Florida	Independent Director since 2003 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Human Resources/ Compensation Strategic Planning	Mr. Joyce, 68, joined the Board of Directors of IPSCO Inc., a leading steel producer, in 1992, and served as Chairman from 2000 to 2007. Mr. Joyce previously served as Vice Chairman, President and Chief Executive Officer of Terra Industries, Inc. Mr. Joyce is also a director of Chemtura, Inc. Mr. Joyce has previously served as a director of IPSCO Inc., Hercules Inc. and Terra Industries.

Continuing Directors—those whose terms expire in 2011

Gerald L. Baliles Charlottesville, Virginia	Independent Director since 1990 Areas of Expertise CEO/Senior Officer Governance/Board Governmental Relations Human Resources/ Compensation Strategic Planning Transportation	Mr. Baliles, 69, has been Director of the Miller Center of Public Affairs at the University of Virginia since April 2006. Mr. Baliles was a partner in the law firm of Hunton & Williams, a business law firm with offices in several major U. S. cities and international offices, from 1990 until his retirement in March 2006. He is former Governor and Attorney General of Virginia. Mr. Baliles serves as a director of Altria Group, Inc.

Gene R. Carter Spotsylvania, Virginia	Independent Director since 1992 Areas of Expertise CEO/Senior Officer Governance/Board Governmental Relations Human Resources/ Compensation Strategic Planning	Mr. Carter, 70, has been Executive Director and Chief Executive Officer of the Association for Supervision and Curriculum Development, one of the world’s largest international education associations, since March 2000, and previously was Executive Director of that organization.

Karen N. Horn Lyme, Connecticut	Independent Director since 2008 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Human Resources/ Compensation Strategic Planning	Ms. Horn, 66, has been a partner with Brock Capital Group since 2003. Ms. Horn served as president of Private Client Services and managing director of Marsh, Inc., a subsidiary of MMC, from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking, Bankers Trust Company; chair and chief executive officer of Bank One, Cleveland, N.A.; president of the Federal Reserve Bank of Cleveland; treasurer of Bell Telephone Company of Pennsylvania; and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds, Simon Property Group, Inc., and Eli Lilly and Company and as Vice Chairman of the U.S. Russia Foundation. Ms. Horn has previously served as a director of Georgia-Pacific Corporation and Fannie Mae.

J. Paul Reason Chesapeake Beach, Maryland	Independent Director since 2002 Areas of Expertise CEO/Senior Officer Governance/Board Governmental Relations Human Resources/ Compensation Information Technology Strategic Planning	Admiral Reason, 68, served as Vice Chairman and previously as President and COO of Metro Machine Corp., an employee-owned ship repair company that operates shipyards in Norfolk, Virginia and Philadelphia and Erie, Pennsylvania, from 2000 to 2006. Admiral Reason was Vice President for Ship Systems at SYNTEK Technologies, Inc., from the end of his naval service in 1999 until 2000. From 1996 until 1999 he served as Commander in Chief of the US Atlantic Fleet. Admiral Reason serves as a director of Amgen, Inc. and Todd Shipyards, Inc. He is also Chair of the ORAU Foundation, a member of the Oak Ridge Associated Universities Board, a member of the National War Powers Commission and a member of the Naval Studies Board of the National Academies. Admiral Reason has previously served as a director of Walmart Stores, Inc.

Continuing Directors—those whose terms expire in 2012

Daniel A. Carp Naples, Florida	Independent Director since 2006 Areas of Expertise CEO/Senior Officer Governance/Board Human Resources/ Compensation Information Technology Strategic Planning Transportation	Mr. Carp, 61, served as Chairman of the Board and Chief Executive Officer of Eastman Kodak Company from 2000 to 2005, having previously served as President and Chief Operating Officer and as a director of Eastman Kodak. He retired from Kodak at the end of 2005. He is non-executive Chairman of the Board of Delta Air Lines, Inc. and is also a director of Texas Instruments Incorporated. Mr. Carp has previously served as a director of Liz Claiborne, Inc.

Steven F. Leer St. Louis, Missouri	Independent Director since 1999 Areas of Expertise CEO/Senior Officer Environmental/Safety Governance/Board Human Resources/ Compensation Marketing Strategic Planning Transportation	Mr. Leer, 57, has been Chief Executive Officer and a director of Arch Coal, Inc., a company engaged in coal mining and related businesses, since 1992, and became Chairman of the Board in December 2006. He is also a director of USG Corporation.

Michael D. Lockhart Rembert, South Carolina	Independent Director since 2008 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Marketing Strategic Planning Transportation	Mr. Lockhart, 60, served as Chairman of the Board, President and Chief Executive Officer of Armstrong World Industries, Inc. and its predecessor, Armstrong Holdings, Inc. from 2000 until his retirement February 2010. Mr. Lockhart previously served as Chairman and Chief Executive Officer of General Signal, a diversified manufacturer, from September 1995 until it was acquired in 1998. He joined General Signal as President and Chief Operating Officer in 1994. From 1981 until 1994, Mr. Lockhart worked for General Electric Company in various executive capacities in GE Capital, GE Transportation, and GE Aircraft Engines. Mr. Lockhart has previously served as a director of Armstrong World Industries, Inc.

Charles W. Moorman, IV Virginia Beach, Virginia	Director since 2005 Areas of Expertise CEO/Senior Officer Environmental/Safety Governance/Board Governmental Relations Information Technology Strategic Planning Transportation	Mr. Moorman, 58, has been Chairman of Norfolk Southern since February 2006, Chief Executive Officer since November 2005 and President since October 2004. Prior thereto he served as Senior Vice President Corporate Planning and Services from December 2003 to October 2004, Senior Vice President Corporate Services from February 2003 to December 2003 and President Thoroughbred Technology and Telecommunications, Inc. from 1999 to November 2004.

ITEM 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on January 25, 2010, the Audit Committee of the Board of Directors appointed the firm of KPMG LLP (“KPMG”), independent registered public accounting firm, to perform for 2010 the integrated audit of our consolidated financial statements and internal control over financial reporting. KPMG and its predecessors have acted as our auditors (and for one of our predecessor companies, Norfolk and Western Railway Company) since 1969.

For the years ended December 31, 2009, and December 31, 2008, KPMG billed us for the following services:

	2009	2008
Audit Fees[1]	$2,249,000	$2,287,000
Audit-Related Fees[2]	$141,034	$125,900
Tax Fees	0	$0
All Other Fees	0	$0

1Audit Fees include fees for professional services performed by KPMG for the audit of our annual financial statements and internal control over financial reporting (integrated audit), the review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2Audit-Related Fees principally include fees for audit-related tax services, employee benefit plan audits and audits of subsidiaries and affiliates.

The Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services to be provided. KPMG rendered only audit and audit-related services to us in 2008 and 2009, and the Audit Committee adopted a general practice beginning in 2007 to engage KPMG to provide only audit and audit-related services. The Audit Committee considers and approves at each January meeting anticipated services to be provided during the year, as well as the projected fees for those services. The Audit Committee considers and pre-approves additional services and fees as needed at each meeting. The Audit Committee has delegated authority to its Chair to pre-approve services between meetings, provided that the Chair reports any such pre-approval to the Audit Committee at its next meeting. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of KPMG. All services rendered to us by KPMG in 2008 and 2009 were pre-approved in accordance with these procedures.

Representatives of KPMG are expected to be present at the 2010 Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

The Audit Committee recommends, and the Board of Directors concurs, that stockholders vote FOR the proposal to ratify the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2010, even though such stockholder approval is not legally required.

Vote Required to Ratify Appointment: Under Virginia law and under our Restated Articles of Incorporation, actions such as the ratification of the appointment of auditors are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted are not “cast” for this purpose. You should note that brokers have the authority to vote their customers’ shares on the ratification of the appointment of KPMG as our independent registered public accounting firm even if they do not receive instructions as to how to vote on the matter.

ITEM 3:	APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

The Board of Directors at its meeting on January 26, 2010, voted to recommend that the stockholders of the Corporation approve an amendment to the Articles of Incorporation to eliminate the Corporation’s classified Board structure. Subject to stockholder approval of this amendment to the Articles, at this same meeting the Board amended the Bylaws of the Corporation to reflect a declassified Board structure. In accordance with Virginia law, changes to the Corporation’s Articles of Incorporation such as declassification of the Board of Directors require the approval of the Corporation’s stockholders.

Article V of the Corporation’s current Restated Articles of Incorporation divides the Corporation’s directors into three classes to be elected for staggered three-year terms. At each Annual Meeting the Corporation’s stockholders have the ability to elect directors constituting approximately one-third of the Board.

If the Corporation’s stockholders approve this proposed amendment to the Articles of Incorporation, directors who were elected to serve three year terms prior to this amendment and directors elected at this Annual Meeting to serve three year terms will continue to serve until the end of their terms, or their earlier removal or resignation. At the 2011 Annual Meeting of Stockholders the Board will nominate director candidates for one-year terms to fill vacancies as of that date. If the stockholders of the Corporation approve this amendment, beginning at the 2013 Annual Meeting the entire Board will be elected annually.

Reasons for Declassification

The Board of Directors considered the advantages and disadvantages of the current classified structure and determined that declassification of the Board is in the best interests of the Corporation and its stockholders.

Many public corporations have classified boards, intended to provide continuity among the companies’ directors and to encourage the independence and long-term focus of directors, reasoning that directors serving longer terms are less subject to outside influence. Classified boards are also designed to reduce the company’s vulnerability to a coercive takeover, making it more likely that a potential acquirer will initiate discussions with the existing board since it cannot replace all directors in a single election cycle.

However, classified board structures have come to be viewed as a negative governance practice due to the perception that directors elected to staggered multi-year terms are less accountable to stockholders. Director elections are the primary means for stockholders to express their views on the performance of individual directors, and a classified board structure affords shareholders this opportunity only once every three years for each director. A declassified board of directors has become a corporate governance “best practice.”

Effectiveness of the Proposed Amendment

If the stockholders of the Corporation vote to approve the proposed amendment to the Articles of Incorporation, the amendment will become effective upon the filing of Articles of Amendment with the Virginia State Corporation Commission. The Corporation would make that filing shortly following the Annual Meeting of Stockholders. If the Corporation’s stockholders do not approve the proposed amendment, the Board of Directors will remain classified.

Approval of the proposal will result in amendment of Article V of the Corporation’s Restated Articles of Incorporation as discussed in this Item. A copy of Article V, as it is proposed to be amended, is included as Appendix B to this proxy statement.

Vote Required to Ratify Appointment: Under Virginia law and under our Restated Articles of Incorporation, actions such as the proposal to declassify the Board of Directors are approved, so long as a quorum for the meeting exists, if a majority of shares entitled to vote are cast in favor of the proposal. Abstentions or shares that are not voted are not affirmative votes and therefore will have the same effect as a negative vote for this purpose. You should note that brokers have the authority to vote their customers’ shares on this proposal even if they do not receive instructions as to how to vote on the matter.

ITEM 4:	APPROVAL OF NORFOLK SOUTHERN CORPORATION LONG-TERM INCENTIVE PLAN, AS AMENDED (“AMENDED LTIP”)

Subject to stockholder approval at this meeting, the Board of Directors (“Board”) at its meeting on January 26, 2010, adopted certain amendments to the Norfolk Southern Corporation Long-Term Incentive Plan (“Amended LTIP”), as more fully described herein.

A copy of the Amended LTIP has been filed on the EDGAR database of the Securities and Exchange Commission (“SEC”) as Appendix C to this proxy statement. The EDGAR filing can be accessed at www.sec.gov or on the Corporation’s web site, www.nscorp.com in the “Investors” section, “Financial Reports” subsection under “SEC Filings.” In addition, stockholders who wish to request a paper copy of the Amended LTIP may contact: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

The summary of the Amended LTIP set forth below describes only the material features of the plan. The Amended LTIP is available to stockholders, as noted above, and stockholders should reference the plan document as needed for other plan provisions and to clarify any part of this summary. Capitalized terms used in the summary have the meanings attributed to them in the Amended LTIP.

Background to, and Purpose of, the Amended LTIP

Established on June 28, 1983, and last approved by the stockholders at their Annual Meeting on May 12, 2005, the Norfolk Southern Corporation Long-Term Incentive Plan (“LTIP”) was adopted to promote the success of the Corporation by providing an opportunity for non-employee directors, officers and other key employees to acquire an ownership interest in the Corporation and provide alignment of interest with shareholders of the Corporation. We believe that this ownership interest will provide participants with an additional incentive to devote their maximum efforts and skills to the advancement of the Corporation. The LTIP also helps the Corporation remain competitive in its ability to attract and retain qualified personnel. See the Compensation Discussion and Analysis section contained in this proxy statement for information regarding our executive compensation strategy, including additional information about the LTIP provided under the heading Long-Term Incentive Awards on page 49 of this proxy statement.

The Amended LTIP permits the grant of Non-qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (settled in cash or in shares of Common Stock as Exercise Gain Shares), Restricted Shares, Restricted Stock Units (settled in cash or in shares of Common Stock as Restricted Stock Unit Shares), and Performance Share Units (settled in cash or in shares of Common Stock as Performance Shares).

The following paragraphs summarize the material terms of the Amended LTIP, including the proposed material changes made in the Amended LTIP. The summary is qualified in its entirety by reference to the full text of the Amended LTIP.

Summary of Proposed Material Changes

Our Board of Directors approved the Amended LTIP on January 26, 2010, subject to stockholder approval at this meeting. The proposed material changes to the Amended LTIP are:

(1) Shares Available—Under LTIP, last approved by stockholders at their 2005 Annual Meeting, a total of 2,440,782 shares of the Corporation’s authorized but unissued Common Stock remained available for future grants to non-employee directors, officers and key employees, all of which remained available to be awarded as Restricted Shares, Performance Shares or Restricted Stock Unit Shares, as of February 1, 2010.

Under the Amended LTIP, an additional 8.1 million shares of the Corporation’s stock are approved for issuance as of May 13, 2010. The Amended LTIP eliminates the limit on the total number of Restricted Shares, Performance Shares or Restricted Stock Unit Shares that could be awarded under LTIP. Instead, the Amended LTIP adopts a fungible share reserve ratio so that, for awards granted after the date of the stockholders 2010 Annual Meeting, the number of shares remaining available for issuance under the Amended LTIP will be reduced (i) by 1 for each Award granted as an option or Stock-Settled Stock Appreciation Right, or (ii) by 1.61 for each Award made in a form other than an Option or Stock-Settled Stock Appreciation Right (i.e., for Awards of Restricted Shares, Restricted Stock Units, or Performance Share Units and other full value awards).

Under the Amended LTIP, shares shall, to the extent of any forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. The Amended LTIP uses the same ratios for reinstatement of shares of Common Stock subject to an Award that are forfeited. Thus, if a stock-based Award made in the form other than an Option or a Stock Appreciation Right and granted after May 13, 2010 is forfeited, then 1.61 shares will again be available for Awards under the Plan for every one share or unit forfeited. However, the Amended LTIP prohibits the following shares from ever being made available again under the plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right or Option; (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares of Common Stock repurchased on the open market with proceeds of an Option exercise.

The Amended LTIP reduces the maximum Award of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units and Performance Shares that can be made to a Participant in one year from 1.5 million to 1 million shares of Common Stock.

(2) Minimum Vesting Period—The LTIP previously gave the Committee discretion whether to impose a Restriction Period on Restricted Shares and Restricted Stock Units and did not specify a minimum time period for a Performance Cycle. The Amended LTIP requires that the Committee impose a minimum Restriction Period of three years for grants of Restricted Shares and Restricted Stock Units and a minimum Performance Cycle of one year for Performance Share Units.

(3) Expanded Repricing Prohibitions—The Amended LTIP specifies that an Option may not be cancelled in exchange for cash or another Award and specifically prohibits the repricing of Stock Appreciation Rights without stockholder approval.

(4) Eliminate Tax Absorption Payments—The Amended LTIP eliminates the Committee’s discretion to award tax absorption payments on Awards that are subject to a Retention Agreement.

(5) Payment of Dividend Equivalents—Under the Amended LTIP, immediate Dividend Equivalents may not be paid on Awards that are subject to Performance Goals. If deferred Dividend Equivalents are authorized on Awards subject to Performance Goals, then they may be paid only to the extent that the Performance Goals are achieved. The amendment clarifies that Dividend Equivalents are payable on Stock Appreciation Rights.

(6) Compliance With Code Section 162(m)—Section 162(m) of the Internal Revenue Code (“Code”) may limit in any given year the Corporation’s right to deduct all or a portion of the incentive compensation paid to the top five “Covered Employees,” as defined in Code Section 162(m). However, performance-based compensation, as defined in Code Section 162(m) is not subject to the limitation on deductibility. Stockholder approval of the Amended LTIP is intended to assure that the plan can provide Participants with “performance-based” compensation, fully deductible under current tax laws and regulations. However, the Corporation reserves the right to pay compensation under the Amended LTIP that does not qualify as “performance-based” compensation as circumstances may warrant, as described under the heading Impact of the Tax Treatment of Awards on Norfolk Southern’s Compensation Policies on page 52 of this proxy statement.

(7) Other Amendments—The Amended LTIP makes other changes to the plan that are described in the summary that appears below.

Summary of the Important Features of the Amended LTIP

Administration

The Amended LTIP can be administered by the Compensation Committee, the Performance-Based Compensation Committee, or any other committee of the Corporation’s Board of Directors authorized to grant awards under the Amended LTIP (the “Committee”). The Performance-Based Compensation Committee must be composed solely of two or more outside directors (as defined under Code Section 162(m) and applicable regulations thereunder). The Committee has the sole discretion, except as may be delegated to the Corporation’s chief executive officer as provided in this paragraph, to interpret the Amended LTIP; to select the officers, key employees and non-employee directors who shall participate in the Amended LTIP; to determine the type, size, terms and conditions of Awards under the Amended LTIP; to authorize the grant of such Awards; and to adopt, amend and rescind rules relating to the Amended LTIP. The Committee in its sole discretion may delegate authority to the Corporation’s chief executive officer to select the officers and key employees who participate in the Amended LTIP (provided, however, that only the Committee shall grant Awards to the chief executive officer and Executive Officers); to determine the type, size, terms and conditions of Awards under the Amended LTIP; and to authorize the grant of such Awards.

The Amended LTIP permits the Committee to authorize the exchange of a new Award for one that currently is outstanding only in the event of a merger or consolidation of the Corporation, and only to the extent such exchange is permissible under Code Section 409A.

Eligibility

Officers and other key employees of the Corporation or its subsidiaries residing in the United States or Canada, and non-employee directors of the Corporation, are eligible for selection by the Committee to participate in the Amended LTIP. As of February 1, 2010, there were 11 non-employee directors, 9 officers designated as executive officers (“Executive Officers”) by the Corporation’s Board of Directors, and 319 officers (other than Executive Officers) and key employees who were eligible for selection by the Committee to participate in the Amended LTIP.

Incentive Stock Options

The Committee may authorize the grant of Incentive Stock Options, as defined under Internal Revenue Code Section 422, as amended, which are subject to the following terms and conditions: (1) the option price per share will be determined by the Committee but will not, in any event, be less than the greater of (i) 100% of the Fair Market Value of the Common Stock on the date the Option is granted, or (ii) the price at which the Corporation’s Common Stock was last sold in the principal United States market for such Common Stock on the Award Date; (2) the term of the Option will be fixed by the Committee but will not, in any event, exceed ten years from the date the Option is granted; (3) Options may be exercised during the lifetime of the Optionee, and following his death only by the Optionee’s Beneficiary (or, if the Beneficiary dies after the Optionee, but before the Option is exercised and before such rights expire, by the Beneficiary’s estate) but otherwise Options may not be assigned or alienated; (4) Options will not be exercisable before one year after the date of grant, or such longer period as the Committee may determine; (5) the purchase price of Common Stock upon exercise of an Option will be paid in full to the Corporation at the time of the exercise of the Option in cash, or at the discretion of the Committee, by surrender to the Corporation of shares of previously acquired Common Stock which have been held by the Optionee for at least six months next preceding the date of exercise and which will be valued at Fair Market Value on the date of the Option exercise; and (6) an Option will expire upon the earliest of (i) the expiration of the term for which it was granted, (ii) for an Optionee whose employment is terminated due to Retirement, Disability or death, the expiration of the term for which it was granted (except as otherwise provided by the Committee in the Award Agreement), (iii) the last day of active service of an Optionee whose employment is terminated for any reason other than Retirement, Disability or death, (iv) the last day of employment of an Optionee who is granted a leave of absence if the Optionee’s employment terminates at any time during or at the end of the leave of absence, or (v) in connection with the merger or consolidation of the Corporation, the date of grant of a new Award to replace the Option.

Non-qualified Stock Options

The Committee may authorize the grant of Non-qualified Stock Options subject to the same terms, conditions and restrictions previously set forth for Incentive Stock Options.

Stock Appreciation Rights

The Committee may grant a Stock Appreciation Right (“SAR”) in tandem with an Option, or portion thereof, or on a stand alone basis. If granted in connection with an Option, the SAR can be exercised at such times, to such extent, and by such persons as the Option to which it relates. If granted on a stand alone basis, the SAR can be exercised as specified in the Award Agreement, at a price of not less than 100% of the fair market value on the grant date and during a term that may not exceed 10 years from the grant date. The Committee may provide that the SAR will be settled in cash (“Cash-Settled SAR”) or in shares of the Corporation’s Common Stock (“Stock-Settled SAR”).

If granted in tandem with an Option, each Stock-Settled SAR will entitle the Optionee to surrender to the Corporation, unexercised, the related Option, or any portion thereof, and to receive in exchange therefore Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of one share of Common Stock exceeds the option price per share of the related Option, multiplied by the number of shares covered by the related Option, or portion thereof, being surrendered. If granted on a stand alone basis, each Stock-Settled SAR will entitle the Participant to receive Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the date of exercise equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Fair Market Value of a share of Common Stock on the date of grant multiplied by the number of Stock-Settled SARs surrendered for settlement.

Upon exercise of a Cash-Settled SAR granted on a stand alone basis, a Participant shall be entitled to receive cash equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Fair Market Value on the grant date multiplied by the number of Cash-Settled SARs surrendered. Upon exercise of a Cash-Settled SAR granted in tandem with an Option, a Participant shall be entitled to receive cash equal to the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Option price per share of the related Option, multiplied by the number of shares covered by the related Option, or portion thereof surrendered for settlement.

A SAR granted in connection with an Incentive Stock Option cannot, in any event, be exercised on any date on which the Fair Market Value of a share of Common Stock is less than or equal to the Option price per share under the related Incentive Stock Option. A SAR shall expire upon the expiration of the related Option or on the date set forth in the Award Agreement.

Restricted Shares and Restricted Stock Units

The Committee may authorize the grant of Restricted Shares or Restricted Stock Units to a Participant. Under the Amended LTIP, such shares will be restricted for a period of not less than 36 months and not more than 60 months, as determined by the Committee.

A Participant who receives an Award of Restricted Shares will be entitled to beneficial ownership of the Restricted Shares during the Restriction Period, including the right to receive dividends and the right to vote the shares. However, until Restriction Period lapses, the Participant will not be entitled to certificates representing the Restricted Shares. In addition, until the Restriction Period lapses, the Participant will not be able to sell, transfer, assign, pledge or otherwise dispose of the shares, and any such shares held through direct registration or in a brokerage account will be blocked from sale or transfer.

The Committee also may authorize the grant of Restricted Stock Units to a Participant, payable in cash or in shares of Common Stock (“Restricted Stock Unit Shares”) within 30 days following the later of the end of the Restriction Period or any Retention Agreement applicable to such Units. During the Restriction Period, a Participant will have no beneficial ownership interest in the Common Stock represented by the Units and have no right to vote the shares represented by the Units or to receive dividends (except for Dividend Equivalents which may be awarded by the Committee on Units that are not subject to Performance Goals).

As described below, the Committee in its sole discretion will determine, at the time an Award is granted, whether a Participant’s entitlement to Restricted Shares or Restricted Stock Units is subject to achievement of specified Performance Goal(s) and whether the Restriction Period is subject to early termination upon achievement of a specified Performance Goal(s). Restricted Shares and Restricted Stock Units will be forfeited to the extent Performance Goals are not achieved.

Restricted Shares and Restricted Stock Units will be forfeited immediately if the Participant leaves the continuous employment of the Corporation before the end of the Restriction Period (or if the Participant is a non-employee director, if the non-employee director leaves such position), unless such Participant’s employment is terminated by reason of Retirement, Disability or death. The Committee, in its sole discretion, may waive any or all restrictions with respect to Restricted Shares and Restricted Stock Units awarded under the Amended LTIP. If the restrictions are waived, settlement of any Restricted Stock Units will occur (i) on the same settlement date as would have applied absent a waiver of restrictions, if no Performance Goals were imposed, or (ii) within two and one half months after the end of the year in which all restrictions are either waived or satisfied, if Performance Goals were imposed.

Performance Shares

The Committee may authorize the grant of Performance Share Units (“PSUs”) which entitle the Participant to receive shares of Common Stock (Performance Shares) or cash or any combination of Performance Shares and cash, as may be determined from time to time in the sole discretion of the Committee, upon achievement of Performance Goals over the period of time designated by the Committee over which PSUs may be earned out (Performance Cycle). As described in the next section, the Committee has the authority to select Performance Criteria, establish the Performance Goals for such criteria, to weight such criteria, and to determine the length of the Performance Period over which the selected Performance Goals shall apply. If the Committee determines that such goals have been met, it will authorize the issuance of Performance Shares to the Participant subject to the provisions of any required Retention Agreement. PSUs will be forfeited to the extent Performance Goals are not achieved.

If a Participant’s employment with the Corporation or a Subsidiary Company is terminated before the end of the Performance Cycle for any reason other than Retirement, Disability or death, the Participant shall forfeit all rights with respect to any PSUs that were being earned out during the Performance Cycle.

Performance Criteria Applicable to Performance Share Units, Restricted Shares and Restricted Stock Units

For Performance Share Units and for Restricted Shares and/or Restricted Stock Units subject to Performance Goals, the Committee must select from among the following Performance Criterion or any combination thereof, applied on a corporate, division or department level:

Earnings measures (including net income, earnings per share, income from continuing operations, income before income taxes, income from railway operations); return measures (including net income divided by total assets, return on shareholder equity, return on average invested capital); cash flow measures (including operating cash flow, free cash flow); productivity measures (including total operating expense per thousand gross ton miles or revenue ton miles, total operating revenue per employee, total operating expense per employee, gross ton miles or revenue ton miles per employee, carloads per employee, revenue ton miles per mile of road operated, total operating expense per carload, revenue ton miles per carload, gross ton miles or revenue ton miles per train hour, percent of loaded-to-total car miles); fair market value of shares of the Corporation’s Common Stock; revenue measures; expense measures; operating ratio measures; customer satisfaction measures; working capital measures; cost control measures; total shareholder return measures; and safety measures.

The Committee will set the Performance Goals and assign selected Performance Criteria Weighting Percentages to each selected criterion or combination thereof.

The Committee will determine the length of the Performance Period and/or Restriction Period, if applicable, over which the selected Performance Goals apply and the percentage of each Performance Share Unit, Restricted Share and/or Restricted Stock Unit grant, if applicable, that will be earned at specific predetermined levels of achievement within each performance criterion.

For Restricted Shares and Restricted Stock Units, the Committee will determine whether a Participant’s entitlement to such award is subject to achievement of specified Performance Goal(s) and whether the Restriction Period is subject to early termination upon achievement of a specified Performance Goal(s). If an award of Restricted Shares or Restricted Stock Units is subject to the achievement of Performance Goals, or if the Restriction Period is subject to early termination upon achievement of a Performance Goal, then the Committee will select the Performance Criteria, Performance Goal and Performance Criteria Weighting Percentage to be imposed over the Restriction Period or applied to accelerate the termination of the Restriction Period, as applicable.

After the end of the Performance Cycle, the Committee will determine the extent to which the Performance Goals were achieved. In determining whether Performance Goals have been achieved, special charges, restructuring charges and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the percentage of Performance Goals achieved shall be excluded, and which would have the effect of increasing the percentage of Performance Goals achieved shall be included, unless the Committee in its discretion determines otherwise.

For Performance Shares and for performance-based Restricted Shares and Restricted Stock Units, the Committee may review the individual performance of the chief executive officer and other Executive Officers and, in its discretion, reduce the number of shares or cash deliverable to such Executive Officer upon expiration of the Performance Period or Restriction Period by between 0% and 100%, based on the individual’s performance. For Restricted Shares and Restricted Stock Units not subject to the achievement of Performance Goals, the Committee may review the individual performance of the chief executive officer and other Executive Officers and, in its discretion, adjust the number of shares or cash deliverable to such Executive Officer upon expiration of the Restriction Period by between 0% and 125%, based on the individual’s performance. For all Participants who are not Executive Officers, the Corporation’s chief executive officer may review the individual performance of a Participant and, in his discretion, adjust the number of shares or cash deliverable for Performance Shares, Restricted Shares or Restricted Stock Units to such Participant upon expiration of the Performance Period or Restriction Period by between 0% and 125%, based on the individual’s performance.

Retention Agreements

The Committee may require as a condition of a grant, exercise, settlement or payment for an Award of Restricted Stock Units that the Grantee enter into a Retention Agreement with the Corporation. The Retention Agreement shall provide that settlement of the Units for Restricted Stock Unit Shares or cash shall not occur until the occurrence of an event specified in the Retention Agreement.

In addition, the Committee may require as a condition of a grant, exercise, settlement or payment for an Award of Exercise Gain Shares, Performance Shares, Restricted Shares, or Restricted Stock Unit Shares that the Participant and Corporation enter into a Retention Agreement with respect to any portion of such Award. Any such Retention Agreement shall provide that (i) the certificate(s) representing any such Awards, when issued, shall be held by the Corporation, or (ii) that any such Award, when delivered by electronic delivery to a brokerage account established for the Participant’s benefit at a financial/brokerage firm selected by the Corporation or by direct registration and held in uncertificated form, shall not be permitted to be transferred or sold until the expiration of the Retention Agreement or waiver of the retention period by the Committee. Such shares generally cannot be sold, transferred, assigned, pledged, conveyed or otherwise disposed of by the Participant for 24 months (or for any longer period set by the Committee) following (i) the exercise date (in the case of Exercise Gain Share) or (ii) the date of issuance (in the case of Restricted Shares, Restricted Stock Unit Shares, or Performance Shares.)

Any retention period specified by a Retention Agreement ceases upon a Change in Control, except that such expiration shall not accelerate the settlement of any Restricted Stock Units in a manner that would violate Internal Revenue Code Section 409A. Generally, a Change in Control occurs if: (a) any person becomes the beneficial owner of 20% or more of the Corporation’s Common Stock, (b) any consolidation or merger occurs in which the Corporation is not the surviving corporation or any sale or lease of substantially all the Corporation’s assets occurs, or (c) within any period of two consecutive years the composition of the Board of Directors of the Corporation changes such that the directors in office at the beginning of the period (along with any new directors elected by at least two thirds of the incumbent directors) no longer constitute a majority of the Board. If the expiration of a Retention Agreement occasioned by a Change in Control, as more particularly defined in the Amended LTIP, results in the imposition of an excise tax on a Participant, the Corporation will pay the tax.

Dividend Equivalent Payments

The Committee may authorize the immediate payment of Dividend Equivalents on some or all shares of Common Stock covered by an Option or Stock Appreciation Right in an amount equal to, and commensurate with, dividends paid on the Corporation’s Common Stock. Dividend Equivalents on Options or SARs may be paid in cash or Common Stock, as specified in the Award Agreement.

The Committee may authorize the immediate or deferred payment of Dividend Equivalents on some or all of the shares of Common Stock covered by Restricted Stock Units that are not subject to Performance Goals. Deferred Dividend Equivalents are paid or forfeited when the underlying Award is paid or forfeited. Dividend Equivalents on Restricted Stock may be paid in cash or Common Stock, as specified in the Award Agreement.

The Committee may authorize the deferred payment of Dividend Equivalents on some or all of the shares of Common Stock covered by Performance Share Units, or by Restricted Share Units that are subject to Performance Goals. Deferred Dividend Equivalents that are paid on Awards subject to Performance Goals may be paid only to the extent that Performance Goals on the underlying Award are achieved. Deferred Dividend Equivalents are paid or forfeited when the underlying Award is paid or forfeited. Deferred Dividend Equivalents on PSUs, or on Restricted Share Units subject to Performance Goals, may be paid in cash, or converted to additional Performance Shares or Restricted Stock Unit Shares (as applicable), as specified in the Award Agreement.

Dividend Equivalents may not be paid during a Participant’s leave of absence.

Non-Compete Covenants

The Committee may require as a condition of a grant of any Award under the Plan that the Participant execute a non-compete, non-solicitation and confidentiality agreement. The Committee may further require, as a condition of any grant, exercise, settlement or payment with respect to any Award under the Plan that the Award shall be subject to immediate forfeiture if the Participant Engages in Competing Employment for a specified period of time following termination of employment.

Amendment or Termination

The Board of Directors may at any time further amend the Amended LTIP provided that no change in any Awards previously granted to a Participant can be made which would impair the rights of a Participant without that Participant’s consent and provided further that no alteration or amendment may be made without stockholder approval if such approval is necessary to comply with listing standards of the New York Stock Exchange, the requirements of any rule(s) promulgated under Section 16 of the Securities Exchange Act of 1934 or such other Federal or state laws or regulations as may be applicable. In addition, the Board may not, without stockholder approval, make any amendment that materially increases the benefits accruing to Participants under the Plan, materially increases the number of securities that may be issued under the Plan, or materially modifies the requirements for participation in the Plan.

Tax Status

Under current Federal income tax laws, the principal Federal tax consequences to Participants and the Corporation of the grant and exercise of Incentive Stock Options and Non-qualified Stock Options, pursuant to the provisions of the Amended LTIP, are summarized below:

Incentive Stock Options.    No income results to an Optionee upon the grant or exercise of an Incentive Stock Option, provided that (1) there is no disqualifying disposition of option stock within one year after the transfer of such option stock to the Optionee; and (2) the Optionee is an employee of the Corporation or a Subsidiary Company at all times during the period commencing on the date of grant and ending on the date three months (or twelve months in the case of an Optionee who is totally and permanently disabled) prior to the date of exercise. In the event of a disposition of option stock following the expiration of one year after the transfer of such stock to the Optionee, any gain or loss, equal to the difference between the amount realized upon such disposition and the option price, generally will be taxable as long-term capital gain or loss. In the event of a disqualifying disposition of option stock prior to the expiration of the one year holding period, the Optionee will recognize ordinary income equal to the excess of the Fair Market Value of the option stock at the time of exercise (or the amount realized upon such disposition, if less) over the option price. If the amount realized upon the disqualifying disposition exceeds the Fair Market Value of the option stock at the time of exercise, the excess will be taxable as short-term capital gain. If the amount realized upon the disqualifying disposition is less than the option price, the Optionee will not recognize the ordinary income and will recognize a short-term capital loss equal to the excess of the option price over the amount realized.

No deduction is allowable to the Corporation or any Subsidiary Company upon the grant or exercise of an Incentive Stock Option. In the event that an Optionee recognizes ordinary income as a result of a disqualifying disposition of the option stock, the Corporation or a Subsidiary Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Optionee.

Non-qualified Stock Options.    No income is recognized upon the grant of a Non-qualified Stock Option to an Optionee. The Optionee recognizes ordinary income upon exercise of the Non-qualified Stock Option equal to the excess of the Fair Market Value of the option stock on the date of exercise over the option price.

The Corporation or a Subsidiary Company generally will be entitled to a deduction equal to the ordinary income recognized by the Participant in the same taxable year in which the Participant recognizes ordinary income with respect to Non-qualified Stock Options.

Outstanding Awards as of February 1, 2010

As of February 1, 2010, there were:

•	4,294,200 full-value awards (performance share units and restricted stock units) outstanding under all of the Corporation’s equity compensation plans;

•	14,080,578 stock options outstanding under all of the Corporation’s equity compensation plans, with a weighted average exercise price of $34.31 and weighted average remaining term of 5.49 years;

•	2,440,782 shares remaining available for grant under the LTIP;

•	1,886,556 shares available for grant under the Norfolk Southern Corporation Thoroughbred Stock Option Plan (“TSOP”);[1]

•	27,000 shares available for grant under the Norfolk Southern Corporation Directors’ Restricted Stock Plan; and

•	369,655,129 shares of the Corporation’s Common Stock outstanding.

1TSOP permits the grant of options, with an option price of not less than 100% of the fair market value on the grant date and for a term that may not exceed 10 years from the grant date.

Equity Compensation Plan Information as of December 31, 2009

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by securities holders[1]	15,450,838	[3]	$31.59	[5]	4,136,591	[6]
Equity compensation plans not approved by security holders[2]	1,346,757	[4]	$37.63		2,175,356	[7]

Total	16,797,595				6,311,947

1The Long-Term Incentive Plan, excluding five million shares for broad-based issuance to non-officers.

2The Long-Term Incentive Plan’s five million shares for broad-based issuance to non-officers, the Thoroughbred Stock Option Plan and the Directors’ Restricted Stock Plan.

3Includes options, restricted stock units and performance share units granted under the Long-Term Incentive Plan that may be settled in shares of stock.

4Includes options granted under the Long-Term Incentive Plan on 421,706 shares for non-officers and options granted under the Thoroughbred Stock Option Plan.

5Calculated without regard to 3,608,755 outstanding restricted stock units and performance share units at December 31, 2009.

6Of the shares remaining available for grant under plans approved by stockholders, 4,007,418 are available for grant as restricted shares, performance shares or restricted stock unit shares under the Long-Term Incentive Plan.

7Of the shares remaining available for grant under plans not approved by stockholders, 30,000 are available for grant as restricted stock under the Directors’ Restricted Stock Plan.

Awards

As grants under the Amended LTIP are made solely in the discretion of the Committee, and, if properly delegated, the chief executive officer, it is not possible to determine the grants that will be made to our directors, officers or key employees if stockholder approval is obtained.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NORFOLK SOUTHERN CORPORATION LONG-TERM INCENTIVE PLAN, AS AMENDED.

Vote Required for Approval of the Amended LTIP: Under Virginia law, and under the Corporation’s Restated Articles of Incorporation and Bylaws, this proposal is approved, so long as a quorum for the proposal exists, if the votes cast favoring the action exceed the votes opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not “cast” for this purpose.

ITEM 5:	APPROVAL OF NORFOLK SOUTHERN CORPORATION EXECUTIVE MANAGEMENT INCENTIVE PLAN, AS AMENDED (“AMENDED EMIP”)

Subject to stockholder approval at this meeting, the Board of Directors (“Board”) at its meeting on January 26, 2010, adopted certain amendments to the Norfolk Southern Corporation Executive Management Incentive Plan (“Amended EMIP”), as more fully described herein.

A copy of the Amended EMIP has been filed on the EDGAR database of the Securities and Exchange Commission (“SEC”) as Appendix D to this proxy statement. The EDGAR filing can be accessed at www.sec.gov or on the Corporation’s web site, www.nscorp.com in the “Investors” section, “Financial Reports” subsection under “SEC Filings.” In addition, stockholders who wish to request a paper copy of the Amended EMIP may contact: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

The summary of the Amended EMIP set forth below describes only the material features of the plan. The Amended EMIP is available to stockholders, as noted above, and stockholders should reference the plan document as needed for other plan provisions and to clarify any part of this summary. Capitalized terms used in the summary have the meanings attributed to them in the Amended EMIP.

Purpose of EMIP and Certain Recent Amendments Thereto

Established on January 1, 1996, the Norfolk Southern Corporation Executive Management Incentive Plan (“EMIP”) was adopted to promote the success of the Corporation by providing an annual cash bonus opportunity to Board appointed officers with the rank of Vice President and above. The EMIP helps the Corporation remain competitive in its ability to attract and retain qualified personnel. See the Compensation Discussion and Analysis section that begins on page 43 of this proxy statement for information regarding our executive compensation strategy, including additional information about the annual cash bonus provided under EMIP.

On January 26, 2010, the Board approved the Amended EMIP, subject to stockholder approval at this meeting, primarily to (1) adopt a “clawback” provision, and (2) to qualify bonus payments under the Amended EMIP as performance-based compensation for purposes of Code Section 162(m).

(1) Clawback Provision—The Amended EMIP provides that the Board of Directors may require reimbursement of all or any portion of an excess bonus that was paid to a participant if financial results are restated due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws and if the excess bonus was distributed within three years of the date of the restatement was disclosed. The excess bonus is the difference between the bonus paid to the individual and the bonus that would have been paid if calculated using the restated financial statements. The Corporation is not required to award an additional bonus to participants if restated financial results would result in a higher bonus payment. The Amended EMIP further provides that a bonus may also be recouped as necessary to comply with the law.

(2) Compliance With Code Section 162(m)—Code Section 162(m) may limit in any given year the Corporation’s right to deduct all or a portion of the incentive compensation paid to the top five

“Covered Employees,” as defined in Code Section 162(m). However, “performance-based” compensation, as defined in Code Section 162(m), is not subject to the limitation on deductibility. Stockholder approval of the Amended EMIP is intended to assure that the plan can provide participants with “performance-based” compensation, fully deductible under current tax laws and regulations. However, the Corporation reserves the right to pay compensation under the Amended EMIP that does not qualify as “performance-based” compensation as circumstances may warrant, as described under the heading Impact of the Tax Treatment of Awards on Norfolk Southern’s Compensation Policies on page 52 of this proxy statement.

Summary of Important Features of the Amended EMIP

The following paragraphs summarize the material terms of the Amended EMIP, including the Amended EMIP’s provisions regarding administration, eligibility, establishment and payment of bonus awards, individual performance adjustments, amendment and termination of the Amended EMIP, and the benefits under the Amended EMIP. The summary is qualified in its entirety by reference to the full text of the Amended EMIP.

Administration

The Amended EMIP can be administered by the Compensation Committee, the Performance-Based Compensation Committee, or any other committee of the Corporation’s Board of Directors authorized to grant awards under the plan (the “Committee”). The Performance-Based Compensation Committee must be composed solely of two or more outside directors (as defined under Code Section 162(m) and applicable regulations thereunder). The Committee has the sole discretion, subject to certain limitations, to interpret the Amended EMIP; to select eligible officers for participation; to determine the bonus levels under the Amended EMIP; to select performance criteria from the list specified in the plan and weigh the selected performance criteria; to set performance goals; and to adopt, amend and rescind rules relating to the Amended EMIP.

Eligibility

Board-elected officers at the level of Vice President and above are eligible to be selected by the Committee for participation in the plan. As of February 1, 2010, there were 30 Board-elected officers at the level of Vice President and above eligible to participate in the plan.

Establishment of Incentive Groups, Bonus Levels, and Performance Standards

Within the first ninety (90) days of an incentive year, the Committee establishes incentive groups and sets the bonus level for each incentive group. The bonus level is set as a percentage of a participant’s incentive-year salary. Each incentive year, the Committee selects one or more performance criteria and establishes performance goals for the selected criteria.

The Committee has the authority to select from among the following performance criteria or any combination thereof:

Earnings measures (including net income, earnings per share, income from continuing operations, income before income taxes, income from railway operations); return measures (including net income divided by total assets, return on shareholder equity, return on average invested capital); cash flow measures (including operating cash flow, free cash flow); productivity measures (including total operating expense per thousand gross ton miles or revenue ton miles, total operating revenue per employee, total operating expense per employee, gross ton miles or revenue ton miles per employee, carloads per employee, revenue ton miles per mile of road operated, total operating expense per carload, revenue ton miles per carload, gross ton miles or revenue ton miles per train hour, percent of loaded-to-total car miles); fair market value of shares of the Corporation’s Common Stock; revenue measures; expense measures; operating ratio measures; customer satisfaction measures; working capital measures; cost control measures; economic value added measures; and safety measures.

The Committee has discretion to apply performance criteria on a corporate, division or department level and to assign weights to each selected performance criterion or any combination thereof. The Committee may establish performance goals for the performance criteria it selects either solely with respect to the Corporation’s performance or by comparison to a published market or industry index.

Payment of Bonus Awards

At the end of each incentive year, the Committee certifies in writing the extent to which the established performance goals have been achieved for the incentive year and determines the Corporate Performance Factor based upon the Corporation’s performance with respect to that incentive year’s goals. A participant’s bonus is equal to the Corporate Performance Factor for the incentive year multiplied by the applicable bonus level and by his or her salary for the incentive year.

In determining the Corporate Performance Factor, special charges and restructuring charges, and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the Corporate Performance Factor will be excluded, and which would have the effect of increasing the Corporate Performance Factor will be included, unless the Committee in its discretion determines otherwise.

Participants may elect to defer all or a portion of awards under the Amended EMIP to the Corporation’s Executives’ Deferred Compensation Plan (“EDCP”) in increments of 25%, and such deferral elections must be made at least six months prior to the end of the incentive year. In accordance with the prior election of a participant, bonus payments will either (1) be paid 100% in cash on or before March 1 of the year following the incentive year, or (2) be credited to the EDCP with the non-deferred portion of the bonus, if any, paid in cash to the participant on or before March 2 of the year following the incentive year.

Individual Performance Adjustments

The Amended EMIP provides that the Committee may reduce the bonus payment of the top five Covered Employees between 0% and 100%, based on individual performance. For all other participants, the Amended EMIP provides that the chief executive officer may, at his discretion, increase or decrease the bonus award of any such participant between 0% and 125%.

Clawback Provision

A participant may have to repay benefits paid under the Amended EMIP, as described above in Clawback Provision.

Amendment or Termination

The Amended EMIP will be effective the date the plan is approved by stockholders. The Board of Directors may at any time further amend or terminate the Amended EMIP, provided that no such amendment or termination may deprive a participant of any rights previously accrued. No such termination may be effective for the same incentive year in which the Board took the necessary action to terminate the Amended EMIP.

Benefits Under the Plan

While the Amended EMIP will be effective the date the plan is approved by shareholders, certain provisions such as the selection of performance criteria must be made within ninety (90) days of the beginning of an incentive year and, as a result, the Amended EMIP will not be used by the Committee until the 2011 incentive year. Since the Board will not set the officers’ 2011 base salaries until late 2010 and the Committee will not establish 2011 bonus opportunities, performance criteria and performance goals until early 2011, it is not possible to determine the dollar value of the incentive opportunity or the actual amount of incentive pay that will be available for the 2011 incentive year, which is the first full incentive year in which Amended EMIP is effective. In addition, the benefits that may be paid under the Amended EMIP are not determinable for the 2010 fiscal year because the Corporation cannot determine the extent to which the performance goals will be achieved in 2010.

Because the benefits that may be paid under the Amended EMIP are not determinable, the following chart sets forth the bonuses that were paid under the existing EMIP to each officer with a position at or above the level of executive vice president, which includes each Named Executive Officer, for the 2009 fiscal year. The table reflects that the Corporation’s officers earned 32.3% of their maximum potential EMIP awards based on the Corporation’s performance during 2009.

NEW PLAN BENEFITS1 TABLE

Norfolk Southern Corporation

Executive Management Incentive Plan

indicates benefits that were earned

in 2009 under the existing EMIP

Name and Position	Dollar Amount
C. W. Moorman, Chairman, President and CEO	$613,700
S. C. Tobias, Vice Chairman and COO[2]	$70,866
J. A. Squires, Executive VP and CFO	$187,767
D. H. Butler, Executive VP—Planning and Chief Information Officer	$187,767
J. A. Hixon, Executive VP—Law and Corporate Relations	$201,900
M. D. Manion, Executive VP—Operations	$201,900
J. P. Rathbone, Executive VP—Administration	$201,900
D. W. Seale, Executive VP—Chief Marketing Officer	$201,900
All Current Executive Officers As A Group[3]	$138,406
All Current Directors Who Are Not Executive Officers As A Group[4]	$0
All Current Officers Who Are Not Executive Officers, As A Group	$1,533,506

1The benefits included in this table are not new benefits; rather they are the benefits that were paid to officers under the existing EMIP for fiscal year 2009. Such awards were not contingent in any way upon results of the stockholder vote on this Amended EMIP.

2Mr. Tobias retired April 1, 2009. EMIP benefits are based on his services for the Corporation prior to retirement.

3Includes officers, other than the officers listed individually in the table, who have been designated by the Board of Directors as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934.

4Directors who are not officers are not eligible for Amended EMIP and are listed in the table solely to comport with SEC guidance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NORFOLK SOUTHERN CORPORATION EXECUTIVE MANAGEMENT INCENTIVE PLAN, AS AMENDED.

Vote Required for Approval of the Amended EMIP: Under Virginia law, and under the Corporation’s Restated Articles of Incorporation and Bylaws, this proposal is approved, so long as a quorum for the proposal exists, if the votes cast favoring the action exceed the votes opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not “cast” for this purpose.

ITEM 6:	STOCKHOLDER PROPOSAL CONCERNING CORPORATE POLITICAL CONTRIBUTIONS

The Office of the Comptroller of the City of New York, 1 Centre Street, New York, N.Y. 10007-2341, the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System, has submitted the following proposal and “Stockholders’ Supporting Statement”, which appears immediately after the text of the proposal. Your “Directors’ Statement in Opposition” appears after the Comptroller’s Supporting Statement.

Text of Proposal

Resolved, that the shareholders of Norfolk Southern Corporation (“Company”) hereby request that the Company provide a report disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder’s Supporting Statement

As long-term shareholders of Norfolk Southern, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interest of and may pose risks to the company and its shareholders.

Norfolk Southern contributed at least $1.7 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Directors’ Statement in Opposition

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

The political process significantly impacts Norfolk Southern, through government policies, legislation, and regulatory decisions. As a result, the Board believes that it is in the best interests of Norfolk Southern and its stockholders for the company to participate in the political process by engaging in a government relations program.

The government relations program seeks to educate and inform public officials about issues important to Norfolk Southern’s business and supports public officials and candidates whose views match those of Norfolk Southern. By doing so, Norfolk Southern furthers public policy goals that are consistent with the sustainability of our business and values. Certain states and local jurisdictions permit Norfolk Southern to make contributions to candidates and political parties. In those jurisdictions, Norfolk Southern makes political contributions when it is determined to be in the best interests of the company. Such contributions are made under the direction of the Board in compliance with applicable laws and regulations, are made only with advance approval by management pursuant to established procedures, and are reported to the Board annually.

The majority of NS-related political contributions, however, including all contributions to federal candidates, are made by the Norfolk Southern Corporation Good Government Fund (the “GGF”), a separate segregated fund organized under federal law; funded by voluntary contributions, primarily from Norfolk Southern employees; governed by a Steering Committee composed of Norfolk Southern employees; and registered with and regulated by the Federal Election Commission (“FEC”). The procedures governing contributions by the GGF and Norfolk Southern are discussed in the NS Sustainability Report, which may be found at http://www.nscorp.com/footprints/.

Both Norfolk Southern and the GGF report political contributions as required by applicable law, including in the case of the GGF monthly reports to the FEC. Moreover, all federal and most state recipients of political contributions generally must disclose the identity of contributors and contribution amounts. Thus, contribution information is a matter of public record as required by law, and is available to interested parties through sources such as the FEC and state campaign finance reports.

Moreover, the Board does not believe that the proposed disclosure of the amount of Norfolk Southern’s membership dues that are used for lobbying activities by each trade organization provides a complete, or accurate, disclosure as to the reason for Norfolk Southern’s participation in those organizations. Norfolk Southern participates in rail industry trade associations, chambers of commerce and other trade organizations for many reasons beyond any lobbying activities in which a given organization might engage. For example, as described in the NS Sustainability Report, trade organization membership typically provides Norfolk Southern employees with the opportunity to participate in educational and public relations activities, industry conferences, and networking opportunities. Thus, the proposed disclosure of the amount of membership dues spent on lobbying activities of these organizations, if any, would be incomplete and potentially misleading.

Accordingly, the Board believes that ample disclosure exists regarding NS-related political contributions and that the actions contemplated by this proposal would result in an unnecessary and unproductive use of resources.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

Vote Required to Approve a Stockholder Proposal: Under Virginia law and under our Restated Articles of Incorporation, stockholder proposals are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy card, are not “cast” for this purpose.

ITEM 7:	OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the 2010 Annual Meeting, other than as noted elsewhere in this proxy statement. If any other proposal is properly brought before the 2010 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority and vote on any such proposal as they deem appropriate.

SUPPLEMENTAL INFORMATION

Applicable SEC rules require that we furnish you the following information relating to the oversight and management of Norfolk Southern and to certain matters concerning our Board of Directors and officers who are designated by our Board of Directors as executive officers for purposes of the Securities Exchange Act of 1934 (“Executive Officers”).

BENEFICIAL OWNERSHIP OF STOCK

Based solely on our records and our review of the most recent Schedule 13G filings with the SEC, the following table shows information concerning the persons or groups known to Norfolk Southern to be beneficial owners of more than five percent of our common stock, our only class of voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Capital Research Global Investors[1] 333 South Hope Street, Los Angeles, CA 90071	18,988,547	[2]	5.2%[2]

1Capital Research Global Investors is a division of Capital Research and Management Company.

2Capital Research Global Investors reported in its Schedule 13G filing that it beneficially owned 5.2% of our common stock as of December 31, 2009, and that as of that date it had sole voting power with respect to 11,986,947 of such shares, shared voting power with respect to none of such shares, sole investment power with respect to 18,988,547 of such shares, and shared investment power with respect to none of such shares.

The following table shows, as of January 29, 2010, the beneficial ownership of our common stock for:

(1)	each director and each nominee;

(2)	our principal executive officer, our principal financial officer, each of the other three most highly compensated Executive Officers, based on total compensation for 2009, and all other officers serving at the executive vice president level (collectively, the “Named Executive Officers”); and

(3)	all directors and Executive Officers as a group.

Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment power, and no director or Executive Officer beneficially owns any Norfolk Southern equity securities other than our common stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of our common stock. All directors and Executive Officers as a group own approximately .77% of the total outstanding shares of our common stock.

Name	Shares of Common Stock		Name	Shares of Common Stock
Gerald L. Baliles	55,534	[1]	Charles W. Moorman, IV	591,914	[2]
Thomas D. Bell, Jr.	6,000	[1]	J. Paul Reason	38,371	[1]
Daniel A. Carp	20,075	[1]	James A. Squires	98,949	[3]
Gene R. Carter	56,422	[1]	Stephen C. Tobias	565,187	[4]
Alston D. Correll	47,563	[1]	Deborah H. Butler	35,209	[5]
Landon Hilliard	67,017	[1]	James A. Hixon	301,730	[6]
Karen N. Horn	10,291	[1]	Mark D. Manion	230,329	[7]
Burton M. Joyce	30,734	[1]	John P. Rathbone	266,927	[8]
Steven F. Leer	49,988	[1]	Donald W. Seale	332,055	[9]
Michael D. Lockhart	10,262	[1]

21 directors and Executive Officers as a group (including the persons named above)				2,905,395	[10]

1Includes a one-time grant of 3,000 restricted shares to each non-employee director when that director was first elected to the Board or on January 1, 1994, if serving at that time. These grants were made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the “Board of Directors” caption on page 30). The amounts reported include 3,000 restricted stock units awarded to directors January 29, 2010, pursuant to the Long-Term Incentive Plan and units previously held as follows: Mr. Baliles, 49,534; Mr. Bell, 0; Mr. Carp, 13,819; Mr. Carter, 50,272; Mr. Correll, 36,563; Mr. Hilliard, 50,272; Ms. Horn, 4,138; Mr. Joyce, 22,734; Mr. Leer, 42,788; Mr. Lockhart, 4,138; and Mr. Reason, 31,897. These restricted stock units will be settled in stock. While the directors have neither voting power nor investment power over the shares underlying these restricted stock units, the directors are entitled to receive the shares immediately upon leaving the Board. See below under “Narrative to Non-Employee Director Compensation Table—Long-Term Incentive Plan” for more information regarding these restricted stock units. Also includes 5,000 shares over which Mr. Correll, 1,200 shares over which Mr. Leer, 100 shares over which Mr. Carter, and 100 shares over which Mr. Reason share voting and investment power with another individual. Includes 50 shares as to which Mr. Carter disclaims beneficial ownership. The amounts reported also include shares credited to certain directors’ accounts in our Dividend Reinvestment Plan.

2Includes 2,384 shares credited to Mr. Moorman’s account in our Thrift and Investment Plan; 330,554 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Moorman has the right to acquire beneficial ownership within 60 days; and 80 shares over which Mr. Moorman shares voting and investment power.

3Includes 128 shares credited to Mr. Squires’ account in our Thrift and Investment Plan; and 59,477 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Squires has the right to acquire beneficial ownership within 60 days.

4Includes 20,104 shares credited to Mr. Tobias’ account in our Thrift and Investment Plan; and 265,459 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days. All of Mr. Tobias’ restricted shares and restricted stock units are shown as vesting in 2009 in the above table because the service requirements under all restricted shares and restricted stock units held by Mr. Tobias terminated upon his retirement in 2009. However, these restricted shares and restricted stock units are subject to forfeiture if Mr. Tobias engages in competing employment during the applicable restriction periods. Mr. Tobias may not sell or otherwise transfer these restricted shares and restricted stock units until such restriction periods have lapsed.

5Includes 1,234 shares credited to Ms. Butler’s account in our Thrift and Investment Plan; and 15,900 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Ms. Butler has the right to acquire beneficial ownership within 60 days.

6Includes 7,566 shares credited to Mr. Hixon’s account in our Thrift and Investment Plan; and 170,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Hixon has the right to acquire beneficial ownership within 60 days.

7Includes 5,545 shares credited to Mr. Manion’s account in our Thrift and Investment Plan; and 140,918 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Manion has the right to acquire beneficial ownership within 60 days.

8Includes 9,323 shares credited to Mr. Rathbone’s account in our Thrift and Investment Plan; 160,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Rathbone has the right to acquire beneficial ownership within 60 days; and 150 shares over which Mr. Rathbone shares voting and investment power.

9Includes 2,917 shares credited to Mr. Seale’s account in our Thrift and Investment Plan; and 184,905 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Seale has the right to acquire beneficial ownership within 60 days.

10Includes 53,411 shares credited to Executive Officers’ individual accounts under our Thrift and Investment Plan. Also includes: 1,385,345 shares subject to stock options granted to Executive Officers pursuant to our Long-Term Incentive Plan with respect to which the optionee has the right to acquire beneficial ownership within 60 days; and 230 shares over which Executive Officers share voting and investment power.

The following table shows, as of January 29, 2010, the number of NS stock units credited to those non-employee directors who have made elections under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units of our common stock, as well as the shares of common stock (and units to be settled in shares of common stock) beneficially owned. A more detailed discussion of director compensation can be found beginning on page 35. A stock unit represents the economic equivalent of a share of our common stock and serves to align the directors’ individual financial interests with the interests of our stockholders because the value of the directors’ holdings fluctuates with the price of our common stock. These stock units ultimately are settled in cash.

Name	Number of NS Stock Units[1]	Number of Shares Beneficially Owned[2]	Total Number of NS Stock Units and Shares Beneficially Owned
Gerald L. Baliles	4,487	55,534	60,021
Thomas D. Bell, Jr.	0	6,000	6,000
Daniel A. Carp	5,471	20,075	25,546
Gene R. Carter	6,824	56,422	63,246
Alston D. Correll	20,651	47,563	68,214
Landon Hilliard	0	67,017	67,017
Karen N. Horn	0	10,291	10,291
Burton M. Joyce	7,387	30,734	38,121
Steven F. Leer	22,210	49,988	72,198
Michael D. Lockhart	2,235	10,262	12,497
J. Paul Reason	0	38,371	38,371

1Represents NS stock units credited to the accounts of non-employee directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units whose value is measured by the market value of shares of our common stock, but which ultimately will be settled in cash, not in shares of common stock. NS stock units have been available under the Directors’ Deferred Fee Plan as a hypothetical investment option since January 1, 2001.

2Figures in this column are based on the beneficial ownership that appears on page 28.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of our stock to file reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC. Based solely on our review of copies of Forms 3, 4 and 5 available to us, or written representations that no Forms 5 were required, we believe that all required Forms concerning 2009 beneficial ownership were filed on time by all directors and Executive Officers with the exception of one Form 4 for each executive officer reporting the settlement of restricted stock units under the Long-Term Incentive Plan. These transactions were not timely reported due to administrative errors but were reported promptly on a Form 4 after the oversights were discovered.

BOARD OF DIRECTORS

Composition and Attendance

On January 31, 2010, our Board of Directors consisted of twelve members. The Board is divided into three classes. The members of each class are elected for a term of three years and, at the conclusion of this year’s Annual Meeting, each class, provided its members are duly elected, will contain as nearly as possible an equal number of directors, as required by our Restated Articles of Incorporation. The Board met six times in 2009. Each director attended not less than 80% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines that, among other matters, require that the non-employee members of the Board (the “outside” directors) meet at least twice a year without members of management present. The Lead Director, currently Mr. Hilliard, has been designated to preside at such meetings of the outside directors. The Corporate Governance Guidelines also describe procedures for stockholders who wish to contact the outside directors. The Corporate Governance Guidelines are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.”

The Board of Directors has determined that having Mr. Moorman hold both the position of Chief Executive Officer and the position of Chairman is in the best interest of the Corporation and its stockholders. This structure allows for consistency of leadership of the board of directors and of management and reflects the depth of knowledge Mr. Moorman has regarding the business of the Corporation. The board leadership structure also includes the position of “Lead Director.” The directors whom the Board has determined are independent directors vote at the Board’s organizational meeting following the Annual Meeting of Stockholders or at such other time as they deem appropriate to select an independent director to serve as “Lead Director” of the Board. The Lead Director presides at all meetings of the Board at which the Chairman is not present, including meetings of the non-management (“outside”) directors, which are generally scheduled for every Board meeting. The Lead Director serves as a liaison between the Chairman and the outside directors and reviews Board meeting agendas and meeting schedules and such other information to be sent to the Board as he or she determines is necessary or appropriate under the circumstances. The Lead Director may also call meetings of the outside directors.

The Corporate Governance Guidelines also describe the Board’s policy with respect to director attendance at the Annual Meeting of Stockholders, which is that, to the extent possible, each director is expected to attend the Annual Meeting of Stockholders. All of our then current directors attended the 2009 Annual Meeting of Stockholders.

The Board has approved and adopted The Thoroughbred Code of Ethics that applies to all directors, officers and employees of Norfolk Southern, and a Code of Ethical Conduct for Senior Financial Officers that applies to specified financial officers. These documents, as well as the Corporate Governance Guidelines, are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.” Any stockholder may request printed copies of the Corporate Governance Guidelines, The Thoroughbred Code of Ethics or Code of Ethical Conduct for Senior Financial Officers by contacting: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

The Corporation’s Bylaws require that in an uncontested election of directors, any nominee for director who receives a greater number of “against” votes than “for” votes for his or her election will promptly tender his or her resignation to the Chairman of the Board of Directors following certification of the stockholder vote, and such resignation will be irrevocable. The Governance and Nominating Committee of the Board of Directors will promptly consider the resignation and recommend to the Board of Directors whether to accept or reject the tendered resignation. The Board of Directors will act on the Committee’s recommendation within 90 days after the annual meeting of stockholders. Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance and Nominating Committee’s recommendation or Board of Directors consideration regarding whether or not to accept the tendered resignation. If the resignation is accepted, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or reduce the size of the Board. For a description of factors that will be considered in determining whether to accept or reject a tendered resignation, see the full text of our Bylaws. We will publicly disclose the Board of Directors’ decision within four business days, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the Board rejected the director’s resignation.

Qualifications of Directors and Nominees

The directors of Norfolk Southern Corporation have diverse backgrounds and provide experience and expertise in a number of critical areas to the company. The Governance and Nominating Committee considers the particular experience, attributes and qualifications of directors standing for re-election and potential nominees for election as well as the needs of the Board of Directors as a whole and its individual committees.

The Governance and Nominating Committee has identified ten areas of expertise that are particularly relevant to the Corporation and has identified the directors whose key areas of expertise qualify them for each of the listed categories. The categories identified by the Governance and Nominating Committee are:

CEO/Senior Officer—Experience working as a CEO or Senior Officer of a major public or private company or non-profit entity.

Environmental and Safety—A thorough understanding of safety and environmental issues and transportation industry regulations.

Finance and Accounting—Senior executive level experience in financial accounting and reporting, auditing, corporate finance and/or internal controls.

Governance/Board—Prior or current experience as a board member of a major organization (private, public or non-profit).

Governmental Relations—Experience in or a strong understanding of the workings of government and public policy on a local, state and national level.

Human Resources and Compensation—Senior executive level experience or membership on a board compensation committee with an extensive understanding of compensation programs, particularly compensation programs for executive level employees and incentive based compensation programs.

Information Technology—Senior executive level or board experience with information technology issues for a major public, private or non-profit entity.

Marketing—Senior executive level experience in marketing combined with a strong working knowledge of Norfolk Southern’s markets, customers and strategy.

Strategic Planning—Senior executive level experience in strategic planning for a major public, private or non-profit entity.

Transportation—Extensive knowledge and experience in the transportation industry, either as a senior executive of a transportation or logistics company or as a senior executive of a customer of a transportation company.

Each director’s biography includes a listing of the areas of expertise where each director or nominee is most skilled. In addition, the table below summarizes director experience in each of the listed categories.

	Baliles	Bell	Carp	Carter	Correll	Hilliard	Horn	Joyce	Leer	Lockhart	Moorman	Reason
CEO/Senior Officer	X	X	X	X	X	X	X	X	X	X	X	X
Environmental and Safety					X				X		X
Finance and Accounting					X	X	X	X		X
Governance/Board	X	X	X	X	X	X	X	X	X	X	X	X
Governmental Relations	X	X		X							X	X
Human Resources and Compensation	X	X	X	X	X	X	X	X	X			X
Information Technology			X								X	X
Marketing		X			X				X	X
Strategic Planning	X	X	X	X	X	X	X	X	X	X	X	X
Transportation	X		X		X				X	X	X

In addition to these specific categories, the Governance and Nominating Committee considers a number of other factors, including board dynamics, reputation of potential nominees, recommendations of director search firms, and how the nominee will contribute to the diversity of the Board in considering director candidates. Norfolk Southern Corporation defines diversity as the collective mixture of similarities and differences that impact our work force, workplace and marketplace. The Governance and Nominating Committee also views diversity broadly, seeking to nominate individuals from varied backgrounds, perspectives and experiences. The Governance and Nominating Committee does not have a specific written policy on the diversity of the Board of Directors at this time. More information on Norfolk Southern’s diversity principles and philosophy can be found on our website in the “Employees” section under “Diversity” at www.nscorp.com.

Mr. Baliles previously served as a director of Shenandoah Life Insurance Company. During 2009, Shenandoah Life Insurance Company entered into a receivership pursuant to a Virginia statutory procedure due to a sharp decline in value in certain of the company’s holdings that resulted in the company falling below minimum capitalization requirements. As part of this receivership, the Circuit Court in Richmond, Virginia, entered an order which, in accordance with required statutory provisions that apply to all such receiverships in Virginia, enjoins the directors from conducting any further business related to Shenandoah Life Insurance Company. The order contains no other findings or provisions related to the conduct of any directors of the entity. The Governance and Nominating Committee considered this order with regard to Mr. Baliles’ qualification to serve as a director of Norfolk Southern and has determined that the order does not impact his ability or qualification to serve as a director.

Mr. Lockhart was Chairman, President and Chief Executive Officer of Armstrong World Industries, Inc. (“AWI”), until February 2010. AWI filed for reorganization under Chapter 11 of the federal bankruptcy laws on December 6, 2000 to resolve its asbestos personal injury liabilities. Armstrong World Industries, Inc., emerged from bankruptcy proceedings on October 2, 2006. The Governance and Nominating Committee considered this legal proceeding with regard to Mr. Lockhart’s qualification to serve as a director of Norfolk Southern and has determined that the proceeding does not impact his ability or qualification to serve as a director.

Director Independence

As required by the New York Stock Exchange, the Board of Directors has considered whether individual directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with Norfolk Southern (directly or as a partner, stockholder or officer of an organization that has a relationship with Norfolk Southern). The Board makes these determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards, which it amended in January 2009. Under the standards, an individual director is “independent,” unless the Board determines otherwise, if none of the following relationships exists between Norfolk Southern and the director:

•

the director is, or has been within the last three years, an employee, or an immediate family member of the director is, or has been within the last three years, an Executive Officer, of Norfolk Southern or any of our consolidated subsidiaries;

•

the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $120,000 in direct compensation from Norfolk Southern or any of our consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);

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(a) the director is a current partner or employee of a present or former internal or external auditor of Norfolk Southern or any of our consolidated subsidiaries, (b) the director has an immediate family member who is a current partner of such a firm, (c) the director has an immediate family member who is a current employee of such a firm and personally works on Norfolk Southern’s audit, or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Norfolk Southern’s audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where one of our Executive Officers serves as a director and sits on that company’s compensation committee;

•

the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, Norfolk Southern or any of our consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from Norfolk Southern, any of our consolidated subsidiaries or the Norfolk Southern Foundation in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition set forth in the New York Stock Exchange’s Listing Standards, as amended from time to time. These standards, as set forth in this proxy statement, are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.”

The Board has determined that all current directors (including nominees) other than Mr. Moorman satisfy the above categorical standards and qualify as independent directors of Norfolk Southern. Mr. Moorman serves as our Chairman, President and Chief Executive Officer and, therefore, is not an independent director. In making the foregoing independence determinations, our Board of Directors considered each of the following transactions, relationships and arrangements we had with members of our Board, none of which exceeded our categorical independence standards or were sufficiently material as to require disclosure under Item 404(a) of Regulation S-K:

•

We provided transportation services to, and received coal royalty and rental payments from, Arch Coal, Inc. in the ordinary course of business during fiscal 2009. Mr. Leer is Chairman of the Board and the Chief Executive Officer of Arch Coal.

•	We paid banking fees to Brown Brothers Harriman & Co. in the ordinary course of business during fiscal 2009. Mr. Hilliard is a partner of Brown Brothers.

•

We provided transportation services to Armstrong World Industries, Inc. in the ordinary course of business during fiscal 2009. Mr. Lockhart was Chairman of the Board, President and Chief Executive Officer of Armstrong World Industries until February 2010.

In addition, the Board of Directors has considered one transaction which requires disclosure in this proxy statement. During 2009, the Corporation paid $300,000 for an advertising sponsorship on the Mother Nature Network, an environmental web site. Mr. Correll is a director and 15% owner and Mr. Bell is a director and 12.5% owner of the Mother Nature Network. The Corporation has not renewed this sponsorship for 2010. The Board has determined that this transaction does not impair Mr. Correll’s or Mr. Bell’s independence. More information on this transaction can be found under “Transactions with Related Persons” on page 42.

Retirement Policy

Under our Governance Guidelines, a director must retire effective as of the date of the annual meeting that falls on or next follows the date of that director’s 72nd birthday.

Compensation

2009 Non-Employee Director Compensation Table1

Name (a)	Fees Earned or Paid in Cash[2] ($) (b)	Stock Awards[3] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensa- tion ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (f)	All Other Compensation ($)[5] (g)	Total ($) (h)
Gerald L. Baliles	90,000	154,820	0	0	0	14,103	258,923
Daniel A. Carp	90,000	154,820	0	0	0	6,103	250,923
Gene R. Carter	90,000	154,820	0	0	6,828	6,103	257,751
Alston D. Correll	90,000	154,820	0	0	1,718	6,103	252,641
Landon Hilliard	90,000	154,820	0	0	74,207	39,603	358,630
Karen N. Horn	90,000	154,820	0	0	0	6,103	250,923
Burton M. Joyce	90,000	154,820	0	0	0	6,103	250,923
Steven F. Leer	90,000	154,820	0	0	5,680	14,353	264,853
Michael D. Lockhart	90,000	154,820	0	0	0	6,103	250,923
J. Paul Reason	90,000	154,820	0	0	0	9,103	253,923

1Mr. Moorman received no compensation for Board or committee service in 2009 and will not receive compensation for Board or committee service in 2010. Therefore, neither this table nor the narrative which follows contain compensation information for Mr. Moorman. For compensation information for Mr. Moorman, see “Executive Compensation” on page 43 of this proxy statement.

2Includes amounts elected to be received on a deferred basis pursuant to the Directors’ Deferred Fee Plan. For a discussion of this plan, as well as our other director compensation plans, see the narrative discussion below.

3Represents the full grant date fair value computed in accordance with FASB ASC Topic 718 of the 4,000 restricted stock units granted on January 29, 2009 pursuant to our Long-Term Incentive Plan. As of December 31, 2009, each director held 3,000 restricted shares and the directors held restricted stock units in the following amounts: Mr. Baliles, 49,534; Mr. Carp, 13,819; Mr. Carter, 50,272; Mr. Correll, 36,563; Mr. Hilliard, 50,272; Ms. Horn, 4,138; Mr. Joyce, 22,734; Mr. Leer, 42,788; Mr. Lockhart, 4,138; and Mr. Reason, 31,897. See below under “Narrative to Non-Employee Director Compensation Table—Long-Term Incentive Plan” for more information regarding these restricted stock units.

4Represents the amounts by which 2009 interest accrued on fees deferred prior to 2001 by the non-employee directors under the Directors’ Deferred Fee Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

5Includes (i) each director’s proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program and (ii) the dollar amount, if any, we contributed to charitable organizations on behalf of directors pursuant to our matching gifts program. For further discussion of the Directors’ Charitable Award Program, see the narrative discussion below.

Narrative to Non-Employee Director Compensation Table

Below is a discussion of the material factors necessary to an understanding of the compensation disclosed in the above table.

Retainer and Fees.    In 2009, each member of the Board of Directors received a quarterly retainer for services of $12,500 and a quarterly fee of $10,000 for serving on at least two committees, plus expenses incurred in connection with attendance at such meetings.

Directors’ Deferred Fee Plan.    A director may elect to defer receipt of all or a portion of the director’s compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director. Amounts deferred before January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the director’s age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. However, for amounts deferred on or after January 1, 1992 and prior to January 1, 1994, the fixed interest rate was as follows: under age 45, 13%; age 45-54, 14%; age 55-60, 15%; and over age 60, 16%. Amounts set forth in the table above represent the extent to which these rates exceed 120% of the applicable federal long-term rate. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS stock units and various mutual funds as crediting indices. NS stock units are “phantom” units whose value is measured by the market value of shares of our common stock, but the units ultimately will be settled in cash, not in shares of our common stock. Amounts deferred on or after January 1, 2001, will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10 or 15 years. Five directors elected in 2008 to defer compensation that would have been payable in 2009 into the Directors’ Deferred Fee Plan.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with the directors as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Directors’ Deferred Fee Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Directors’ Deferred Fee Plan.

Directors’ Restricted Stock Plan.    Each non-employee director receives a grant of 3,000 shares of restricted stock upon election to the Board. Restricted stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, restricted stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the restricted stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires. In the event a non-employee director does not retire in accordance with the terms of the plan, these shares will be forfeited.

Long-Term Incentive Plan.    Each of the Corporation’s then current non-employee directors was granted 4,000 restricted stock units effective January 29, 2009. Each restricted stock unit represents the economic equivalent of one share of our common stock, but will be settled in shares of our common stock rather than cash. These restricted stock units are credited to a separate memorandum account maintained for each director and are administered in accordance with the Long-Term Incentive Plan. Stock units in each director’s memorandum account are credited with dividend equivalents as dividends are paid on our common stock, and the amount credited is converted into additional restricted stock units, including fractions thereof, based on the mean of the high and low trading prices of our common stock on the dividend payment date. We anticipate that, from time to time, non-employee directors will be granted additional restricted stock units in an amount sufficient to assure that their total annual compensation for services is competitive.

Upon leaving the Board, a director will receive the value of the restricted stock units in this memorandum account in shares of our common stock either in a lump sum distribution or in ten annual distributions, in accordance with an election made by each director. During the ten-year period over which distributions are made, restricted stock units in the memorandum account at any time that have not been distributed will be credited with dividend equivalents as dividends are paid on our common stock. Any fraction of a restricted stock unit remaining in the director’s memorandum account following the lump sum distribution or the final distribution will be paid to the director in cash.

Directors’ Charitable Award Program.    Each director is entitled to nominate up to five tax-exempt institutions to receive, in the aggregate, up to $500,000 from Norfolk Southern following the director’s death. Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Following the director’s death, we will distribute the donations in five equal annual installments.

The Directors’ Charitable Award Program supports, in part, our long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. We fund the charitable contributions made under the Program with proceeds from life insurance policies we have purchased on the Board members’ lives. We are the owner and beneficiary of these policies, and the directors have no rights to any policy benefits. Upon Board members’ deaths, we receive life insurance death benefits free of income tax, which provide a source from which we can be reimbursed for donations made under the Program. Our cost of the life insurance premiums under the Program is partially offset by tax deductions we take from making the charitable contributions. Each director’s proportional share of the cost of maintaining these policies during 2009 is included in the above table under “All Other Compensation.”

Because we make the charitable contributions (and are entitled to the related deduction) and are the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this program. In the event the proceeds from any of these policies exceed the donations we are required to make under the Program, we contribute the excess proceeds to the Norfolk Southern Foundation. Amounts the Norfolk Southern Foundation receives under this program may reduce what we otherwise would contribute from general corporate resources to support the Foundation’s activities.

Directors’ Physical Examinations.    Each non-employee director is entitled to reimbursement for a physical examination, up to $10,000 per calendar year. Some of our directors were reimbursed for physical examinations during 2009, but because the cost of these physicals, together with other perquisites or other personal benefits, did not exceed $10,000 for any non-employee director, these amounts do not appear in the 2009 Director Compensation Table. The CEO and certain other Executive Officers also are eligible for such reimbursement. See pages 52 and 55 of the “Executive Compensation” section of this proxy statement.

Risk Oversight

The Board of Directors is responsible for the oversight of the Corporation’s risk management efforts. While the full Board of Directors is ultimately responsible for this oversight function, the Governance and Nominating Committee has been delegated authority to recommend procedures and processes for the Board’s risk oversight function. Currently the Governance and Nominating Committee considers a mapping of the Corporation’s risk and assigns oversight responsibilities for specific risks to the Board of Directors and the committees of the Board. In addition, in accordance with applicable regulations and its charter, the Audit Committee periodically considers major financial risks of the Corporation. Finally, the Compensation Committee considers major compensation related risks of the Corporation. Management in charge of particular areas of risk for the Corporation provide presentations, information and updates on risk management efforts as requested by the Board or a Board committee.

Committees

Each year, not later than at its organizational meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints members to its committees. In May 2009, the Board appointed members to the Executive Committee, the Governance and Nominating Committee, the Finance Committee, the Audit Committee and the Compensation Committee. In January 2010, the Board created and appointed members to a new Performance-Based Compensation Committee and also appointed a new member to the Compensation Committee and Audit Committee effective March 1, 2010. The charter of each of the committees, approved by the Board of Directors, requires that it evaluate its performance at least annually, considering such issues as its effectiveness, its size and composition, the quality of information and presentations given by management, the suitability of its duties and such other issues as the committee deems appropriate. Copies of these committee charters are available on our website in the “Investors” section under “Corporate Governance” at www.nscorp.com. Any stockholder may request printed copies of one or more of the committee charters by contacting: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

The Executive Committee met two times in 2009; its current members are Charles W. Moorman, Chair, Gerald L. Baliles, Gene R. Carter, Alston D. Correll and Landon Hilliard. When the Board is not in session, and except as otherwise provided by law, the Executive Committee has and may exercise all the authority of the Board, including the authority to declare a quarterly dividend on our common stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Executive Committee are reported to the Board at its meeting next following such action and are subject to revision or alteration by the Board. The Executive Committee is governed by a written charter last adopted by the Board effective January 1, 2005.

The Governance and Nominating Committee met six times in 2009; its current members are Landon Hilliard, Chair, Gerald L. Baliles, Alston D. Correll, Karen N. Horn and Steven F. Leer. All members of the Governance and Nominating Committee are independent (see information under “Director Independence” on page 33). The Governance and Nominating Committee is governed by a written charter last adopted by the Board effective November 24, 2009. This committee’s duties include:

•	recommending to the Board qualified individuals to be nominated either as additional members of the Board or to fill any vacancy on the Board;

•	recommending to the Board qualified individuals to be elected as our officers;

•	recommending the adoption of and any amendments to our Corporate Governance Guidelines;

•	monitoring legislative developments relevant to us and overseeing efforts to affect legislation and other public policy;

•	overseeing our charitable giving;

•	monitoring our relations with stockholders;

•	monitoring corporate governance trends and practices and making recommendations to the Board of Directors concerning corporate governance issues; and

•	recommending to the Board of Directors procedures and processes for the Board’s oversight of the Corporation’s risk management program.

As described in the Corporate Governance Guidelines, the Governance and Nominating Committee considers potential candidates to be nominated for election as directors, whether recommended by a stockholder, director, member of management or consultant retained for that purpose, and recommends nominees to the Board. The Governance and Nominating Committee reviews the current biography of the potential candidate and additional information provided by the individual or group that recommended the candidate for consideration. The Governance and Nominating Committee fully considers the qualifications of all candidates and recommends the nomination of individuals who, in the Governance and Nominating Committee’s judgment, will best serve the long-term interests of all stockholders. In the judgment of the Governance and Nominating Committee and the Board, all director nominees recommended by the Governance and Nominating Committee should, at a minimum:

•	be of high ethical character and have personal and professional reputations consistent with our image and reputation;

•

have experience as senior executives of public companies or leaders of large organizations, including charitable and governmental organizations, or have other experience at a strategy or policy setting level that would be beneficial to us;

•	be able to represent all of our stockholders in an objective and impartial manner; and

•	have time available to devote to Board activities.

It is the intent of the Governance and Nominating Committee and the Board that at least one director on the Board will qualify as an “audit committee financial expert,” as that term is defined in regulations of the SEC.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. Any such recommendation should include:

•

biographical information on the candidate, including all positions held as an employee, officer, partner, director or ten percent owner of all organizations, whether for profit or not-for-profit, and other relevant experience;

•	a description of any relationship between the candidate and the recommending stockholder;

•	a statement requesting that the Board consider nominating the individual for election as a director;

•	written consent of the proposed candidate to being named as a nominee; and

•	proof of the recommending stockholder’s stock ownership.

Recommendations by stockholders must be in writing and addressed to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219. So that the Governance and Nominating Committee will have adequate time to consider all candidates, stockholder recommendations must be received no later than November 22, 2010 in order to be considered for nomination for election at the 2011 Annual Meeting of Stockholders.

A stockholder may directly nominate an individual for election as director instead of (or in addition to) recommending a candidate for the Governance and Nominating Committee’s consideration. Unless required by SEC regulations, stockholder nominees will not appear in our proxy statement or on the proxy card for the annual meeting. Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, which are available on our website, www.nscorp.com, in the “Investors” section under “Corporate Governance.”

The Finance Committee met five times in 2009; its current members are Gerald L. Baliles, Chair, Landon Hilliard, Karen N. Horn, Steven F. Leer and Michael D. Lockhart. The Finance Committee is governed by a written charter last adopted by the Board effective January 22, 2008. This committee’s duties include:

•	developing guidelines and overseeing implementation of policies concerning our capital structure;

•	reviewing and evaluating tax and treasury matters and financial returns of our transactions; and

•

making recommendations to the Board concerning an annual investment policy for the assets of the pension fund of our retirement plan and the engagement of investment management firms to manage designated portions of such assets within the framework of the investment policy, including reviewing the performance of the investment managers, receiving and reviewing reports on the investment performance and actuarial valuations of the pension fund and transmitting the results of such reviews to the Board.

The Compensation Committee met five times in 2009; its current members are Alston D. Correll, Chair, Thomas D. Bell, Jr. (who joined the Committee on March 1, 2010), Daniel A. Carp, Gene R. Carter, Burton M. Joyce, and J. Paul Reason. All members of the Compensation Committee are independent (see information under “Director Independence” on page 33). The Compensation Committee is governed by a written charter last adopted by the Board effective January 25, 2010. This committee’s duties include:

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considering and making recommendations to the Board concerning our executive compensation programs, including recommended compensation for directors and annual salaries for those officers whose salaries are fixed by the Board;

•

reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and considering and recommending to the independent members of the Board the compensation of the Chief Executive Officer based on an evaluation of the Chief Executive Officer’s performance relative to those corporate goals and objectives;

•

considering and making recommendations to the Board concerning the adoption and administration of any management incentive bonus plan, deferred compensation plan, long-term incentive plan or other similar plan, including personnel eligible to participate and the method of calculating bonuses, deferred compensation amounts or awards under any such plan;

•	overseeing the design of our employee retirement plans;

•

if applicable, making any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate; and

•

overseeing disclosures under the Compensation Discussion and Analysis (“CD&A”) on executive compensation as required by the SEC to be included in the annual proxy statement or annual report on Form 10-K and producing a Compensation Committee Report indicating that it has reviewed and discussed the CD&A with management and whether the CD&A should be included in the annual proxy statement.

The Compensation Committee makes all salary recommendations to the independent members of the Board of Directors for the Chief Executive Officer and, based on the Chief Executive Officer’s individual performance evaluations, to the Board of Directors for all other Board-elected officers. The Compensation Committee also makes long-term incentive compensation awards to directors and makes recommendations to the full Board of Directors on all other elements of director compensation. Annual and long-term incentive compensation for all Executive Officers is determined by the Compensation Committee. In setting such compensation for the directors and the Chief Executive Officer, the Compensation Committee considers the recommendations of the Executive Vice President-Administration.

The Compensation Committee has engaged Towers Perrin to assist it in making compensation recommendations and decisions and otherwise fulfilling its duties under its charter. The Compensation Committee annually requests that Towers Perrin assess our compensation and employee benefit arrangements, particularly those relevant to our directors and Executive Officers, and advise it whether any changes would be recommended in order to ensure that our compensation arrangements with our directors and Executive Officers are appropriate. The Compensation Committee has directed that the assessment include comparisons of our existing compensation arrangements to those of the other Class I railroads and American corporations of comparable size. During the Compensation Committee’s 2009 review of the directors’, the Chief Executive Officer’s and other management’s compensation levels, the Compensation Committee considered the advice it received from Towers Perrin; however, the Compensation Committee was responsible for making final recommendations to the Board and decisions as to the form and amount of our compensation programs.

The Performance-Based Compensation Committee was created January 25, 2010 and did not meet in 2009; its current members are Gene R. Carter, Chair, Daniel A. Carp, Burton M. Joyce, and J. Paul Reason. All members of the Performance-Based Compensation Committee are independent (see information under “Director Independence” on page 33). The Performance-Based Compensation Committee is governed by a written charter last adopted by the Board effective January 25, 2010. This Committee’s duties include:

•	making awards and taking other actions under the Long-Term Incentive Plan; and

•

making any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate.

The Audit Committee met eight times in 2009; its current members are Gene R. Carter, Chair, Thomas D. Bell, Jr. (who joined the Committee on March 1, 2010), Daniel A. Carp, Burton M. Joyce, Michael D. Lockhart and J. Paul Reason. The Board has determined that all current members of the Audit Committee are independent (see information under “Director Independence” on page 33) and satisfy all additional requirements for service on an audit committee, as defined by the applicable rules of the New York Stock Exchange and the SEC, and no member of the Audit Committee serves on more than three public company audit committees. While other members of the Audit Committee may also qualify, the Board has determined that Burton M. Joyce, who is a member of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined by SEC rules.

The Audit Committee is governed by a written charter last adopted by the Board effective November 24, 2009. This committee’s duties include:

•	assisting Board oversight of the accuracy and integrity of our financial statements, financial reporting process and internal control systems;

•

engaging an independent registered public accounting firm (subject to stockholder ratification) based on an assessment of their qualifications and independence, and pre-approving all fees associated with their engagement;

•	evaluating the efforts and effectiveness of our independent registered public accounting firm and Audit and Compliance Department, including their independence and professionalism;

•	facilitating communication among the Board, the independent registered public accounting firm, our financial and senior management and our Audit and Compliance Department;

•	assisting Board oversight of our compliance with applicable legal and regulatory requirements; and

•	preparing the “Audit Committee Report” that SEC rules require be included in our annual proxy statement.

AUDIT COMMITTEE REPORT

Before our Annual Report on Form 10-K for the year ended December 31, 2009 was filed with the SEC, the Audit Committee of the Board of Directors reviewed and discussed with management our audited financial statements for the year ended December 31, 2009.

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees,” as amended.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

2009 Members of the Audit Committee

Gene R. Carter, Chair

Daniel A. Carp, Member

Burton M. Joyce, Member

Michael D. Lockhart, Member

J. Paul Reason, Member

TRANSACTIONS WITH RELATED PERSONS

We may occasionally participate in transactions with certain “related persons.” Related persons include our Executive Officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” On November 21, 2006, we adopted a written policy to prohibit related person transactions unless they are determined to be in Norfolk Southern’s best interests. Under this policy, the Audit Committee is responsible for the review and approval of each related person transaction exceeding $120,000. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the Chair of the Audit Committee possesses delegated authority to act between Audit Committee meetings. The Audit Committee, or the Chair, considers all relevant factors when determining whether to approve a related person transaction including, without limitation, whether the proposed transaction is on terms and made under circumstances that are at least as favorable to Norfolk Southern as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider the following:

•	the size of the transaction and the amount of consideration payable to the related person(s);

•	the nature of the interest of the applicable director, director nominee, Executive Officer, or 5% stockholder, in the transaction; and

•	whether we have developed an appropriate plan to monitor or otherwise manage the potential for a conflict of interest.

The Chair must report any action taken pursuant to this delegated authority to the Audit Committee at its next meeting. In addition, at the Audit Committee’s first meeting of each fiscal year, it reviews all previously approved related person transactions that remain ongoing and have a remaining term or remaining amounts payable to or receivable from us of more than $120,000. Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our stockholders’ best interest to continue, modify or terminate the related person transaction.

During 2009, the Corporation entered into an agreement to pay the Mother Nature Network, an environmental web site, $300,000 as an advertising sponsorship. Mr. Correll is a 15% owner and Mr. Bell is a 12.5% owner of the Mother Nature Network. The Audit Committee was not made aware of this related person transaction during 2009. When the Audit Committee became aware of the transaction in January 2010, it determined that the 2009 transaction was in the Corporation’s best interests, but the Corporation decided not to extend the agreement into 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2009 were Mr. Alston D. Correll, Chair, Mr. Daniel A. Carp, Mr. Gene R. Carter, Mr. Burton M. Joyce, and Mr. J. Paul Reason. None of the foregoing members has ever been employed by Norfolk Southern, and other than Mr. Correll’s relationship with the Mother Nature Network (see above), no such member had, during our last fiscal year, any relationship with us requiring disclosure under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Compensation Program

Norfolk Southern’s primary objective with respect to executive compensation is to design compensation programs which will align executives’ compensation with our overall business strategies, attract and retain highly qualified executives, and provide incentives that drive stockholder value. The Compensation Committee of our Board of Directors (which we will refer to as the “Committee”) is responsible for developing and maintaining appropriate compensation programs for our Executive Officers, including our Named Executive Officers.

In order to enhance the Committee’s ability to carry out these responsibilities effectively, as well as ensure that Norfolk Southern maintains strong links between executive pay and performance, the Committee:

•	Reviews management recommendations to the Committee with respect to compensation decisions.

•

Reviews the Chief Executive Officer’s individual performance evaluations for executive officers and discusses such performance assessments with the Chief Executive Officer on an annual basis and recommends any compensation adjustments to the Board of Directors for approval.

•	Has retained Towers Perrin as an outside compensation consultant. (Towers Perrin merged with Watson Wyatt effective January 1, 2010, and is now known as Towers Watson.)

Management Recommendations

The Chief Executive Officer and the Executive Vice President-Administration provide recommendations to the Committee on any adjustments to compensation for the Executive Officers, other than the Chief Executive Officer, and other officers elected by the Board of Directors. Such adjustments are based on each individual’s performance, level of responsibility, and time in position. In addition, the Chief Executive Officer and Executive Vice President-Administration provide recommendations to the Committee on adjustments to compensation to address retention needs, performance goals, internal pay equity, overall corporate performance, and general economic conditions. In 2009, the Executive Vice President-Administration made recommendations to the Committee on adjustments to compensation for the Chief Executive Officer, and Towers Perrin began making such recommendations in 2010. The Chief Executive Officer is not present when the Committee makes decisions on his compensation package.

Use of Compensation Consultant

The Compensation Committee has engaged Towers Perrin to provide executive compensation consulting services to the Committee. Fees paid for executive compensation consulting services provided to the Committee in 2009 totaled $193,866. Towers Perrin provides requested reports and information to the Committee and attends Committee meetings at the Committee’s request. For 2009, the Committee engaged Towers Perrin to (1) conduct a market pay assessment of Norfolk Southern’s compensation levels relative to both the competitive market and Norfolk Southern’s compensation philosophy, including identifying and reviewing market benchmark positions and compensation comparison data, (2) assist Norfolk Southern with the development of long-term incentive grant guidelines for the officer and management groups, based on Towers Perrin’s competitive pay assessment and long-term incentive competitive market data, (3) conduct an assessment of Norfolk Southern’s non-employee directors’ compensation package relative to competitive market practices, (4) review emerging trends and issues in executive compensation with the Committee and discuss the implications for Norfolk Southern, and (5) provide certain additional executive compensation consulting services as may be requested by the Committee. In conducting the market pay assessment, Towers Perrin reviews with the Committee parameters for the selection of peer group companies (i.e., companies within a specified revenue range) and compiles compensation data for the peer group. The Committee uses this information as a starting point for its compensation decisions.

Towers Perrin provides additional work for Norfolk Southern, and the Chair of the Compensation Committee must approve Towers Perrin’s performance of any such additional work. For 2009, these additional services performed for Norfolk Southern included Norfolk Southern’s portion of an annual rail industry salary survey and quarterly actuarial studies to aid Norfolk Southern in valuing its employee personal injury liability. The decision to use Towers Perrin for these additional services was recommended by management and approved by the Compensation Committee. Fees paid for all additional work not related to executive compensation totaled $139,750. Total fees paid to Towers Perrin was in aggregate $333,666, so fees paid for work not related to executive compensation represented approximately 42% of total fees paid to Towers Perrin.

Compensation Policies

In setting compensation for the Executive Officers, the Committee:

•

Considers comparative market data, gathered by its compensation consultant, from peer group companies of comparable size in revenues and other North American Class I railroads as a guideline. In aggregate, the Committee targets approximately the 65th percentile for Executive Officers’ total direct compensation (i.e., total cash compensation plus the expected value of long-term incentive awards) compared to the Peer Group Companies (see Appendix A).

•	Considers prior salary levels, targeted bonus opportunities and the value of long-term incentive awards at the time the awards were made.

•	Considers expected corporate performance and general economic conditions.

•

Does not consider amounts realized from prior performance-based or stock-based compensation awards, regardless of whether such amounts realized may have resulted in a higher payout than targeted or a lower payout than targeted. Since the nature and purpose of performance-based and stock-based compensation is to tie executives’ compensation to future performance, the Committee believes that considering amounts realized from prior compensation awards in making current compensation decisions is inconsistent with such purpose.

The Committee monitors the continuing appropriateness of the peer group. Peer group companies are selected to provide an indication of compensation levels for the industry and for comparable sized companies on the basis of revenue. For 2009, the peer group included a Rail Industry Peer Group consisting of the other North American Class I railroads and a General Industry Peer Group consisting of companies having $6 to $15 billion in revenues (which the Committee considered to be companies of comparable size in revenues). The General Industry Peer Group includes all companies within the specified revenue range that are contained in Towers Perrin’s database; the Committee does not exercise discretion in selecting specific companies within this database.

In making comparisons to these peer group companies, a comparison is made to the Rail Industry Peer Group and a separate comparison is made to the General Industry Peer Group. These two comparisons are averaged together to approximate a comparison to both groups, and this process is referred to as a comparison to the “Peer Group Companies.” These peer group companies are listed in Appendix A to this proxy statement. The Committee last expanded the General Industry Peer Group in 2008 from companies having from $6 to $10 billion in revenues to companies having from $6 to $15 billion in revenues, and no adjustments were made to the criteria for selection of the Peer Group for 2009.

The Committee applies its executive compensation policies consistently to all Named Executive Officers, and the application of these policies produces differing amounts of compensation for executives at different management levels within the company. In setting the Chief Executive Officer’s compensation, the Committee applies the policies described above and, in particular, strives to balance comparative market data for chief executive officers of Peer Group Companies with its goal to provide meaningful incentive opportunities earned on the basis of performance which contributes to delivering stockholder returns. In considering comparative market data for the Chief Executive Officer, the Committee also considers time in position. For 2009, the Committee targeted between the 25th and 50th percentile as compared to the Peer Group Companies for Mr. Moorman’s base salary to reflect the Committee’s desire to provide adjustments in a gradual and incremental fashion. In addition, the Committee looks at executives at the vice chairman and executive vice president levels and considers the appropriate compensation differential between these levels. Because the Chief Executive Officer’s job carries the highest level of responsibility and has the greatest ability to drive shareholder value, his total compensation contains a higher variable or “at-risk” component than that of other executives.

In order to show the compensation differentials between the Chief Executive Officer and executive vice president levels, Norfolk Southern has chosen to report compensation for all of its executive vice presidents in the compensation tables in this proxy statement and to discuss their compensation in this Compensation Discussion and Analysis section.

Compensation Policy Risk Assessment

The Committee has considered the risks arising from Norfolk Southern’s compensation policies and practices for all employees and determined such policies or practices are not reasonably likely to have a material adverse effect on the Corporation.

Compensation Components

Overview

Norfolk Southern’s executive compensation programs are designed so that, at target levels of performance, total direct compensation for Executive Officers is in approximately the 65th percentile in aggregate as compared to the Peer Group Companies. Total direct compensation consists of salary, annual bonus, and long-term incentives. In establishing compensation for the different executive levels, the Committee strives to provide internal pay equity across each level so that executives occupying positions at a similar level and having a similar level of responsibility, such as executive vice presidents, receive similar total direct compensation. While the Committee may adjust compensation for an individual executive based on individual performance, the Committee determined in 2009 that the performance of all Named Executive Officers met or exceeded its expectations and therefore did not make any downward adjustments to compensation on the basis of individual performance.

The Committee considers what proportion of total direct compensation should be paid annually as base salary, as total cash compensation (salary plus bonus) and as long-term compensation. For 2009, the Committee targeted approximately the 50th percentile as compared to the Peer Group Companies as a guideline in establishing base salaries (see the discussion under “Salaries”) and the portion paid annually as total cash compensation. In 2009, the average portion of total direct compensation awarded as cash compensation was approximately 30% for Executive Officers, and the average portion of total direct compensation awarded as long-term incentive compensation was approximately 70%.

The Committee also considers where total direct compensation valued at the time of the award falls within the targeted 65th parameter. This comparison is based on salary for the upcoming year, an estimated 67% earn-out for the bonus, an estimated 50% earn out for performance share units awarded for the upcoming year, a binomial model valuation for options, and an estimated fair market value for restricted stock units. The value of long-term incentive compensation is based on the estimated fair market value of Norfolk Southern’s stock at the time the award is approved by the Committee.

For 2009, base salaries, total cash compensation and total direct compensation for the Named Executive Officers fell at the following percentiles as compared to the aggregate for Peer Group Companies:

	Base Salary	Total Cash Compensation	Total Direct Compensation
Mr. Moorman	25%	40%	56%
Mr. Tobias*	50%	51%	65%
Ms. Butler	44%	51%	65%
Mr. Hixon	54%	59%	68%
Mr. Manion	54%	59%	68%
Mr. Rathbone	54%	59%	68%
Mr. Seale	54%	59%	68%
Mr. Squires	44%	51%	65%

*Mr. Tobias retired April 1, 2009. Base salary comparison shown is based on his annualized salary assuming he worked for the full year.

Mr. Moorman’s base salary fell within the targeted range, and his total cash compensation fell below the targeted percentile because his total direct compensation consists of a higher proportion of compensation which is at risk (i.e., bonus, options and performance shares). Base salary and total cash compensation for Mr. Tobias, Mr. Hixon, Mr. Manion, Mr. Rathbone, and Mr. Seale fell within a reasonable range of the targeted 50th percentile for base salary and total cash compensation. Base salary for Ms. Butler and Mr. Squires fell below the targeted parameters because their time in position is relatively short and the Committee strives to provide salary adjustments in a gradual and incremental fashion; their total cash compensation fell within a reasonable range of the targeted 50th percentile.

In awarding long-term incentive compensation, the Committee considers the targeted total direct compensation and the prior year’s award to determine the total size of the long-term incentive award. Once the Committee establishes salary and bonus (i.e., total cash compensation), the remaining portion of total direct compensation is awarded as long-term incentive compensation. For Mr. Moorman, his total direct compensation awarded for 2009 was below the targeted 65th percentile but within a reasonable range in light of the Committee’s desire to provide compensation adjustments in a gradual and incremental fashion. For Ms. Butler, Mr. Hixon, Mr. Manion, Mr. Rathbone, Mr. Seale, Mr. Squires, and Mr. Tobias, the Committee considered their total direct compensation to be within a reasonable range of the targeted parameter.

The greater the level of an executive’s responsibility, the higher the proportion of his or her compensation which is at risk. For the at-risk portion of total direct compensation, the Committee awarded Executive Officers approximately 20% as an annual incentive in the form of an annual bonus and approximately 80% as long-term incentive compensation (options and performance shares). Each of these components is described below. The establishment of short-term at-risk compensation (i.e., bonus) is based in part on the total cash compensation target, and the establishment of long-term at-risk compensation is based in part on the total direct compensation target; this allocation is not directly based on a target against comparative market data for the amount of short-term compensation and long-term compensation which is at risk. In addition, the Committee considers market practices, internal pay equity, and our objective to attract and retain highly qualified executives in establishing short-term at-risk and long-term at-risk compensation. This allocation is re-evaluated annually.

The Committee further considers the portion of total direct compensation which is to be awarded as long-term compensation (including both the fixed and the at-risk portions) and how the long-term piece of compensation should be allocated between options, performance shares, and restricted stock units. This allocation is based on general market practices, compensation trends, governance practices, and business issues facing Norfolk Southern. In making this determination, the Committee takes into account the potential dilutive effect of stock-based awards and the burn rate of such awards, including guidance on these measures from proxy advisory services, and further considers the purpose behind each element of long-term compensation and how the allocation among these elements will contribute to its overall compensation policies. The Committee does not target comparative market data in making this allocation decision.

Salaries

Norfolk Southern targets approximately the 50th percentile as compared to Peer Group Companies as a guideline in establishing Executive Officers’ base salaries. However, Norfolk Southern may provide for base salaries above the median if, in the Committee’s view, a particular executive’s performance exceeded expectations; if an executive takes on additional responsibilities; or under other special circumstances. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Annual Bonus

Each of our Executive Officers participates in Norfolk Southern’s Executive Management Incentive Plan (“EMIP”), which is designed to compensate executives based on achievement of annual corporate performance goals. For 2009, Norfolk Southern targeted the 50th percentile as compared to the Peer Group Companies for Executive Officers’ base salaries plus bonuses.

Under EMIP, each participant has an opportunity to earn a bonus amount that is contingent upon achieving the relevant performance goals. The performance goals for 2009 were based 37.5% on pre-tax net income, 37.5% on operating ratio and 25% on a composite of three service measures, consisting of adherence to operating plan, connection performance, and train performance (which we will refer to as the “composite service measure”). Each metric is based on objective performance targets, and the composite service measure is based on goals for each of the three individual service measures. The composite service measure is comprised of 30% for adherence to operating plan, 30% for connection performance and 40% for train performance. The portions of the bonus based on pre-tax net income, operating ratio and the composite service measure each vest independently, so it is possible to earn a bonus by achieving the threshold on only one of these metrics. Norfolk Southern selected these metrics because it believes that use of such metrics promotes operating efficiency and thereby enhances stockholder value. To further drive improved performance in service, the Committee raised the composite service measure goals in 2009 and increased the weighting of this metric from 20% of the bonus in 2008 to 25% in 2009 (correspondingly decreasing the weighting of the pre-tax net income and operating ratio performance goals from 40% each in 2008 to 37.5% each in 2009). In addition, the Committee lowered the threshold payouts for pre-tax net income and operating ratio in recognition of the economic conditions but maintained the target and maximum payout goals to continue to provide incentives to drive performance for these metrics.

For 2009, the Committee set the following threshold, target and maximum payouts:

•	if Norfolk Southern achieved only one of each target listed below, then a threshold payout of:

—	0.02% at a pre-tax net income of $1.42 billion, or

—	0.02% at an operating ratio of 80%, or

—	10% at a composite service measure of 74%

•	a targeted payout of 61% for a pre-tax net income of $2.365 billion, an operating ratio of 72.2% and a composite service measure of 80%, and

•

a maximum payout of 100% if Norfolk Southern achieved a pre-tax net income equal to or in excess of $2.5 billion, an operating ratio equal to or lower than 71.6%, and a composite service measure equal to or in excess of 83.0%.

For each of the three performance goals, the Committee set various targets and resulting payouts at regular intervals between the threshold, target and maximum. The final bonus percentage is calculated using a weighted average of the payouts for each performance measure as shown below:

Operating Ratio		Pre-Tax Net Income (billions)		Composite Service Measure
37.5%		37.5%		25%
OR	Payout	PTNI	Payout	CSM	Payout
71.6%	100%	$2.50	100%	83.0%	100%
71.7%	92%	$2.49	92%	82.2%	90%
71.8%	84%	$2.48	84%	81.4%	80%
71.9%	76%	$2.47	76%	80.6%	70%
72.0%	66%	$2.46	66%	80.0%	60%
72.5%	59%	$2.36	59%	78.8%	56%
73.0%	52%	$2.26	52%	77.6%	52%
73.5%	45%	$2.16	45%	76.4%	48%
74.0%	38%	$2.06	38%	75.2%	44%
74.5%	30%	$1.97	30%	74.0%	40%
>80.0%	0%	<$1.42	0%	<74.0%	0%

Actual results for the year were applied to each schedule to determine the earned 2009 award, as detailed below:

Performance Metric	Performance	% of Award Earned	Component Weighting	Subtotal
Operating Ratio	75.4%	25.10%	37.5%	9.41%
Pre-Tax Net Income (billions)	$1.622	11.05%	37.5%	4.14%
Composite Service Measure	81.0%	75.00%	25.0%	18.75%
Total				32.3%

Long-Term Incentive Awards

Norfolk Southern believes that the most effective means to encourage long-term performance by our Executive Officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment and other long-term awards which vest on achievement of pre-determined performance goals. For 2009, the Committee adjusted the mix of regular long-term awards, decreasing the proportion awarded as restricted stock units and increasing the proportion awarded as stock options relative to 2008. At the same time, the Committee provided additional restricted stock units to Named Executive Officers in connection with the elimination of tax reimbursements on individually owned executive life insurance policies. Norfolk Southern eliminated its long-standing practice of reimbursing Named Executive Officers for the payment of taxes on premiums for individually owned executive life insurance policies in January 2009, so a one-time adjustment was made to the number of restricted stock units awarded to Executive Officers in lieu of future reimbursements. Based on the value estimated at the time the Committee approved the award, the regular award and one-time adjustment resulted in a long-term award allocation of approximately 34% as options, 24% as restricted stock units, and 42% as performance shares (assuming a 50% earn-out of performance share units granted). For 2008, approximately 33% of long-term compensation was awarded as options, 23% as restricted stock units and 44% as performance shares. In addition, Norfolk Southern required executives to enter into an agreement not to engage in competing employment as a condition to receiving the 2009 award.

Stock Options.    Norfolk Southern believes that use of options provides it with the ability to retain key employees and at the same time increase stockholder value since the value of the options is only realized if Norfolk Southern’s stock price increases from the date on which the options are granted. For 2009, the Committee increased the option vesting period from three to four years to encourage retention of key employees and awarded dividend equivalents on options during the four-year vesting period.

With the exception of employees hired in connection with the Conrail transaction in 1999, since 1989, Norfolk Southern has granted stock options annually at the regularly scheduled January meeting of the Committee. The Committee approves all options grants and sets the option price based on a long-standing pricing practice. Under this long-standing practice, the Board of Directors approves year-end financial results at its January meeting, and Norfolk Southern typically releases such results the following day. Also at the January meeting, the Committee sets the exercise price for the options as the fair market value of Norfolk Southern’s common stock on the first day of the upcoming window period during which executives are permitted to trade in Norfolk Southern’s securities and following the release of Norfolk Southern’s financial results (the “effective date”), thereby establishing a prospective effective date to price the options. Until 2007, options were priced at the fair market value of Norfolk Southern’s common stock on the effective date of the grant, based on the average of the high and low price. Beginning with the 2007 award, options were priced on the effective date of the grant at the higher of (i) the closing price or (ii) the average of the high and low price on the effective date of the grant.

Performance Shares.    Norfolk Southern uses performance shares to reward the achievement of performance goals over a three-year period. For performance shares, vesting of 1/3 of the shares is based on Return on Average Invested Capital, which Norfolk Southern believes is an indicator important to stockholders of a capital-intensive company such as Norfolk Southern. Return on Average Invested Capital for this purpose is calculated by dividing Norfolk Southern’s pre-tax income (adjusted to exclude interest expense and bonus accruals) by the average of Norfolk Southern stockholders’ equity plus debt due after one year as measured at the end of each year. Vesting of an additional one-third of the shares is based on total stockholder return as compared to the S&P 500 and the remaining 1/3 is based on operating ratio, all over a three-year performance period. Each 1/3 of performance shares granted vests independently of the other 2/3 and their respective performance metrics. Norfolk Southern believes that the use of the three metrics described above promotes the enhancement of stockholder value and efficient utilization of corporate assets.

In setting the performance targets for the 2009-2011 cycle, the Committee considered the performance targets for the 2008-2010 and 2007-2009 cycles and the earn-out percentages for prior years’ performance share awards. The Committee raised the performance target for Total Shareholder Return for the 2009-2011 cycle to motivate executives to seek improvement in this area, and retained the same performance targets for Operating Ratio and Return on Average Invested Capital because they continued to provide appropriate incentives. The Committee last raised the performance targets for Operating Ratio and Return on Average Invested Capital in 2007.

For the 2007-2009, 2008-2010 and 2009-2011 performance cycles, the performance criteria and resulting earn-out percentages are as follows:

Performance Metric	Three Year Average	% of PSUs Earned 2007-2009	% of PSUs Earned 2008-2010	% of PSUs Earned 2009-2011
Total Stockholder Return (“TSR”) vs. S&P 500	≥90th	100%	100%	100%
	80th	90%	90%	88%
	70th	85%	85%	75%
	60th	80%	80%	63%
	50th	75%	75%	50%
	40th	50%	50%	40%
	30th	30%	30%	30%
	≤25th	0%	0%	0%

Return on Average Invested Capital (“ROAIC”)	≥20%	100%	100%	100%
	19%	90%	90%	90%
	18%	80%	80%	80%
	17%	70%	70%	70%
	16%	60%	60%	60%
	15%	50%	50%	50%
	14%	40%	40%	40%
	13%	20%	20%	20%
	<13%	0%	0%	0%

Operating Ratio (“OR”)	≤68%	100%	100%	100%
	73%	75%	75%	75%
	78%	50%	50%	50%
	83%	25%	25%	25%
	>83%	0%	0%	0%

The earned award for the 2007-2009 performance shares was determined as follows:

Performance Metric	Performance	% of Award Earned	Component Weighting	Subtotal
Total Stockholder Return (“TSR”) vs. S&P 500	57.7%	78.9%	33.3%	26.3%
Return on Average Invested Capital (“ROAIC”)	16.6%	66.0%	33.3%	22.0%
Operating Ratio (“OR”)	73.0%	75.0%	33.3%	25.0%
Total				73.3%

For the 2009-2011 performance shares, Norfolk Southern used a 50% earn-out assumption to value the award for market comparison purposes. Over the past ten years, the earn-out has averaged 59%, ranging from 87% to 14% based on performance for the applicable performance cycle.

Restricted Stock Units.    Norfolk Southern believes that the use of time-based restricted stock units serves as a key retention tool for keeping valued members of management. For 2009, Norfolk Southern granted restricted stock units which vest on the fifth anniversary of the date of grant, which settle in whole shares of Norfolk Southern common stock and which units are not forfeited upon retirement, disability or death.

Retirement Plans and Programs

Norfolk Southern believes that its Retirement Plan and Supplemental Benefit Plan provide it with the ability to retain key employees over a longer period. Norfolk Southern sponsors a qualified defined benefit pension plan that provides a benefit based on age, service and a percentage of final average compensation. Norfolk Southern also sponsors a non-qualified supplemental benefit plan that provides a retirement benefit for salary that is deferred, restores the retirement benefit for amounts in excess of the Internal Revenue Code limitations for tax-qualified retirement plans and provides enhanced retirement benefits for certain executives. In addition to supporting the goal to retain key employees, Norfolk Southern believes that the supplemental benefit plan also recognizes, rewards and encourages contributions by its key employees and maintains internal equity by ensuring that benefit levels are based on compensation levels that reflect the relative value of each participant.

Other Benefits and Perquisites

Norfolk Southern provides the Executive Officers with certain health and welfare benefits as well as certain other perquisites which Norfolk Southern believes are necessary to retain Executive Officers and to enhance their productivity. The value of perquisites is considered as part of the total compensation package when other elements are evaluated.

Norfolk Southern’s Board of Directors has directed and requires each of the Chairman, President and Chief Executive Officer, his family and guests when appropriate, to use Norfolk Southern’s aircraft whenever reasonably possible for air travel. Norfolk Southern believes that such use of the corporate aircraft promotes its best interests by ensuring the immediate availability of this officer and by providing a prompt, efficient means of travel and in view of the need for security in such travel. For the same reasons, Norfolk Southern’s Board of Directors has determined that the Chairman, President and Chief Executive Officer may authorize employees and their guests to use the corporate aircraft for purposes which further the business interests of Norfolk Southern and when the aircraft is not otherwise needed for business use. Such use by other employees and their guests is infrequent. Other perquisites include executive physicals, personal use of company facilities, certain approved spousal travel, and tax preparation services. Norfolk Southern discontinued tax gross-up payments on all perquisites for executive officers in 2009, and the provision of company cars and club dues for the Chairman, President and Chief Executive Officer and the Executive Vice Presidents was discontinued in 2008 (except for the chief marketing officer, who is reimbursed for club dues on memberships which further the business interests of Norfolk Southern).

Norfolk Southern believes that the benefits and perquisites described above are appropriate to remain competitive compared to other companies and to promote retention of these officers.

Impact of the Tax Treatment of Awards on Norfolk Southern’s Compensation Policies

Norfolk Southern’s executive compensation program has been carefully considered in light of the applicable tax rules. Accordingly, Norfolk Southern amended the Long-Term Incentive Plan in 2005 with stockholder approval to permit the grant of performance-based compensation that meets the requirements of Section 162(m) and amended the Executive Management Incentive Plan to permit the continued grant of Section 162(m) qualifying performance-based compensation under that Plan and is re-submitting both plans to stockholders for approval at this meeting (see pages 10 through 24). However, Norfolk Southern believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. Norfolk Southern reserves and will continue to exercise its discretion in this area so as to serve the best interests of Norfolk Southern and its stockholders.

Change-in-Control Agreements

Norfolk Southern entered into change-in-control agreements during 1996 at a time of consolidation in the rail industry. The agreements were intended to provide certain economic protections to executives in the event of a termination of employment following a change-in-control of Norfolk Southern and to keep management intact and focused on the best interests of Norfolk Southern during uncertain times. Benefits will not be paid under the agreements unless both a change in control occurs and the executive’s employment is terminated or constructively terminated following the change in control. We believe this “double trigger” maximizes stockholder value because this structure would prevent an unintended windfall to management in the event of a change in control that does not result in the termination (or constructive termination) of employment of management. In 2002, the Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval. During 2006, Norfolk Southern, with assistance from outside compensation consultants, evaluated the existing change-in-control agreements. Based on the review conducted by the consultant, Norfolk Southern determined that the agreements were comparable in value to change-in-control agreements provided by similarly sized companies. The change-in-control agreements were revised in 2008 to comply with Section 409A of the Internal Revenue Code but did not enhance or increase benefits provided under the agreements as they existed prior to the revisions.

Share Ownership Guidelines

Norfolk Southern’s Board of Directors has established as part of its Corporate Governance Guidelines the following ownership guidelines for shares of Norfolk Southern stock for its directors and executive officers:

Position	Minimum Value
Director	5 times annual retainer

Chairman, President and Chief Executive Officer	5 times annual salary

Executive Vice Presidents	3 times annual salary

Senior Vice Presidents and Vice Presidents	1 times annual salary

For directors, Norfolk Southern common stock, restricted stock, stock equivalents held in Norfolk Southern’s dividend reinvestment plan, or deferred and restricted stock units held in Norfolk Southern’s Long-Term Incentive Plan or under the Directors’ Deferred Fee Plan count toward this requirement. For executive officers, Norfolk Southern common stock and stock equivalents held in Norfolk Southern’s 401(k) plan, dividend reinvestment plan and through share retention agreements are counted toward these requirements, but unexercised stock options or unvested equity awards do not count. Directors and officers may acquire such holdings over a five-year period. These ownership guidelines were increased in 2007, and all directors and officers currently meet this guideline or are expected to meet the guideline within the five-year grace period.

Pledging; Hedging

All Executive Officers of Norfolk Southern are required to clear any transaction involving its common stock with Norfolk Southern’s Corporate Secretary prior to engaging in the transaction. Certain Executive Officers maintain securities accounts at brokerage firms, and the positions held in such accounts, which may from time to time include shares of Norfolk Southern common stock, may be pledged as collateral security for the repayment of any debit balances in the accounts. None of Norfolk Southern’s Executive Officers have otherwise pledged or hedged Norfolk Southern’s securities.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

While Norfolk Southern does not anticipate there would ever be circumstances where a restatement of earnings upon which incentive plan award decisions were based would occur, should such an unlikely event take place, Norfolk Southern, in evaluating such circumstances, would have discretion to take all actions necessary to protect the interests of stockholders up to and including actions to recover such incentive awards. In 2010, the Committee added a clawback provision to the 2010 performance share awards to permit the recovery of performance share awards following a material restatement of Norfolk Southern’s financial results, and the Board added a similar clawback provision to permit recovery of bonuses under the Executive Management Incentive Plan that is submitted to shareholders for approval (see page 20).

Compensation Tables

Summary Compensation Table

The following table shows the total compensation awarded to, earned by or paid to each Named Executive Officer during 2009 for service in all capacities to Norfolk Southern and our subsidiaries for the fiscal year ended December 31, 2009. The table also sets forth information regarding the fiscal 2008 and 2007 compensation for Messrs. Moorman, Squires, Tobias, Manion and Seale and the fiscal 2008 compensation for Ms. Butler, and Messrs. Hixon and Rathbone because they were also Named Executives Officers in those fiscal years. As described in the Compensation Discussion and Analysis section of this proxy statement, we are reporting compensation during 2009 for all our officers with positions at or above the level of executive vice president.

Name and Principal Position (a)	Year (b)	Salary[1] ($) (c)	Bonus ($) (d)	Stock Awards[2] ($) (e)	Option Awards[2] ($) (f)	Non- Equity Incentive Plan Compen- sation[1] ($) (g)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings[3] ($) (h)	All Other Compen- sation[4] ($) (i)	Total ($) (j)
Charles W. Moorman, IV Chairman, President and Chief Executive Officer	2009	950,000	0	4,870,540	2,499,750	613,700	3,677,575	144,611	12,756,176
	2008	950,000	0	6,768,618	2,415,000	1,759,400	1,867,304	132,239	13,892,561
	2007	800,000	0	6,194,375	2,477,500	862,400	1,931,544	153,570	12,419,389

James A. Squires Executive Vice President- Finance and Chief Financial Officer	2009	465,000	0	1,327,930	672,660	187,767	366,028	67,188	3,086,573
	2008	435,000	0	1,782,525	656,880	503,513	183,024	40,808	3,601,750
	2007	315,000	0	572,360	218,020	202,630	106,261	59,138	1,473,409

Stephen C. Tobias Vice Chairman and Chief Operating Officer (retired April 1, 2009)	2009	162,500	0	2,250,115	999,900	70,866	839,706	140,258	4,463,345
	2008	650,000	0	3,615,817	966,000	812,565	245,073	146,317	6,435,772
	2007	600,000	0	2,477,750	991,000	436,590	513,297	189,305	5,207,942

Deborah H. Butler Executive Vice President- Planning and Chief Information Officer	2009	465,000	0	1,327,930	672,660	187,767	854,407	49,778	3,557,542
	2008	435,000	0	1,782,525	656,880	503,513	284,734	22,665	3,685,317

James A. Hixon Executive Vice President-Law and Corporate Relations	2009	500,000	0	1,327,930	672,660	201,900	742,913	66,188	3,511,591
	2008	500,000	0	1,782,525	656,880	578,750	358,982	47,378	3,924,515

Mark D. Manion Executive Vice President- Operations	2009	500,000	0	1,327,930	672,660	201,900	1,163,210	37,420	3,903,120
	2008	500,000	0	1,782,525	656,880	578,750	602,013	36,204	4,156,372
	2007	425,000	0	1,694,781	673,880	286,344	651,882	68,776	3,800,663

John P. Rathbone Executive Vice President- Administration	2009	500,000	0	1,327,930	672,660	201,900	958,491	56,847	3,717,828
	2008	500,000	0	1,782,525	656,880	578,750	493,535	72,880	4,084,570

Donald W. Seale Executive Vice President and Chief Marketing Officer	2009	500,000	0	1,327,930	672,660	201,900	1,056,433	41,739	3,800,662
	2008	500,000	0	1,782,525	656,880	578,750	521,579	50,008	4,089,742
	2007	425,000	0	1,694,781	673,880	286,344	543,247	100,440	3,723,692

1Represents salary and non-equity incentive plan compensation earned during 2007, 2008 and 2009 received on a current or deferred basis.

2Represents the full grant date fair value computed in accordance with FASB ASC Topic 718. For Performance Share Units, the full grant date fair value is determined consistent with the estimated full cost to be recognized over the three-year performance period, determined as of January 31 following the grant date under FASB ASC Topic 718. For discussions of the relevant assumptions made in calculating these amounts, see note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. For the grant date fair value of only those awards granted to the Named Executive Officers in 2009, see the Grants of Plan-Based Awards Table on page 56. The value of the Stock Awards reported in column (e), assuming the highest level of performance would be achieved, is as follows:

Year	C. W. Moorman	J. A. Squires	S. C. Tobias	D. H. Butler	J. A. Hixon	M. D. Manion	J. P. Rathbone	D. W. Seale
2009	$6,695,965	$1,819,135	$2,980,285	$1,819,135	$1,819,135	$1,819,135	$1,819,135	$1,819,135
2008	$7,822,075	$2,069,065	$4,037,200	$2,069,065	$2,069,065	$2,069,065	$2,069,065	$2,069,065
2007	$7,433,250	$681,381	$2,973,300	$408,829	$2,031,755	$2,031,755	$2,031,755	$2,031,755

3Of these amounts for 2009, the following represent the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefits under our Retirement Plan and Supplemental Benefit Plan during 2009: Mr. Moorman, $3,668,883, Mr. Squires, $366,028, Mr. Tobias, $561,441, Ms. Butler, $848,552, Mr. Hixon, $735,552, Mr. Manion, $1,132,304, Mr. Rathbone, $927,165, and Mr. Seale, $1,013,337. The remainder of the amounts shown in this column for 2009 represent the amounts by which 2009 interest accrued on salary and bonuses deferred by them under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

4For each Named Executive Officer, the amount for 2009 includes (i) perquisites as set forth in the table below, (ii) matching contributions to our Thrift and Investment Plan of $5,688 for Mr. Tobias and $8,575 for all other officers, and (iii) premiums paid on individually owned executive life insurance policies as follows: for Mr. Moorman, $21,133, Mr. Tobias, $73,793, Mr. Squires, $8,691, Ms. Butler, $12,826, Mr. Hixon, $12,826, Mr. Manion, $13,082, Mr. Rathbone, $12,782, and Mr. Seale, $12,054. For the following Named Executive Officers, the figure also includes amounts we contributed to charitable organizations on their behalf pursuant to our matching gifts programs: for Mr. Moorman, $63,492, Mr. Squires, $45,900, Mr. Tobias, $26,456, Ms. Butler, $21,500, Mr. Hixon, $40,500, Mr. Manion, $5,000, Mr. Rathbone, $34,000, and Mr. Seale, $18,500. For Mr. Moorman, the amount also includes his proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program.

Perquisites for our Named Executive Officers during 2009 consisted of the following:

	Use of Corporate Aircraft ($)	Tax Preparation and Financial Planning ($)	Use of Corporate Auto ($)	Use of Corporate Facilities ($)	Annual Physicals ($)	Club Dues and Membership ($)	Spousal Meals & Travel ($)	Gifts & Retirement Memorabilia ($)	Total ($)
C. W. Moorman	38,626	0	0	1,162	4,800	0	482	238	45,308

J. A. Squires	0	0	0	0	3,800	0	125	97	4,022

S. C. Tobias	22,568	0	0	0	0	0	125	11,628	34,321

D. H. Butler	0	2,000	0	780	4,000	0	0	97	6,877

J. A. Hixon	0	0	0	390	3,800	0	0	97	4,287

M. D. Manion	4,340	2,000	0	0	3,800	0	429	194	10,763

J. P. Rathbone	0	1,340	0	53	0	0	0	97	1,490

D. W. Seale	0	2,000	0	0	0	0	372	238	2,610

Perquisites also included participation in the Executive Accident Plan, for which there was no aggregate incremental cost. All perquisites are valued on the basis of aggregate incremental cost to

us. With regard to personal use of company aircraft, aggregate incremental cost is calculated as the weighted-average cost of fuel, crew hotels and meals, aircraft maintenance and other variable costs. Use of corporate aircraft includes use by the Named Executive Officers and their spouses and other family members, as permitted by resolution of the Board of Directors.

2009 Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Committee Action Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options[5] (#) (j)	Exercise or Base Price of Option Awards[6] ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[7] ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Charles W. Moorman, IV	01/27/09	01/27/09	380	1,159,000	1,900,000
	01/29/09	01/27/09				550	68,750	137,500				5,321,938
	01/29/09	01/27/09							35,500			1,374,028
	01/29/09	01/27/09								137,500	38.705	2,499,750

James A. Squires	01/27/09	01/27/09	140	354,563	581,250
	01/29/09	01/27/09				148	18,500	37,000				1,432,085
	01/29/09	01/27/09							10,000			387,050
	01/29/09	01/27/09								37,000	38.705	672,660

Stephen C. Tobias	01/27/09	01/27/09	49	133,819	219,375
	01/29/09	01/27/09				220	27,500	55,000				2,128,775
	01/29/09	01/27/09							22,000			851,510
	01/29/09	01/27/09								55,000	38.705	999,990

Deborah H. Butler	01/27/09	01/27/09	140	354,563	581,250
	01/29/09	01/27/09				148	18,500	37,000				1,432,085
	01/29/09	01/27/09							10,000			387,050
	01/29/09	01/27/09								37,000	38.705	672,660

James A. Hixon	01/27/09	01/27/09	150	381,250	625,000
	01/29/09	01/27/09				148	18,500	37,000				1,432,085
	01/29/09	01/27/09							10,000			387,050
	01/29/09	01/27/09								37,000	38.705	672,660

Mark D. Manion	01/27/09	01/27/09	150	381,250	625,000
	01/29/09	01/27/09				148	18,500	37,000				1,432,085
	01/29/09	01/27/09							10,000			387,050
	01/29/09	01/27/09								37,000	38.705	672,660

John P. Rathbone	01/27/09	01/27/09	150	381,250	625,000
	01/29/09	01/27/09				148	18,500	37,000				1,432,085
	01/29/09	01/27/09							10,000			387,050
	01/29/09	01/27/09								37,000	38.705	672,660

Donald W. Seale	01/27/09	01/27/09	150	381,250	625,000
	01/29/09	01/27/09				148	18,500	37,000				1,432,085
	01/29/09	01/27/09							10,000			387,050
	01/29/09	01/27/09								37,000	38.705	672,660

1Consistent with past practice, our Compensation Committee made all equity awards to directors and executive officers effective on the day after a full trading day has elapsed following the release of our fiscal year financial results. Because the meeting at which these awards were made occurred prior to the effective date of the awards, we have provided both dates in accordance with SEC rules. See page 43 of our Compensation Discussion and Analysis section for further discussion of our equity award grant practices.

2These awards were made pursuant to our Executive Management Incentive Plan (“EMIP”) and were earned upon the achievement of certain performance goals established by the Compensation Committee for the fiscal year ended December 31, 2009. For a discussion of these performance goals, see page 48 of our Compensation Discussion and Analysis section included in this proxy statement. Our Compensation Committee targeted a payout of

61% in 2009 in setting the annual performance goals for EMIP incentive awards. Consequently, the target amounts in this column assume that the Named Executive Officers earned 61% of the maximum potential EMIP awards that they could have earned. The threshold amounts assume that the Named Executive Officers earned the minimum EMIP awards based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not have been entitled to any EMIP awards. Our Named Executive Officers actually earned 32.3% of their maximum potential EMIP awards based on our performance during 2009, which amounts are included under “Non-Equity Incentive Compensation” in the Summary Compensation Table.

3These amounts represent grants of performance share units made pursuant to our Long-Term Incentive Plan (“LTIP”). These performance share units will be earned over the performance cycle ending December 31, 2011. For a discussion of the other material terms of these awards, see the narrative discussion which follows this table. LTIP does not provide a performance target for earning performance share units under this feature of the plan; however, the Compensation Committee targets a payout of 50% in setting the performance goals for performance share unit awards. Consequently, the target amounts assume that the Named Executive Officers will earn 50% of the maximum potential number of performance share units that can be earned under the awards. The threshold amounts assume that the Named Executive Officers will earn the minimum number of performance share units based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not receive any performance share units. Our Named Executive Officers actually earned 73.3% of their maximum potential performance share unit awards for the performance cycle ended December 31, 2009, based on our performance during the three-year period ended December 31, 2009.

4These amounts represent grants of restricted stock units made under LTIP. For a discussion of the material terms of these awards, see the narrative discussion which follows this table.

5These options (of which the first 2,583 granted to each Named Executive Officer are incentive stock options and the remainder are non-qualified stock options) were granted as of January 29, 2009, and are exercisable as of January 29, 2013. Dividend equivalents are paid in cash to active employees on unexercised options for four years in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock.

6 Our Compensation Committee granted these options at an exercise price equal to the higher of the closing market price or the average of the high and low prices of our common stock on the effective date of the grant. The closing price was lower than the average price on the date of grant, so the exercise price shown is the average price on the date of grant. The exercise price may be paid in cash or in shares of our common stock (previously owned by the optionee for at least one year preceding the date of exercise) valued on the date of exercise.

7Amounts represent the full grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. For awards that entitle the Named Executive Officers to dividends or dividend equivalents, those amounts are computed in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Awards

Our Long-Term Incentive Plan (“LTIP”), as last approved by stockholders in 2005, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units and performance share units to directors, officers and other key employees of Norfolk Southern and its subsidiaries. The Compensation Committee, Performance- Based Compensation Committee, or any other Committee of the Corporation’s Board of Directors that is authorized to grant awards under LTIP has sole discretion (except as the Committee may have delegated to the Chief Executive Officer) to:

•	interpret LTIP;

•	select LTIP participants;

•	determine the type, size, terms and conditions of awards under LTIP;

•	authorize the grant of such awards; and

•	adopt, amend and rescind rules relating to LTIP.

Except for capital adjustments such as stock splits, the exercise price of a stock option granted under LTIP may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless the repricing, modification or replacement is approved by our stockholders. Receipt of an award under LTIP in 2009 was made contingent upon the participant’s execution of a non-competition agreement, and all awards are subject to forfeiture in the event the participant “engages in competing employment” for a period of time following retirement.

The Compensation Committee met to approve the 2009 option grants on January 27, 2009. In order to permit thorough dissemination of our financial results for the fiscal year ended December 31, 2008, the Committee made these grants effective January 29, 2009. See page 49 of our Compensation Discussion and Analysis section for further discussion of our equity award grant practices. These options become exercisable as of January 29, 2013, or if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the participant’s retirement or death. Dividend equivalents are paid in cash to active employees on unexercised options for four years in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the date of exercise.

The restricted stock units awarded in 2009 are subject to a five-year restriction period and will be settled in shares of our common stock. Dividend equivalents are paid in cash on restricted stock units in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. During the restriction period, the holder of restricted stock units has no voting or investment power over the underlying common stock.

Performance share units entitle a recipient to receive performance-based compensation at the end of a three-year performance cycle based on our performance during that three-year period. For awards made in 2009, the award cycle began on January 1, 2009 and ends December 31, 2011. Under the 2009 performance share unit awards, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for earning up to one-third of the total number of performance share units granted (with each one-third portion vesting independent of the other portions): (1) three-year average return on average invested capital, (2) three-year average operating ratio, and (3) three-year total return to stockholders. A more detailed discussion of these performance criteria can be found beginning on page 50 of our Compensation Discussion and Analysis section included in this proxy statement. Performance share units that are earned will be distributed in whole shares of our common stock, with any fraction of a whole share of common stock paid in cash.

For 2009, awards to our Named Executive Officers under the Executive Management Incentive Plan (“EMIP”) were paid based on our performance relative to the following pre-determined criteria: operating ratio, pre-tax net income, and a composite of three service measures, consisting of adherence to operating plan, connection performance and train performance. The performance standards relative to these criteria were established by the Compensation Committee in January 2009. A more detailed discussion of these performance criteria can be found on page 48 of our Compensation Discussion and Analysis included in this proxy statement.

The Compensation Committee set Mr. Moorman’s 2009 incentive opportunity at 200% of his 2009 base salary, Mr. Tobias’ at 135% of his 2009 base salary, and the remaining Named Executive Officers’ at 125% of their 2009 base salaries. For 2009, all Named Executive Officers earned 32.3% of their individual incentive opportunity EMIP awards. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

For further discussion of our plans and how these LTIP and EMIP awards fit into our executive compensation program, see the Compensation Discussion and Analysis section beginning on page 43 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End 2009

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)[4] (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)[5] (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[6] (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[5] (j)
C. W. Moorman	25,554				22.4900	01/27/2012	180,500	9,461,810	210,663	11,042,954
	30,000				19.6250	02/02/2013
	30,000				22.0200	01/29/2014
	45,000				34.1000	01/27/2015
	75,000				49.4250	01/26/2016
		125,000	[1]		49.5550	01/24/2017
		125,000	[2]		50.7400	01/23/2018
		137,500	[3]		38.7050	01/28/2019

J. A. Squires	3,231				15.4750	01/28/2011	28,750	1,507,075	56,983	2,987,049
	4,446				22.4900	01/27/2012
	12,000				19.6250	02/02/2013
	13,000				22.0200	01/29/2014
	9,000				34.1000	01/27/2015
	6,800				49.4250	01/26/2016
		11,000	[1]		49.5550	01/24/2017
		34,000	[2]		50.7400	01/23/2018
		37,000	[3]		38.7050	01/28/2019

S. C. Tobias	45,459				22.0200	01/29/2014	0	0	84,265	4,417,171
	35,000				34.1000	01/27/2015
	30,000				49.4250	01/26/2016
	50,000				49.5550	01/24/2017
	50,000				50.7400	01/23/2018
		55,000	[3]		38.7050	01/28/2019

D. H. Butler	5,300				34.1000	01/27/2015	24,050	1,260,701	56,983	2,987,049
	4,100				49.4250	01/26/2016
		6,500	[1]		49.5550	01/24/2017
		34,000	[2]		50.7400	01/23/2018
		37,000	[3]		38.7050	01/28/2019

J. A. Hixon	30,000				22.4900	01/27/2012	65,000	3,407,300	56,983	2,987,049
	40,000				19.6250	02/02/2013
	30,000				22.0200	01/29/2014
	16,000				34.1000	01/27/2015
	20,000				49.4250	01/26/2016
		34,000	[1]		49.5550	01/24/2017
		34,000	[2]		50.7400	01/23/2018
		37,000	[3]		38.7050	01/28/2019

M. D. Manion	25,554				22.4900	01/27/2012	65,000	3,407,300	56,983	2,987,049
	24,905				19.6250	02/02/2013
	20,459				22.0200	01/29/2014
	16,000				34.1000	01/27/2015
	20,000				49.4250	01/26/2016
		34,000	[1]		49.5550	01/24/2017
		34,000	[2]		50.7400	01/23/2018
		37,000	[3]		38.7050	01/28/2019

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)[4] (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)[5] (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[6] (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[5] (j)
J. P. Rathbone	30,000				22.4900	01/27/2012	65,000	3,407,300	56,983	2,987,049
	30,000				19.6250	02/02/2013
	30,000				22.0200	01/29/2014
	16,000				34.1000	01/27/2015
	20,000				49.4250	01/26/2016
		34,000	[1]		49.5550	01/24/2017
		34,000	[2]		50.7400	01/23/2018
		37,000	[3]		38.7050	01/28/2019

D. W. Seale	60,000				22.4900	01/27/2012	65,000	3,407,300	56,983	2,987,049
	24,905				19.6250	02/02/2013
	30,000				22.0200	01/29/2014
	16,000				34.1000	01/27/2015
	20,000				49.4250	01/26/2016
		34,000	[1]		49.5550	01/24/2017
		34,000	[2]		50.7400	01/23/2018
		37,000	[3]		38.7050	01/28/2019

1These options vest on January 25, 2010 or, if the Named Executive Officer retires before that date, the date of retirement.

2These options vest on January 24, 2011 or, if the Named Executive Officer retires before that date, the date of retirement.

3These options vest on January 28, 2013 or, if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the date of retirement or death.

4The following table provides information with respect to the vesting of each Named Executive Officer’s restricted shares:

Name	Award Type	01/28/10
C. W. Moorman	Restricted Shares	54,000
J. A. Squires	Restricted Shares	5,400
D. H. Butler	Restricted Shares	3,180
J. A. Hixon	Restricted Shares	24,600
M. D. Manion	Restricted Shares	24,600
J. P. Rathbone	Restricted Shares	24,600
D. W. Seale	Restricted Shares	24,600

The following table provides information with respect to the vesting of each Named Executive Officer’s restricted stock units:

Name	Award Type	01/28/10	01/25/12	01/24/13	01/29/14
C. W. Moorman	Restricted Stock Units	36,000	25,000	30,000	35,500
J. A. Squires	Restricted Stock Units	3,600	2,750	7,000	10,000
D. H. Butler	Restricted Stock Units	2,120	1,750	7,000	10,000
J. A. Hixon	Restricted Stock Units	16,400	7,000	7,000	10,000
M. D. Manion	Restricted Stock Units	16,400	7,000	7,000	10,000
J. P. Rathbone	Restricted Stock Units	16,400	7,000	7,000	10,000
D. W. Seale	Restricted Stock Units	16,400	7,000	7,000	10,000

5These values are based on the $52.42 closing market price of our common stock on December 31, 2009.

6These amounts represent (i) grants of performance share units made in 2008 pursuant to the Long-Term Incentive Plan (“LTIP”) that will be earned out over the three-year period ending December 31, 2010, and (ii) grants of performance share units made in 2009 pursuant to LTIP that will be earned out over the three-year period ending December 31, 2011. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, the number of performance share units that may be earned by each Named Executive Officer for these grants is 81.3% for the grants of performance share units made in 2008, and 79.3% for the grants of performance share units made in 2009, which represents the actual percentage achieved for each completed year in the performance period and assuming the maximum goal is attained for each year in the performance period which is not yet completed. Actual results may cause the Named Executive Officers to earn fewer performance share units. Grants of performance share units made in 2008 that are earned will be paid one-half in cash and one-half in shares of our common stock, and grants of performance share units made in 2009 will be distributed in whole shares of common stock, with any fraction of a whole share of common stock paid in cash.

Option Exercises and Stock Vested in 2009

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)[1] (c)	Number of Shares Acquired on Vesting (#)[2] (d)	Value Realized on Vesting ($)[2] (e)
C. W. Moorman	50,000	1,525,845	75,000	2,742,750

J. A. Squires	5,904	207,865	6,800	248,676

S. C. Tobias[3]	0	0	70,000 30,000 10,000 30,000 22,000	2,356,900 1,097,100 336,700 1,010,100 740,740

D. H. Butler	0	0	4,100	149,937

J. A. Hixon	10,000 10,000 10,000	225,100 275,100 305,950	20,000	731,400

M. D. Manion	4,541	137,025	20,000	731,400

J. P. Rathbone	0	0	20,000	731,400

D. W. Seale	6,462	236,865	20,000	731,400

1Represents the difference between the average of the high and low of the market price(s) of the underlying common stock on the day of exercise and the exercise price of the option(s).

2Represents the aggregate number of restricted shares and restricted stock units that vested during fiscal 2009, multiplied by the average of the high and low of the market price(s) of the underlying shares on the vesting date(s).

3All of Mr. Tobias’ restricted shares and restricted stock units are shown as vesting in 2009 in the above table because the service requirements under all restricted shares and restricted stock units held by Mr. Tobias terminated upon his retirement in 2009. However, these restricted shares and restricted stock units are subject to forfeiture if Mr. Tobias engages in competing employment during the applicable restriction periods. Mr. Tobias may not sell or otherwise transfer these restricted shares and restricted stock units until such restriction periods have lapsed.

Retirement Benefits

2009 Pension Benefits Table

The following table shows, as of December 31, 2009, each Named Executive Officer’s years of credited service, present value of accumulated benefit and benefits received, if any, under each of (i) the tax-qualified Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “Retirement Plan”) and (ii) the non-qualified Supplemental Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “SERP”).

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)		Payments During Last Fiscal Year ($) (e)
Charles W. Moorman, IV	Retirement Plan SERP	37 37	1,513,525 9,974,868		0 0

James A. Squires	Retirement Plan SERP	18 18	306,201 736,452		0 0

Stephen C. Tobias	Retirement Plan SERP	40 40	1,980,742 7,706,092	[1]	119,897 481,865

Deborah H. Butler	Retirement Plan SERP	32 32	746,867 1,608,049		0 0

James A. Hixon	Retirement Plan SERP	25 25	742,358 2,337,166		0 0

Mark D. Manion	Retirement Plan SERP	35 35	994,474 3,433,215		0 0

John P. Rathbone	Retirement Plan SERP	29 29	1,040,977 2,924,516		0 0

Donald W. Seale	Retirement Plan SERP	34 34	1,057,796 3,325,048		0 0

1Reflects enhanced pension benefits under an agreement approved by our Board of Directors on September 25, 2001 (and included in column c). This agreement was provided in exchange for Mr. Tobias’ continued employment with Norfolk Southern for an additional two years. A form of this agreement was filed as an exhibit to our Form 10-Q for the quarter ended September 30, 2001. Because Mr. Tobias remained employed with us through September 30, 2003, (i) he received three additional years of creditable service and (ii) his benefit is based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service. Under the Retirement Plan and the SERP, not more than 40 years of creditable service can be used in determining a participant’s pension benefit. Because Mr. Tobias had 40 years of actual creditable service upon his retirement, the years of service enhancement under the agreement did not provide any additional benefit to him.

Narrative to Pension Benefits Table

The above table shows the number of years of credited service and the actuarial present value of each Named Executive Officer’s accumulated benefits under our defined benefit plans as of December 31, 2009, which is the pension plan measurement date we use for financial reporting purposes. A retirement age of 60 is assumed for purposes of the table, the earliest time at which a participant may retire under the plans without any benefit reduction due to age. For Mr. Tobias, his actual age was used. For a discussion of the other material assumptions applied in quantifying the present values of the above accrued benefits, see note 11 to our financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The benefits shown are in addition to amounts payable under the U.S. Railroad Retirement Act.

Under the Retirement Plan and the SERP, except as noted above or in the event of a change in control (see below), each Named Executive Officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% of total years of creditable service, but not in excess of 40 years of creditable service (which would be equivalent to a maximum of 60% of such average compensation), less an offset for the annual Railroad Retirement Act annuity. Average compensation includes salary (including any pre-tax contributions the Named Executive Officer makes to our: (i) 401(k) plan; (ii) Comprehensive Benefits Plan (for medical, dental and similar coverages); and (iii) pre-tax transportation plan), awards under the Executive Management Incentive Plan and unused vacation amounts paid upon severance from employment. Under the Retirement Plan and the SERP, annual retirement benefits will be payable to each Named Executive Officer upon retirement and, upon the Named Executive Officer’s death, to his or her spouse on a joint-and-survivor-annuity basis.

Mr. Tobias retired effective April 1, 2009. Ms. Butler and Messrs. Moorman, Hixon, Manion, Rathbone, and Seale are eligible for early retirement since they have reached age 55 and have 10 years of creditable service. If Ms. Butler and Messrs. Moorman, Hixon, Manion, Rathbone, and Seale choose to retire prior to age 60, their benefits will be reduced by 1/360th for each month they are under age 60 at the time of retirement.

We have no policy with regard to granting extra years of credited service. However, as noted above, our Board has in certain circumstances credited executives with additional years of service. In addition, as described below, our change-in-control agreements provide for additional years of credited service in limited circumstances.

Deferred Compensation

Our Named Executive Officers may have deferred the receipt of portions of their compensation under two separate deferred compensation plans: the Officers’ Deferred Compensation Plan (“ODCP”) and the Executives’ Deferred Compensation Plan (“EDCP”). The table and narrative below describe the material elements of these plans.

2009 Nonqualified Deferred Compensation Table

Name (a)	Plan	Executive Contributions in Last FY ($)[1] (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)[2] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)[3] (f)
Charles W. Moorman, IV	ODCP	0	0	41,602	0	483,230
	EDCP	0	0	45,974	0	201,913

James A. Squires	ODCP	0	0	0	0	0
	EDCP	172,390	0	140,748	0	615,915

Stephen C. Tobias	ODCP	0	0	859,375	0	7,735,446
	EDCP	0	0	0	0	0

Deborah H. Butler	ODCP	0	0	31,706	0	381,822
	EDCP	0	0	170,062	0	1,228,729

James A. Hixon	ODCP	0	0	44,585	0	537,709
	EDCP	0	0	147,513	0	667,019

Mark D. Manion	ODCP	0	0	138,957	0	1,406,650
	EDCP	289,375	0	269,695	0	1,045,443

John P. Rathbone	ODCP	0	0	147,261	0	1,483,148
	EDCP	0	0	0	0	0

Donald W. Seale	ODCP	0	0	224,013	0	2,541,123
	EDCP	144,688	0	221,249	0	1,335,743

1Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column(s) of the Summary Compensation Table.

2Of these amounts, the following amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and represent the extent to which 2009 interest accrued on salary and bonuses deferred under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code: Mr. Moorman, $8,691; Mr. Squires, $0; Mr. Tobias, $278,265; Ms. Butler, $5,854; Mr. Hixon, $7,361; Mr. Manion, $30,905; Mr. Rathbone, $31,326; and Mr. Seale, $43,096.

3Of these amounts, the following amounts have been previously reported as compensation to the Named Executive Officer in our Summary Compensation Tables beginning with the fiscal year ended December 31, 2007: Mr. Moorman, $230,686; Mr. Squires, $194,423; Mr. Tobias, $460,949; Ms. Butler, $175,904; Mr. Hixon $78,280; Mr. Manion, $614,290; Mr. Rathbone, $28,002; and Mr. Seale, $445,773.

Narrative to Nonqualified Deferred Compensation Table

The 2009 Nonqualified Deferred Compensation table presents amounts deferred under (i) the Officers’ Deferred Compensation Plan and (ii) the Executives’ Deferred Compensation Plan. Amounts deferred are credited to a separate memorandum account maintained in the name of each participant. We do not make contributions to participants’ accounts.

Amounts deferred before January 1, 2001, were deferred under the Officers’ Deferred Compensation Plan and earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the participant’s age at the time of the deferral. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in five or ten annual installments, determined on the basis of the participant’s age at the time of deferral, beginning in the year following the year in which the participant retires. However, in the case of amounts deferred in 1987, the total amount so credited will be distributed in fifteen annual installments beginning in the year following the year in which the participant retires.

Amounts deferred on or after January 1, 2001, have been deferred under the Executives’ Deferred Compensation Plan. Participants may defer up to 25% of base salary and 100% of EMIP bonus payments and are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the participant. The hypothetical investment options include various mutual funds as crediting indices. With respect to each deferral, participants may choose to receive a distribution at the earliest of separation from service, disability, or a date that is at least five years but not more than 15 years after the deferral year has ended. The total amount credited to a participant will be distributed, in accordance with the participant’s elected distribution option, in one lump sum or a stream of annual cash payments. If an amount that was deferred on or after January 1, 2005 (including earnings equivalents thereon) is being distributed due to separation from service, the distribution will occur or commence at the later of (i) the beginning of the year following the year in which the participant separates from service, or (ii) six months from the date of separation from service.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with executive officers as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Executives’ Deferred Compensation Plan and the Officers’ Deferred Compensation Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals. With respect to the Officers’ Deferred Compensation Plan, the adjusted rate of interest may not be less than one-half the rate otherwise provided for in the plan. For the Executives’ Deferred Compensation Plan, the adjusted rate may not be less than the lesser of (a) one-half the rate of earnings otherwise provided for in the Executives’ Deferred Compensation Plan or (b) 7%.

Potential Payments Upon a Change in Control or Other Termination of Employment

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of their employment with our company. Each of the circumstances that would require us to pay post-employment benefits is discussed below.

Change-in-Control Agreements

Generally

We have entered into change-in-control agreements with a number of key executives, including our Named Executive Officers. A Named Executive Officer will only receive the benefits provided under these agreements if:

•	a change in control of Norfolk Southern occurs, and

•

within two years of the change in control, we terminate the Named Executive Officer’s employment for any reason other than for “cause,” death, total disability or mandatory retirement, or the Named Executive Officer terminates his or her employment with us for “good reason.”

Definition of Change in Control

Generally, under these agreements, a change in control is defined as:

•	a merger, sale of all or substantially all of our assets or similar fundamental transaction which results in our stockholders holding less than 80% of the voting power of the combined company;

•	a stockholder-approved consolidation or dissolution pursuant to a recommendation of our Board of Directors;

•

a change in the composition of the Board of Directors that results in less than a majority of Board members having either (i) served on the Board for at least two years or (ii) been nominated or elected to be a director by at least two-thirds of directors who had at least two years of service at the time of the director’s nomination or election;

•	any person or organization acquires more than 20% of our voting stock; or

•	a determination by the Board that an event similar to those listed above has occurred or is imminent.

As noted below, the Named Executive Officers are entitled to accelerated payouts of amounts deferred under the Officers’ Deferred Compensation Plan and the Executives’ Deferred Compensation Plan (“EDCP”) upon a change in control. For amounts deferred after 2004 under the EDCP, only events described above that also constitute a change in control as defined in the regulations to Section 409A of the Internal Revenue Code will result in accelerated distribution of those amounts.

Benefits Payable Upon Termination Following a Change in Control

Under our change-in-control agreements, the Named Executive Officers who become entitled to the benefits under those agreements are generally entitled to receive:

•	three times their annual base salary plus incentive pay;

•	accrued but unpaid compensation;

•	a cash payment for unearned performance share units awarded and as to which the performance cycle has not been completed;

•	all dividend equivalents to which they would have been entitled had their employment not been terminated;

•	early payout of compensation that was deferred under our non-qualified deferred compensation plans;

•	accrued pension benefits, as modified by years of service and average final compensation enhancements provided by the change-in-control agreements;

•	unused vacation for the year of termination, plus vacation for the following year;

•	continued payment of premiums on the Named Executive Officer’s life insurance policy under our Executive Life Insurance Plan; and

•

continued medical and dental benefits, and $50,000 in group-term life insurance coverage, for a specified number of years but subject to termination if the Named Executive Officer receives substantially similar benefits from another employer after the termination of employment.

In addition, the Named Executive Officers are generally entitled to receive a payment in an amount sufficient to make them whole for any Federal excise tax on excess parachute payments.

The benefits to be provided to our Named Executive Officers under the change-in-control agreements are quantified in the table below. Because Mr. Tobias retired effective April 1, 2009, he is no longer eligible for benefits or payments upon a change-in-control and is not included in this table. If we had terminated the Named Executive Officers’ employment for reasons described below under “Events Triggering Change in Control Payments,” these benefits would generally have been payable in a lump sum within ten business days of termination. However, any Severance Pay, Performance Share Unit equivalent, Accelerated Dividend equivalent, Vacation Pay and Prorata Incentive Pay would have been payable no earlier than six months after the Named Executive Officer’s termination date if the Named Executive Officer was a “Specified Employee” on his or her termination date and if the change in control was not a change in control as defined in the regulations to Section 409A of the Internal Revenue Code. A “Specified Employee” is, generally speaking, one of the 50 most highly compensated employees, and the term is defined within the change in control agreement. If payment of any amounts were delayed because the Named Executive Officer was a Specified Employee, the delayed payment would have been credited with interest during the period from the termination date until the benefit was distributed at 120% of the short term Applicable Federal Rate determined under section 1274(d) of the Internal Revenue Code that was in effect on the Named Executive Officer’s termination date.

Executive Benefits and Payments Upon Change in Control	Charles W. Moorman, IV1	James A. Squires[1]	Deborah H. Butler[1]	James A. Hixon[1]	Mark D. Manion[1]	John P. Rathbone[1]	Donald W. Seale[1]
Compensation
Severance Pay[2]	$8,550,000	$3,138,750	$3,138,750	$3,375,000	$3,375,000	$3,375,000	$3,375,000
Long Term Compensation
Performance Share Units
2008-2010 (performance period)[3]	$5,258,381	$1,430,280	$1,430,280	$1,430,280	$1,430,280	$1,430,280	$1,430,280
2009-2011 (performance period)[3]	$5,784,219	$1,556,481	$1,556,481	$1,556,481	$1,556,481	$1,556,481	$1,556,481
Stock Options[4]	$0	$0	$0	$0	$0	$0	$0
Accelerated Dividends	$1,951,814	$430,326	$410,910	$526,264	$526,264	$526,264	$526,264
Restricted Stock[5]	$0	$0	$0	$0	$0	$0	$0
Deferred Compensation6*	$272,943	$783,489	$903,654	$561,420	$1,203,598	$800,897	$1,623,660

Benefits and Perquisites
Incremental Non-Qualified Pension7*	$12,397,000	$1,500,000	$4,050,000	$3,751,000	$4,367,000	$4,382,000	$5,192,000
Post-retirement health and welfare benefits*	$20,181	$20,181	$20,181	$20,181	$13,454	$20,181	$20,181
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$0	$0	$0	$0
Vacation Pay	$90,996	$35,632	$44,540	$47,893	$47,893	$47,893	$47,893
Post-retirement life insurance[8]	$18,847	$57,837	$38,376	$39,562	$31,023	$28,192	$29,398
Prorata Incentive Pay	$0	$0	$0	$0	$0	$0	$0
Excise Tax Gross-up on Severance Benefits[9]	$16,042,998	$4,215,165	$5,571,155	$4,330,819	$5,443,130	$4,813,091	$5,898,464

Total	$50,387,379	$13,168,141	$17,164,327	$15,638,900	$17,994,123	$16,980,279	$19,699,621

*Payable in accordance with the applicable plan.

1This analysis assumes that on December 31, 2009, (i) a change-in-control of our company occurred and (ii) each of the above Named Executive Officer’s employment with us was terminated without cause.

2These amounts represent three times the sum of each Named Executive Officer’s base salary plus Executive Management Incentive Plan (“EMIP”) incentive pay. If the Named Executive Officer had elected to defer either a portion of salary or bonus under the Executives’ Deferred Compensation Plan, then a corresponding portion of this amount would have been deferred and subsequently paid in accordance with the Named Executive Officer’s original deferral election rather than distributed in a lump sum.

3These amounts represent benefits to which the Named Executive Officer would otherwise be entitled absent a change in control. Values based on (i) the $52.42 closing market price of our common stock on December 31, 2009, and (ii) the average earnout for performance share units for the two most recently completed cycles (80.25%), which is the assumed earnout required under the change-in-control agreements. See the Outstanding Equity Awards at Fiscal Year-End Table for each Named Executive Officer’s outstanding performance share unit awards. Performance share units are earned over a three-year cycle ending each December 31. SEC rules require that we assume a change in control occurred on the last day of our fiscal year. Therefore, our Named Executive Officers were fully vested in their performance share unit awards for the performance cycle ended December 31, 2009, and these awards are excluded from the above amounts.

4Excludes the value of vested options held by each Named Executive Officer as of December 31, 2009. Under each Named Executive Officer’s change-in-control agreement, in the event his or her employment with us is terminated in connection with a change in control, we are required to pay him or her the then current spread value of his or her vested options rather than require him or her to exercise them and sell the underlying shares. Based on the $52.42 closing market price of our common stock on December 31, 2009, the values of those options were as follows: Mr. Moorman, $3,709,706, Ms. Butler, $109,376, Mr. Hixon, $3,474,720, Mr. Manion, $2,556,564, Mr. Rathbone, $3,146,770, Mr. Seale, $3,877,579, and Mr. Squires, $1,266,424. See the Outstanding Equity Awards at Fiscal Year-End Table for more information regarding these options. Unvested options do not provide for accelerated vesting at the time of a change in control and would be forfeited upon termination of their employment. Accordingly, options which were unvested as of December 31, 2009, are excluded from these amounts.

5The change-in-control agreements do not provide for the acceleration of any unvested restricted shares or restricted stock units held by Named Executive Officers at the time their employment with us is terminated or upon a change in control. Under the terms of the Long-Term Incentive Plan (“LTIP”), they will forfeit any unvested restricted shares and restricted stock units if their employment is terminated for any reason other than retirement, disability or death. The Compensation Committee of Norfolk Southern’s Board of Directors has the authority under LTIP to waive any restrictions on restricted shares and restricted stock units.

6Amount does not include the aggregate balance of the Named Executive Officer’s deferred compensation account as of December 31, 2009, in which the Named Executive Officer is currently vested. See column (f) of the Nonqualified Deferred Compensation Table for this amount. If the change in control was not a change in control as defined in the regulations to Section 409A of the Internal Revenue Code, then any portion of the deferred compensation that was subject to Section 409A would have been payable at the time and in the form provided under the terms of the plan under which the Named Executive Officer earned the benefit, without any acceleration or other alteration in the time and form of payment as a result of the change in control.

7Represents the amount by which the Named Executive Officer’s pension benefit, as enhanced by the change-in-control agreement, exceeds the actuarial present value of his or her accumulated pension benefits as of December 31, 2009. Amount does not include the actuarial present value of the Named Executive Officers’ accumulated pension benefits as of December 31, 2009. See the Pension Benefits Table for a description of the pension benefits to which the Named Executive Officers are entitled upon their retirement.

8The change-in-control agreements obligate us to pay the premiums on the Named Executive Officers’ life insurance policies as if the Named Executive Officer terminated due to retirement under the Executive Life Insurance Plan. These amounts represent the remaining premiums required to be paid to fully fund each policy in the minimum number of level annual premiums allowable without causing the policy to violate Section 7702 of the Internal Revenue Code.

9These amounts are payable as and when the tax is imposed and paid. These amounts do not take into account potential mitigation of our excise tax gross-up obligations for those portions of the above compensation that may be determined to be reasonable compensation or are being paid in consideration of the non-competition covenants contained in the change-in-control agreements.

Events Triggering Change in Control Payments

If we terminate a Named Executive Officer’s employment with us for “cause,” we will not be required to pay the benefits provided under his or her change-in-control agreement. “Cause” is defined as any of the following if the result of the same is materially harmful to us:

•	an intentional act of fraud, embezzlement or theft in connection with the executive’s duties or in the course of his or her employment with us;

•	intentional wrongful damage to our property;

•	intentional wrongful disclosure of secret processes or of our confidential information; or

•	intentional violation of our Code of Ethics.

In addition, if a Named Executive Officer terminates employment with us within two years of a change in control for any of the following “good reasons,” we are required to pay the Named Executive Officer the benefits provided under his or her change-in-control agreement:

•	the Named Executive Officer is not elected or reelected to the office held immediately prior to the change in control, or—if serving as a director—he or she is removed as a director;

•	the Named Executive Officer’s salary or bonus opportunity is materially reduced below the amounts in effect prior to the change in control;

•

we terminate or materially reduce the value or scope of the Named Executive Officer’s perquisites, benefits and service credit for benefits provided under any employee retirement income or welfare benefit policies, plans, programs or arrangements in which he or she is participating immediately prior to the change in control and which have substantial value;

•

the Named Executive Officer determines in good faith that following the change in control, he or she has been rendered substantially unable to carry out or has suffered a substantial reduction in any of the substantial authorities, powers, functions, responsibilities or duties attached to the position he or she held immediately prior to the change in control;

•	the successor to the change in control does not assume all of our duties and obligations under the change-in-control agreement;

•

we require that the Named Executive Officer relocate his or her principal location of work in excess of 50 miles from his or her employment location immediately prior to the change in control, or that the Named Executive Officer travel away from his or her office significantly more than was required immediately prior to the change in control; or

•	there is any material breach of the change-in-control agreement by us or our successor.

Requirement Not to Compete

In exchange for the benefits provided under the change-in-control agreements and to help encourage management continuity, the Named Executive Officers agreed not to engage in competing employment for a period of three years from the date they originally executed the agreements and, if they accept benefits payable or provided under the agreements, they may not engage in competing employment for a period of one year from the date they are terminated following the change in control. “Competing employment” for this purpose is the provision of services of any type, kind or nature and in any capacity to any organization or person that is, that controls, that is controlled by, or one of whose significant customers or clients is (i) a Class I railroad operating in the United States, Canada or Mexico, (ii) an interstate trucking company operating in the United States, Canada or Mexico or (iii) a provider or arranger of intermodal services of any kind or nature, any portion of which services is provided or arranged in the United States.

Retirement

Former Executive Officer

As noted above under “Retirement Benefits,” Mr. Tobias retired in 2009. In addition to the deferred compensation and pension benefits disclosed in the Nonqualified Deferred Compensation and Pension Benefits Tables, Mr. Tobias is eligible for the following benefits:

Name	Non-Equity Incentive Pay[1]	Performance Share Units[2]	Restricted Stock and Restricted Stock Units[3]	Medical Benefits[4]	Life Insurance[5]	Total
Stephen C. Tobias	$187,767	$5,489,925	$5,541,540	$113,348	$0	$11,332,580

1Represents prorated cash bonus paid to Mr. Tobias under EMIP for the fiscal year ended December 31, 2009. This award is also included in the Summary Compensation Table. It is included here because, but for retirement provisions under EMIP, Mr. Tobias would have forfeited this award.

2Represents (i) the dollar value of performance share units actually earned out for the performance cycle ended December 31, 2009, based on the average of high and low of the market price of the underlying shares on the earnout date, plus (ii) the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2010 and December 31, 2011, in each case based on the $52.42 closing market price of our common stock on December 31, 2009. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, the maximum number of performance share units that Mr. Tobias may earn for the performance cycles ending December 31, 2010 and December 31, 2011 is 81.3% and 79.3%, respectively, which represents the actual percentage achieved for each completed year in the performance period and assuming the maximum goal is attained for each year in the performance period which is not yet completed. However, Mr. Tobias may earn fewer performance share units. The amounts for the performance cycles ending December 31, 2010 and December 31, 2011, are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because Mr. Tobias would have forfeited these awards but for retirement provisions under LTIP, we have included these amounts here as well.

3Represents the dollar value of restricted shares and restricted stock units vested in 2009 using the average of the high and low of the market prices of the underlying shares on the vesting dates. These amounts are also included in the Option Exercises and Stock Vested Table. As noted in the Option Exercises and Stock Vested Table, while the service requirements under all of these awards terminated upon Mr. Tobias’ retirement, these awards will be forfeited if he engages in competing employment during the applicable restriction periods. However, because Mr. Tobias would have forfeited these awards but for provisions in LTIP, we have included these amounts here as well.

4Represents estimated retiree medical benefits for Mr. Tobias and his eligible dependents.

5Represents the remaining cost of Mr. Tobias’ individually owned executive life insurance policy as of December 31, 2009, which policy for Mr. Tobias is in the amount of $1,100,000. In addition, Mr. Tobias would be eligible for $50,000 in retiree life insurance coverage under the Corporation’s group life insurance program.

Amounts above do not include the value of unexercised stock options held by Mr. Tobias. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of these options. Under retirement provisions contained in the LTIP agreements, each option held by Mr. Tobias will expire at the end of the term for which the option was granted. But for these retirement provisions, all of his options would have expired at the close of business on his last day of employment with us.

Current Executive Officers

As of December 31, 2009, all Named Executive Officers other than Mr. Squires were of retirement age under our retirement plans. See “Termination for Any Other Reason” below for a discussion of the benefits to which Mr. Squires would have been entitled had he retired as of December 31, 2009. Ms. Butler and Messrs. Moorman, Hixon, Manion, Rathbone, and Seale were eligible to retire and choose to receive either (i) a temporary retirement benefit not to exceed $500 per month until reaching age 60, and thereafter the full amount of the accrued pension benefits disclosed in the Pension Benefits Table, or (ii) a reduced amount of the pension benefits disclosed in the Pension Benefits Table. Assuming each of the current Named Executive Officers other than Mr. Squires retired as of December 31, 2009, in addition to these pension benefits and the deferred compensation amounts disclosed in the Nonqualified Deferred Compensation Table, each of them would have been eligible for the following benefits:

Name	Performance Share Units[1]	Restricted Stock and Restricted Stock Units[2]	Medical Benefits[3]	Life Insurance[4]	Total
Charles W. Moorman, IV	$11,042,954	$9,461,810	$160,347	$18,847	$20,683,958

Deborah H. Butler	$2,987,049	$1,260,701	$141,110	$38,376	$4,427,236

James A. Hixon	$2,987,049	$3,407,300	$106,698	$39,562	$6,540,609

Mark D. Manion	$2,987,049	$3,407,300	$190,088	$31,023	$6,615,460

John P. Rathbone	$2,987,049	$3,407,300	$173,117	$28,192	$6,595,658

Donald W. Seale	$2,987,049	$3,407,300	$209,376	$29,398	$6,633,123

1Represents the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2010, and December 31, 2011, assuming an earnout of 81.3% for the grants of performance share units made in 2008 and 79.3% for the grants of performance share units made in 2009, which represents the actual percentage achieved for each completed year in the performance period and assuming the maximum goal is attained for each year in the performance period which is not yet completed, and in each case based on the $52.42 closing market price of our common stock on December 31, 2009. The amounts for the performance cycles ending December 31, 2010, and December 31, 2011, are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement provisions under LTIP, we have included these amounts here as well.

2Represents the dollar value of restricted shares and restricted stock units based on the $52.42 closing market price of our common stock on December 31, 2009. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement provisions of LTIP and their LTIP award agreements, we have included these amounts here as well.

3Represents estimated retiree medical benefits for the Named Executive Officers and their eligible dependents.

4Represents the remaining cost of individually owned executive life insurance policies as of December 31, 2009, which policy amounts are as follows: Mr. Moorman, $565,000; Ms. Butler, $300,000; Mr. Hixon, $570,000; Mr. Manion, $410,000; Mr. Rathbone, $500,000; and Mr. Seale, $550,000. In addition, each Named Executive Officer would be eligible for retiree life insurance coverage under the Corporation’s group life insurance program in the following amounts: Mr. Moorman, $5,000, Ms. Butler and Messrs. Hixon, Manion, Rathbone and Seale, $50,000.

Amounts above do not include the value of unexercised stock options held by the Named Executive Officers. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of these options. Under retirement provisions contained in the LTIP agreements, each option held by the

Named Executive Officers will expire at the end of the term for which the option was granted. But for these retirement provisions, all of their options would expire at the close of business on their last day of employment with us.

Death or Disability

Death

If the current Named Executive Officers had died on December 31, 2009, the Named Executive Officer’s spouse would have been eligible for the pension benefits disclosed in the Pension Benefit Table (reduced on account of the Named Executive Officer’s death) and the Named Executive Officer’s designated beneficiaries would have been eligible for the deferred compensation benefits disclosed in the Non-Qualified Deferred Compensation Table. In addition, each Named Executive Officer’s spouse and/or designated beneficiaries would have been eligible for the following benefits:

Name	Performance Share Units[1]	Restricted Stock and Restricted Stock Units[2]	Medical Benefits	Life Insurance Proceeds	Total[3]
Charles W. Moorman, IV	$11,042,954	$9,461,810	$70,521	$2,850,000	$23,425,285
James A. Squires	$2,987,049	$1,507,075	$137,982	$1,395,000	$6,027,106
Deborah H. Butler	$2,987,049	$1,260,701	$30,000	$1,395,000	$5,672,750
James A. Hixon	$2,987,049	$3,407,300	$7,000	$1,500,000	$7,901,349
Mark D. Manion	$2,987,049	$3,407,300	$95,254	$1,500,000	$7,989,603
John P. Rathbone	$2,987,049	$3,407,300	$83,290	$1,500,000	$7,977,639
Donald W. Seale	$2,987,049	$3,407,300	$114,544	$1,500,000	$8,008,893

1Represents the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2010, and December 31, 2011, assuming an earnout of 81.3% for the grants of performance share units made in 2008 and 79.3% for the grants of performance share units made in 2009, which is based on the actual percentage earned for each completed year in the performance period and assuming the maximum goal is attained for each year in the performance period which is not yet completed, and in each case based on the $52.42 closing market price of our common stock on December 31, 2009. The amounts for the performance cycles ending December 31, 2010, and December 31, 2011, are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for death benefit provisions under LTIP, we have included these amounts here as well.

2Represents the dollar value of restricted shares and restricted stock units based on the $52.42 closing market price of our common stock on December 31, 2009. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for death benefit provisions of LTIP and their LTIP award agreements, we have included these amounts here as well.

3In additional to the amounts listed in the table, if a Named Executive Officer died or was totally and permanently disabled for at least 12 months, in either case as a result of an accident that was covered under the insurance policy that provides benefits under the Executive Accident Plan, then the Named Executive Officer (in the case of disability) or his or her beneficiary (in the case of death) would receive a $400,000 lump sum payment from the insurance company.

Amounts above do not include the value of unexercised stock options held by the Named Executive Officers. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of these options. Under death benefit provisions contained in the agreements, each option held by the Named Executive Officers will expire at the end of the term for which the option was granted. But for these death benefit provisions, all of their options would have expired at the close of business on their last day of employment with us.

Disability

If the current Named Executive Officers had become disabled on December 31, 2009, each of them other than Mr. Squires could elect to retire and receive up to the benefits set forth above under “Retirement—Current Executive Officers.” For Mr. Squires and any other Named Executive Officer electing not to retire, each would be entitled to disability benefits in an amount equal to one-half of the Named Executive Officer’s base salary.

Under disability benefit provisions contained in LTIP and the LTIP agreements, each option held by the Named Executive Officers would expire at the end of the term for which the option was granted and the restrictions on each restricted share and restricted stock unit held by the Named Executive Officers would lapse upon the expiration of the applicable restriction period; but for these disability benefit provisions, the Named Executive Officers would forfeit all unexercised options and unvested restricted shares and restricted stock units. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of options, restricted shares and restricted stock units held by the Named Executive Officers.

Termination for Any Other Reason

As noted above, each of the Named Executive Officers other than Mr. Squires was eligible to retire as of December 31, 2009; accordingly, had their employment been terminated by us or by them as of that date, each would have been entitled to the benefits set forth above under “Retirement—Current Executive Officers.” Because Mr. Squires he had at least 10 years of service as of December 31, 2009, had he terminated employment as of that date, he would have been eligible for either (i) the full amount of his accrued pension benefit disclosed in the Pension Benefits Table beginning at age 60, or (ii) an actuarially reduced amount of the pension benefit disclosed in the Pension Benefits Table beginning at age 55.

In addition to these pension benefits, each current Named Executive Officer would have been entitled to receive the deferred compensation benefits fully disclosed in the Nonqualified Deferred Compensation Table.

We also have a Severance Pay Plan. Under the Severance Pay Plan, if the current Named Executive Officers’ employment had been terminated as of December 31, 2009, due to the executive’s position being terminated in connection with downsizing or internal restructuring, or due to the executive’s position being involuntarily eliminated as a result of a position abolishment or a downsizing or internal restructuring, the Named Executive Officers would have been entitled to the following benefits:

•

two weeks of the executive’s annual base salary for each year of service up to a maximum of 80 weeks (but not in excess of twice the annual amount of the executive’s salary payable in the 12-month period preceding the executive’s severance date);

•

continued health care benefits for the executive and the executive’s eligible dependents until the earlier of (a) 12 months from the severance date, or (b) until those health care benefits would otherwise terminate under the continuation of coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA); and

•	outplacement assistance for up to 90 days.

If the current Named Executive Officers’ employment had been terminated by us for a reason other than as described above, then the Named Executive Officers would have been entitled to one week of the executive’s annual base salary for each year of service up to a maximum of 26 weeks, with the amount capped at two times the executive’s salary paid in the 12-month period preceding the executive’s severance date. The Named Executive Officers would not have been entitled to Severance Pay Plan benefits if terminated for reasons including, without limitation, the following: indictment, conviction of, or entering a plea of nolo contendere to any felony; commission of theft, fraud, or embezzlement, resulting in gain or personal enrichment; failure or refusal to substantially perform his or her duties for the Corporation conduct so detrimental to the interests of the Corporation that, in the judgment of the Plan Administrator, it should result in the termination not being deemed a severance; being unable to substantially perform his or her duties because of a physical or mental condition, including a condition that entitles him or her to benefits under any sick pay or disability income policy or program; or refusing to transfer to another location or accept another nonagreement position with Norfolk Southern, in either case within a pay band with the same or higher bonus opportunity.

Directors’ Charitable Award Program Benefit

In addition to the benefits described above, Mr. Moorman continues to be entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern following his death. We continue to pay the life insurance premiums we use to fund this program. See “Narrative to Non-Employee Director Compensation Table—Directors’ Charitable Award Program” above for more information regarding this program.

Non-Competition

In addition to restrictions imposed under our change-in-control agreements, certain awards under LTIP were—beginning in 2006—made subject to forfeiture in the event the Named Executive Officer “engages in competing employment” for a period of time following termination. For these purposes, “engages in competing employment” means working for or providing services to any of our competitors in North American markets in which we compete.

Future Severance Benefits Policy

In 2002, our Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval.

Compensation Committee Report

The Compensation Committee of our Board of Directors oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2009, and our proxy statement to be filed in connection with our 2010 Annual Meeting of Stockholders, each of which will be filed with the SEC.

2009 Members of the Compensation Committee

Alston D. Correll, Chair

Daniel A. Carp, Member

Gene R. Carter, Member

Burton M. Joyce, Member

J. Paul Reason, Member

STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with SEC regulations and with our Bylaws. Any such proposal for the 2011 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219, as follows:

To be eligible for inclusion in our proxy statement and form of proxy, it must be received no later than November 22 , 2010; or to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in our proxy materials), it must be received during the period that begins December 4, 2010 and ends February 12, 2011.

By order of the Board of Directors,

HOWARD D. McFADDEN
Corporate Secretary

Appendix A

PEER GROUP COMPANIES

Rail Industry Peer Group

BSNF Railway

Canadian National Railway

Canadian Pacific Railway

CSX

Kansas City Southern

Union Pacific

General Industry Peer Group

Advanced Micro Devices	Entergy	PPL
Air Products and Chemicals	Fifth Third Bancorp	Praxair
Amazon.com	FirstEnergy	Principal Financial
Ameren	Fortune Brands	Progress Energy
American Electric Power	Genentech	Progressive
Ameriprise Financial	General Mills	Public Service Enterprise Group
Amgen	Genworth Financial	Pulte Homes
Applied Materials	Goodrich	QUALCOMM
Ashland	Health Net	Qwest Communications
Automatic Data Processing	Hertz	Reed Elsevier
Avon	H.J. Heinz	Regions Financial
Ball	Horizon Blue Cross Blue Shield of New Jersey	Reliant Energy
Baxter International	Hormel Foods	Reynolds American
BB&T	IAC/InterActive	Rohm and Haas
BD	Independence Blue Cross	R. R. Donnelley
Blue Cross Blue Shield of Florida	Integrys Energy Group	Ryder System
Blue Shield of California	ITT—Corporate	SAIC
Boston Scientific	Jacobs Engineering	Sara Lee
Calpine	KBR	Schering-Plough
Campbell Soup	Kellogg	Seagate Technology
Catholic Healthcare West	KeyCorp	Sempra Energy
CB Richard Ellis Group	Limited	Sherwin-Williams
CenterPoint Energy	Lincoln Financial	SLM
Centex	L-3 Communications	Smurfit-Stone Container
Charter Communications	Marriott International	Starbucks
CIT Group	Masco	Starwood Hotels & Resorts
CMS Energy	McGraw-Hill	State Street
Colgate-Palmolive	MeadWestvaco	SunTrust Banks
ConAgra Foods	Medtronic	Tenet Healthcare
Consolidated Edison	Mellon Financial	Tennessee Valley Authority
Covidien	Molson Coors Brewing	Terex
CSX	Monsanto	Texas Instruments
Dana	Navistar International	Textron
Dean Foods	Nortel Networks	Tyco Electronics
Devon Energy	Northwest Airlines	Unum Group
Duke Energy	Oshkosh Truck	Viacom
Eastman Chemical	Owens-Illinois	Visteon
Eastman Kodak	Pacific Gas & Electric	Waste Management
Eaton	Parker Hannifin	Wellcare Health Plans
eBay	Pepco Holdings	Williams Companies
Edison International	Pitney Bowes	Xcel Energy
Embarq	PNC Financial Services	Yum! Brands
EMC	PPG Industries

Appendix B

Norfolk Southern Corporation’s Restated Articles of Incorporation are amended to revise Article V as follows:

ARTICLE V

The number of directors, unless otherwise fixed by the bylaws, shall be sixteen. At the 2011 Annual Meeting of Stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2012 Annual Meeting of Stockholders and until such director’s successor shall have been elected and qualified. At the 2012 Annual Meeting of Stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2013 Annual Meeting of Stockholders and until such director’s successor shall have been elected and qualified. At the Annual Meeting of Stockholders in 2013 and thereafter, the successors of the directors whose terms expire at that meeting shall be elected for a one year term expiring at the next Annual Meeting of Stockholders and until such director’s successor shall have been elected and qualified. Each director shall hold office until his successor shall have been elected, and the terms of office of directors elected by the Board of Directors to succeed former directors shall expire at the next stockholders' meeting at which directors are elected.

Appendix C

NORFOLK SOUTHERN CORPORATION

LONG-TERM INCENTIVE PLAN

AS AMENDED SUBJECT TO STOCKHOLDER APPROVAL

Section 1. PURPOSE

The purpose of the Long-Term Incentive Plan (“Plan”), as amended, is to promote the success of Norfolk Southern Corporation (the “Corporation”) and to provide an opportunity for officers and other key employees of the Corporation and its Subsidiary Companies (as hereinafter defined) to acquire or increase a proprietary interest in the Corporation and thereby to provide an additional incentive to officers and other key employees to devote their maximum efforts and skills to the advancement, betterment, and prosperity of the Corporation and its stockholders. The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, performance share units, performance shares, shares of the Corporation’s common stock (restricted pursuant to the provisions of Section 9 of the Plan) and restricted stock units, in accordance with the terms and conditions set forth below. The Corporation intends that the Plan comply with the requirements of Internal Revenue Code Section 162(m) and applicable treasury regulations thereunder and intends that compensation paid under the Plan qualify as performance-based compensation under Code Section 162(m). Notwithstanding the preceding sentence, the Corporation reserves the right to pay compensation under the Plan that does not qualify as performance-based compensation under Code Section 162(m), as circumstances may warrant. The Plan, as amended, is intended, and shall be construed, to comply with the requirements of Code Section 409A.

Section 2. DEFINITIONS

The terms used herein shall have the following meanings unless otherwise specified or unless a different meaning is clearly required by the context:

Award	Any one or more of the following: Incentive Stock Option; Non-qualified Stock Option; Stock Appreciation Right; Restricted Shares; Restricted Stock Units; Performance Share Units; and Performance Shares.

Beneficiary	The person or persons designated in writing by the Participant as his Beneficiary in respect of Awards or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant’s rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant’s designation of a Beneficiary must be on file with the Corporation before the Participant’s death. Any such designation may be revoked and a new designation substituted for the revoked designation by the Participant at any time before his death without the consent of the previously designated Beneficiary.

Board of Directors	The Board of Directors of the Corporation.

Cash-Settled Stock Appreciation Rights	Stock Appreciation Rights settled in cash.

Code	The Internal Revenue Code of 1986, as amended from time to time.

Committee	The Compensation Committee, the Performance-Based Compensation Committee or any other committee of the Board of Directors which is authorized to grant Awards under this Plan.

Common Stock	The Common Stock of the Corporation.

Disability

A disability that has enabled the Participant to receive a disability benefit under the Long-Term Disability Plan of the Corporation or a long-term disability plan of a Subsidiary Company (whichever is applicable), as amended from time to time, for a period of at least three months.

For a Participant who is a non-employee director, “Disability” means any medically determinable physical or mental impairment that is expected to result in death or to last for a continuous period of not less than 12 months and which prevents a Participant from continuing to serve as a non-employee director.

Dividend Equivalent	An amount equal to the regular quarterly dividend paid in accordance with the Corporation’s normal dividend payment practice as may be determined by the Committee, in its sole discretion, and granted pursuant to Section 13 of the Plan.

Executive Officers	Officers designated by the Board of Directors as “Executive Officers” for purposes of Section 16 of the Securities Exchange Act of 1934.

Exercise Gain Shares	With respect to a Stock Appreciation Right, all of the shares of Common Stock received upon exercise of the Stock Appreciation Right. With respect to an Option, the portion of the shares of Common Stock received upon exercise of the Option equal to the excess of the Fair Market Value, as of the exercise date, over the Option price, multiplied by the number of shares purchased under the Option on the exercise date, divided by such Fair Market Value, and rounded down to the nearest whole number of shares.

Fair Market Value	The value of Common Stock on a particular date as measured by the mean of the high and low prices at which it is traded on such date as reported in the Composite Transactions for such date by Bloomberg L.P., or its successor, on its internet-based service, or, if Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded.

Incentive Stock Option	An Option that complies with the terms and conditions set forth in Section 422(b) of the Code and is designated by the Committee as an Incentive Stock Option.

Non-Qualified Stock Option	An Option granted under the Plan other than an Incentive Stock Option.

Option	Any option to purchase Common Stock granted pursuant to the provisions of Section 6 or Section 7 of the Plan.

Optionee	A Participant who is the holder of an Option.

Participant	Any officer or key employee of the Corporation or a Subsidiary Company selected by the Committee to participate in the Plan and any non-employee director of the Corporation.

Performance-Based Compensation Committee	A committee of the Board of Directors composed solely of two or more outside directors, as defined under Code Section 162(m) and applicable regulations thereunder.

Performance Cycle	The period of time, designated by the Committee but not less than one year, over which Performance Shares may be earned.

Performance Criteria	One or more, or any combination, of the following business criteria, selected by the Committee, which may be applied on a corporate, department or division level: earnings measures (including net income, earnings per share, income from continuing operations, income before income taxes, income from railway operations); return measures (including net income divided by total assets, return on shareholder equity, return on average invested capital); cash flow measures (including operating cash flow and free cash flow); productivity measures (including total operating expense per thousand gross ton miles or revenue ton miles, total operating revenue per employee, total operating expense per employee, gross ton miles or revenue ton miles per employee, carloads per employee, revenue ton miles per mile of road operated, total operating expense per carload, revenue ton miles per carload, gross ton miles or revenue ton miles per train hour, percent of loaded-to-total car miles); fair market value of shares of the Corporation’s Common Stock; revenue measures; expense measures; operating ratio measures); customer satisfaction measures; working capital measures; cost control measures; total shareholder return measures; and safety measures.

Performance Criteria Weighting Percentage	The percentage weighting accorded to each Performance Criterion (or each combination thereof) selected by the Committee. The total of the Performance Criteria Weighting Percentages for any type of Award shall equal one hundred percent (100%).

Performance Goal	The specific target set by the Committee for each selected Performance Criterion (or each combination thereof). A Performance Goal may be set solely with respect to the Corporation’s performance, or as compared to the performance of a published or special index deemed applicable by the Committee, including but not limited to the Standard & Poor’s 500 Stock Index or an index based on a group of comparative companies.

Performance Shares	Shares of Common Stock granted pursuant to Section 11 of the Plan, which may be made subject to the restrictions and other terms and conditions prescribed in Section 11 of the Plan.

Performance Share Units	Contingent rights to receive Performance Shares pursuant to Section 11 of the Plan.

Restricted Shares	Shares of Common Stock granted pursuant to Section 9 of the Plan and subject to the restrictions and other terms and conditions set forth therein.

Restricted Stock Unit	Contingent rights, granted pursuant to Section 10 of the Plan, to receive Restricted Stock Unit Shares or cash payment for the Fair Market Value of shares of Common Stock, subject to the restrictions and other conditions set forth herein. Each Restricted Stock Unit shall equal the Fair Market Value of one share of Common Stock.

Restricted Stock Unit Shares	Shares of Common Stock issued as payment for Restricted Stock Units pursuant to Section 10 of the Plan, which may be made subject to the restrictions and other terms and conditions prescribed in Section 10 of the Plan.

Restriction Period	A period of time not less than thirty-six (36) nor more than sixty (60) months, to be determined within those limits by the Committee in its sole discretion, commencing on the date as of which Restricted Shares or Restricted Stock Units are granted, during which the restrictions imposed by paragraphs (b) and (c) of Section 9 or paragraphs (b) and (c) of Section 10 of the Plan shall apply. At the time that the Restricted Shares or Restricted Stock Units are granted, the Committee shall impose a Restriction Period and determine the length of the Restriction Period. Such Restriction Period, if any, shall be incorporated in the Award Agreement setting forth the grant. Under Sections 9 and 10 of this Plan, the Committee may, in its discretion, specify when the Award is granted that the Restriction Period shall expire upon the earlier achievement of Performance Goals.

Retention Agreement	An agreement entered into pursuant to Section 12 of the Plan.

Retirement

Retirement from the Corporation and all Subsidiary Companies pursuant to the provisions of the Retirement Plan of the Corporation or a retirement plan of a Subsidiary Company (whichever is applicable), as amended from time to time.

For a Participant who is a non-employee director, “Retirement” means termination of service as a director of the Corporation, if (a) the director at the time of termination was ineligible to continue serving as a director under the Corporation’s Retirement Policy for Directors or (b) the director had served as a director of the Corporation for at least two consecutive years.

Stock Appreciation Right	The right, granted pursuant to the provisions of Section 8 of the Plan, to receive Exercise Gain Shares or a cash payment equal to the excess, if any, of the Fair Market Value of Common Stock on the exercise date over the Fair Market Value of the Common Stock on the grant date, as specified in Section 8 of the Plan.

Stock-Settled Stock Appreciation Rights	Stock Appreciation Rights paid out in Exercise Gain Shares.

Subsidiary Company	A corporation of which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Corporation.

Section 3. ADMINISTRATION

The Plan shall be administered by the Committee, which, subject to the limitations set forth herein, shall have the full and complete authority and sole discretion, except as may be delegated to the Corporation’s chief executive officer as provided herein, to construe and interpret the Plan; to select the officers, key employees and non-employee directors who shall be granted Awards under the Plan; to determine the type, size, terms, and conditions of the Award or Awards to be granted to each such Participant; to authorize the grant of such Awards pursuant to the Plan; in connection with the merger or consolidation of the Corporation (and subject to any applicable requirements of Code Section 409A), to give a Participant an election to surrender an Award in exchange for the grant of a new Award; to adopt, amend and rescind rules and regulations relating to the Plan; and to make all other determinations and take all other actions it may deem necessary or advisable for the implementation and administration of the Plan.

The Committee in its sole discretion may delegate authority to the Corporation’s chief executive officer to select the officers and key employees who shall be granted Awards under the Plan (provided, however, that only the Committee shall grant Awards to the chief executive officer and Executive Officers); to determine the type, size, terms, and conditions of the Award or Awards to be granted to each such Participant; and to authorize the grant of such Awards pursuant to the Plan.

The Committee, or the chief executive officer to the extent as may be delegated by the Committee (hereinafter, the term “Committee” shall include reference to the chief executive officer to the extent of any such delegation), may authorize the grant of more than one type of Award, and Awards subject to differing terms and conditions, to any eligible Participant. The Committee’s decision to authorize the grant of an Award to a Participant at any time shall not require the Committee to authorize the grant of an Award to that Participant at any other time or to any other Participant at any time; nor shall its determination with respect to the size, type, or terms and conditions of the Award to be granted to a Participant at any time require it to authorize the grant of an Award of the same type or size or with the same terms and conditions to that Participant at any other time or to any other Participant at any time. The Committee shall not be precluded from authorizing the grant of an Award to any eligible Participant solely because the Participant previously may have been granted an Award of any kind under the Plan.

All determinations of the Committee shall be by a majority of its members and shall be final, conclusive and binding. Each member of the Committee, while serving as such, shall be considered to be acting in his capacity as a director of the Corporation, and no member of the Committee shall be liable for any action taken or decision made in good faith with respect to the implementation or administration of the Plan.

Section 4. ELIGIBILITY

To be eligible for selection by the Committee to participate in the Plan, an individual must be a full-time salaried officer or key employee of the Corporation, or of a Subsidiary Company, and must reside in the United States or Canada, on the date on which the Committee authorizes the grant to such individual of an Award. A non-employee director shall be eligible to participate in the Plan if he or she is a director of the Corporation and is not a full-time salaried employee of the Corporation or a Subsidiary Company on the date on which the Committee authorizes the grant of an Award to non-employee directors.

Section 5. SHARES AVAILABLE

Since the Plan’s establishment in 1983, stockholders have approved up to a maximum of 88,025,000 shares of Common Stock for issuance under the Plan. Subject to approval of the Plan, as hereby amended, by the separate vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation, at which a quorum for the proposal is present, an additional 8,100,000 shares of Common Stock are approved for issuance pursuant to the Plan as of May 13, 2010. Awards that are made in a form other than Options or Stock-Settled Stock Appreciation Rights and that are granted under the Plan after May 13, 2010, shall be counted against the share limit set forth in the previous sentence as 1.61 shares for every one share issued in connection with such Award. Such shares shall be provided from shares of Common Stock authorized but not issued. Stock-Settled Stock Appreciation Rights shall be counted in full against the number of shares available for award under the Plan, regardless of the number of Exercise Gain Shares issued upon settlement of the Stock Appreciation Right.

If any shares of Common Stock subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant (including by reason of such Award being settled in cash), the shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan; provided, however, in the case of a stock-based Award that is not an Option or Stock Appreciation Right and that was made after May 13, 2010, 1.61 shares for each share underlying such Award shall again be available for Awards under the Plan. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for award under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right or Option; (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares of Common Stock repurchased on the open market with proceeds of an Option exercise.

Notwithstanding any other provision to the contrary, no Participant may be awarded a grant in any one year, which, when added to any other grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units and Performance Share Units in the same year, shall exceed 1,000,000 shares of Common Stock. If an Option is canceled, the canceled Option continues to count against the maximum number of shares for which Options may be granted to a Participant in any year.

Section 6. INCENTIVE STOCK OPTIONS

(a) General—The Committee may authorize the grant of Incentive Stock Options subject to the terms and conditions set forth in this Section 6. The grant of an Incentive Stock Option shall be evidenced by a written Award Agreement between the Corporation and the Optionee, setting forth the number of shares of Common Stock subject to the Incentive Stock Option evidenced thereby and the terms, conditions, and restrictions applicable thereto. The issuance of shares of Common Stock pursuant to an Incentive Stock Option also shall be subject to the provisions of any Retention Agreement that may be required by the Committee under Section 12 of the Plan.

Except for adjustments pursuant to Section 15 of the Plan, the Option Price for any outstanding Option granted under the Plan may not be decreased after the date the Option is granted, nor may an outstanding Option be modified or replaced if the effect would be to reduce the Option Price, nor may an outstanding Option be cancelled in exchange for cash or another Award, unless such repricing, modification or replacement is approved by the vote of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum is present.

(b) Option Price—The Committee shall determine the Option price for each share of Common Stock purchased under an Option, but, subject to the provisions of Section 15 of the Plan, in no event shall the Option price be less than the greater of (i) one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Option is granted, or (ii) the price at which the Corporation’s Common Stock was last sold in the principal United States market for such Common Stock on the Award Date.

(c) Duration of Options—The Committee shall fix the term or duration of Options, provided that such term shall not exceed ten (10) years from the date the Option is granted, and that such term shall be subject to earlier termination pursuant to the provisions of paragraph (g) of this Section 6.

(d) Non-Transferability of Options—Options may be exercised during the lifetime of the Optionee only by him, and following his death only by his Beneficiary. If a Beneficiary dies after the Optionee, but before the Option is exercised and before such rights expire, such rights shall become assets of such Beneficiary’s estate. Except as provided in this paragraph, Options may not be assigned or alienated, whether voluntarily or involuntarily.

(e) Exercise of Options—The Committee shall determine the time or times at which Options may be exercised; provided that such time or times shall not occur before the latest of:

(i) the first anniversary of the date on which the Option was granted; and

(ii) the effectiveness of any registration statement required to be filed under the Securities Act of 1933 for the registration of the Common Stock to be issued upon exercise of the Option.

(f) Payment of Option Price—The purchase price of Common Stock upon exercise of an Option shall be paid in full to the Corporation at the time of the exercise of the Option in cash or, at the discretion of the Committee and subject to any limitations or requirements that the Committee may adopt, by the surrender to the Corporation of shares of previously acquired Common Stock, which have been held by the Optionee for at least six (6) months and which shall be valued at Fair Market Value on the date that the Option is exercised, or, at the discretion of the Committee, by a combination of cash and such Common Stock.

(g) Termination of Options—No Option shall be exercisable after it expires. Each Option shall expire upon the earliest of:

(i) the expiration of the term for which the Option was granted;

(ii)(A) Except as otherwise provided by the Committee in the Award Agreement, in the case of an Optionee whose employment with the Corporation or a Subsidiary Company is terminated due to Retirement, Disability or death, the expiration of the term for which the Option was granted, or

(B) in the case of an Optionee whose employment with the Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, at the close of business on the last day of active service by the Optionee with the Corporation or a Subsidiary Company, or

(C) in the case of an Optionee who is granted a leave of absence, if the Optionee’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at the close of business on the last day of employment with the Corporation or a Subsidiary Company, or

(iii) in connection with a merger or consolidation of the Corporation, with the Optionee’s consent, the grant of a new Award to replace the Option.

(h) Limitation on Exercisability—The aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options (granted on or after January 1, 1987) are exercisable for the first time by the Optionee during any calendar year shall not exceed $100,000, as adjusted under Code Section 422(d)(1) and corresponding Treasury Regulations.

Section 7. NON-QUALIFIED STOCK OPTIONS

The Committee may authorize the grant of Non-Qualified Stock Options subject to the terms and conditions specified in this Section 7. The grant of a Non-Qualified Stock Option shall be evidenced by a written Award Agreement between the Corporation and the Optionee, setting forth the number of shares of Common Stock subject to the Non-Qualified Stock Option evidenced thereby and the terms, conditions, and restrictions applicable thereto. Non-Qualified Stock Options granted pursuant to the provisions of this Section 7 shall be subject to the terms, conditions, and restrictions set forth in paragraphs (a) through (g) of Section 6 of the Plan. The limitations set forth in paragraph (h) of Section 6 of the Plan shall not apply to Non-Qualified Stock Options. The issuance of shares of Common Stock pursuant to a Non-Qualified Stock Option also shall be subject to the provisions of any Retention Agreement that may be required by the Committee under Section 12 of the Plan.

Section 8. STOCK APPRECIATION RIGHTS

(a) General—The Committee may grant a Stock Appreciation Right to a Participant in connection with an Option, or portion thereof, or on a stand alone basis, as determined by the Committee, subject to the terms and conditions set forth in this Section 8. If granted in connection with an Option, the Stock Appreciation Right may be granted at the time of grant of the related Option and shall be subject to the same terms and conditions as the related Option, except as this Section 8 may otherwise provide. If granted in connection with an Option, the Stock Appreciation Right shall be evidenced by provisions in the Award Agreement evidencing or identifying the related Option, specifying the number of shares of Common Stock subject thereto and setting forth the terms and conditions applicable to the Stock Appreciation Right. If granted on a stand alone basis, the Stock Appreciation Right shall be evidenced by provisions of a written Award Agreement between the Corporation and the Participant. The Committee may grant Cash-Settled Stock Appreciation Rights or Stock-Settled Stock Appreciation Rights as shall be set forth in an Award Agreement.

Except for adjustments pursuant to Section 15 of the Plan, the terms of an outstanding Stock Appreciation Right may not be amended to reduce the exercise price of the Stock Appreciation Right, nor may an outstanding Stock Appreciation Right be modified or replaced if the effect would be to reduce the exercise price, nor may an outstanding Stock Appreciation Right be cancelled in exchange for cash or another Award, unless such repricing, modification or replacement is approved by the vote of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum is present.

(b) Exercise Price and Duration—The Committee shall determine the exercise price for any Stock Appreciation Right granted on a stand alone basis but, subject to the provisions of Section 15 of the Plan, in no event shall the exercise price be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Appreciation Right is granted. The Committee shall fix the term or duration of Stock Appreciation Rights, provided that such term shall not exceed ten (10) years from the date the Stock Appreciation Right is granted, and that such term shall be subject to earlier termination pursuant to the provisions of paragraph (e) of this Section 8.

(c) Exercise—If granted in connection with an Option, a Stock Appreciation Right shall be exercisable only at such time or times, to such extent, and by such persons, as the Option to which it relates shall be exercisable. If granted on a stand alone basis, a Stock Appreciation Right shall be exercisable only at such time or times, to such extent, and by such persons, as shall be set forth in the Award Agreement.

Stock Appreciation Rights shall be subject to the following restrictions:

(i) the Stock Appreciation Right may not be exercised before the expiration of one (1) year from the date on which it was granted; provided, however, that this subparagraph (i) shall not apply if the death or Disability of the Optionee occurs within one (1) year after the grant of the Stock Appreciation Right; and,

(ii) a Stock Appreciation Right granted in connection with an Incentive Stock Option may not be exercised on any date on which the Fair Market Value of a share of Common Stock is less than or equal to the Option price per share under the related Incentive Stock Option.

A Stock Appreciation Right shall be exercised by providing the Corporation with a written notice in such form and containing such information (including the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised) as the Committee may specify. If the Stock Appreciation Right was granted in connection with an Option, the Participant must surrender the related Option, or the portion thereof pertaining to the shares with respect to which the Stock Appreciation Right is exercised, and the date on which the Corporation receives such notice shall be the date on which the related Option, or portion thereof, shall be deemed surrendered and the Stock Appreciation Right shall be deemed exercised.

(d) Payment—Upon the proper exercise of a Stock-Settled Stock Appreciation Right granted on a stand alone basis, a Participant shall be entitled to receive Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Fair Market Value of a share of Common Stock on the grant date, multiplied by the number of Stock-Settled Stock Appreciation Rights surrendered in connection with the exercise of the Stock Appreciation Right.

Upon the proper exercise of a Stock-Settled Stock Appreciation Right granted in connection with an Option, an Optionee shall be entitled to receive Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the

Option price per share of the related Option, multiplied by the number of shares covered by the related Option, or portion thereof, surrendered in connection with the exercise of the Stock Appreciation Right. The Exercise Gain Shares shall be subject to the provisions of any Retention Agreement that may be required by the Committee under Section 12 of the Plan.

Upon the proper exercise of a Cash-Settled Stock Appreciation Right granted on a stand alone basis, a Participant shall be entitled to receive cash equal to the value of the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Fair Market Value on the grant date, multiplied by the number of Cash-Settled Stock Appreciation Rights surrendered for settlement.

Upon the proper exercise of a Cash-Settled Stock Appreciation Right granted in connection with an Option, an Optionee shall be entitled to receive cash equal to the value of the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Option price per share of the related Option, multiplied by the number of shares covered by the related Option, or portion thereof, surrendered in connection with the exercise of the Stock Appreciation Right.

(e) Termination of Right—A Stock Appreciation Right granted in connection with an Option shall expire, unless previously exercised or canceled, upon the expiration of an Option to which it relates, or upon such time as may be set forth in an Award Agreement. A Stock Appreciation Right granted on a stand alone basis shall be subject to the termination provisions set forth in paragraph (g) of Section 6 for Options and shall expire, unless previously exercised or cancelled, at such time as may be set forth in an Award Agreement.

(f) Effect of Exercise—A Stock Appreciation Right shall be canceled when, and to the extent that, it or a related Option is exercised, and an Option shall be canceled when, and to the extent that, the Option is surrendered to the Corporation upon the exercise of a related Stock Appreciation Right.

Section 9. RESTRICTED SHARES

(a) General—The Committee, in its sole discretion, may from time to time authorize the grant of Restricted Shares to a Participant pursuant to an Award Agreement. A certificate or certificates representing the number of Restricted Shares granted shall be registered in the name of the Participant or held in uncertificated form through a direct registration system or the number of Restricted Shares shall be delivered by electronic delivery to a brokerage account established for the Participant’s benefit at a financial/brokerage firm selected by the Corporation. Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph (g) of this Section 9, any certificate or certificates shall be held by the Corporation for the account of the Participant, and any Restricted Shares held through direct registration or in a brokerage account shall be blocked from sale or transfer. Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph (g) of this Section 9, the Participant shall have beneficial ownership of the Restricted Shares, including the right to receive dividends on, and the right to vote, the Restricted Shares. Any dividends declared during the Restriction Period shall be paid in cash on the date declared by the Board of Directors.

(b) Performance Goal Requirement—The Committee may determine, in its sole discretion, that a Participant’s entitlement to Restricted Shares shall be subject to achievement of a specified Performance Goal or Goals during the Restriction Period. If so, the Committee shall select the Performance Criterion or each combination thereof, the Performance Goal for each Performance Criterion or each combination thereof, and the Performance Criteria Weighting Percentage for each Performance Criterion or each combination thereof within ninety (90) days of the commencement of the Restriction Period. The Committee may also determine that the Restriction Period shall expire upon achievement of established Performance Goals prior to the established end of the Restriction Period. In determining whether Performance Goals have been achieved, special charges, restructuring charges and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the percentage of Performance Goals achieved shall be excluded, and which would have the effect of increasing the percentage of Performance Goals achieved shall be included, unless the Committee, in its discretion, determines otherwise. At such time as the Committee certifies that the Performance Goals have been achieved, the Committee shall authorize delivery of Restricted Shares (or such percentage of the Restricted Shares as equal the Percentage of Performance Goals that have been achieved) for which the Restriction Period has expired. If the Restricted Shares are subject to the achievement of Performance Goals, such Restricted Shares shall be forfeited to the extent Performance Goals are not achieved before the established end of the Restriction Period.

For Restricted Shares subject to the achievement of Performance Goals, the Committee may review the individual performance of any of the Corporation’s Executive Officers and may, at its discretion, reduce the number of Restricted Shares deliverable to any such Executive Officer by between 0% and 100%, based on the individual’s performance. For Restricted Shares not subject to the achievement of Performance Goals, the Committee may review the individual performance of any of the Corporation’s Executive Officers and may, at its discretion, adjust the number of Restricted Shares deliverable to any such Executive Officer by between 0% and 125%, based on the individual’s performance. The Corporation’s chief executive officer may review the individual performance of any Participant other than an Executive Officer and may, at his discretion, adjust the number of Restricted Shares deliverable to any such Participant by between 0% and 125%, based on the individual’s performance.

(c) Restrictions—Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph (g) of this Section 9, Restricted Shares shall be subject to the following restrictions and any additional restrictions that the Committee, in its sole discretion, may from time to time deem desirable in furtherance of the objectives of the Plan:

(i) the Participant shall not be entitled to receive the certificate or certificates representing the Restricted Shares, or exercise any ownership over any Restricted Shares held through direct registration or in a brokerage account;

(ii) the Restricted Shares may not be sold, transferred, assigned, pledged, conveyed, hypothecated, or otherwise disposed of; and

(iii) the Restricted Shares may be forfeited as provided in paragraphs (b) or (e) of this Section 9, subject to the provisions of paragraph (f) and (g) of this Section 9.

(d) Distribution of Restricted Shares—If a Participant to whom Restricted Shares have been granted remains in the continuous employment of the Corporation or a Subsidiary Company during the entire Restriction Period, or, in the case of a Participant who is a non-employee director, who remains a non-employee director during the entire Restriction Period, upon the expiration of the Restriction Period all restrictions applicable to the Restricted Shares shall lapse. When the restrictions applicable to the Restricted Shares lapse, either:

(i) the certificate or certificates representing the shares of Common Stock that were earned pursuant to paragraph (b) of this Section 9 shall be delivered to the Participant or,

(ii) if the shares were delivered by electronic delivery to a brokerage account established for the Participant’s benefit or by direct registration and held in uncertificated form, the restrictions on the sale or transfer of or transfer any shares that were earned pursuant to paragraph (b) of this Section 9 shall lapse.

(e) Termination of Employment—If the employment of a Participant is terminated for any reason other than the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period, the Restricted Shares shall be forfeited immediately and all rights of the Participant with respect to such shares shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. If the Participant is granted a leave of absence before the expiration of the Restriction Period, the Participant shall not forfeit any rights with respect to any Restricted Shares subject to the Restriction Period, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence for any reason other than Retirement, Disability, or death, at which time the shares shall be forfeited immediately and all rights of the Participant with respect to such shares shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company.

(f) Retirement, Disability or Death—If the Participant’s employment is terminated by reason of the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period and no Performance Goals have been imposed, the restrictions on the Restricted Shares shall lapse upon the expiration of the Restriction Period and delivery of the Restricted Shares shall be made to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death, as described in paragraph (d) of this Section 9. If the Participant’s employment is terminated by reason of the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period and Performance Goals have been imposed, the restrictions on the Restricted Shares shall lapse upon the expiration of the Restriction Period and to the extent that the Committee certifies that Performance Goals have been achieved and delivery of the Restricted Shares shall be made to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death, in accordance with paragraphs (b) and (d) of this Section 9.

(g) Waiver of Restrictions—The Committee, in its sole discretion, may waive any or all restrictions with respect to Restricted Shares.

Section 10. RESTRICTED STOCK UNITS

(a) General—The Committee, in its sole discretion, may from time to time authorize the grant of Restricted Stock Units (“Units”) to a Participant pursuant to an Award Agreement. Such Units shall be recorded in individual memorandum accounts maintained by the Committee or its agent. The grant of Restricted Stock Units shall entitle the Participant to payment in Restricted Stock Unit Shares or cash, as provided for in the Award Agreement. The Participant shall have no beneficial ownership interest in the Common Stock represented by the Units prior to expiration of the Restriction Period and achievement of any Performance Goals. The Participant shall have no right to vote the Common Stock represented by the Units or to receive dividends (except for any Dividend Equivalents which may be awarded by the Committee in connection with such Units) on the Common Stock represented by the Units. The grant of Units shall be evidenced by an Award Agreement between the Corporation or Subsidiary Company and the Participant, identifying the number of Units awarded, and setting forth the terms and conditions applicable to the Units.

(b) Performance Goal Requirement—The Committee may determine, in its sole discretion, that a Participant’s entitlement to payment in cash or Restricted Stock Unit Shares for Restricted Stock Units shall be subject to achievement of a specified Performance Goal or Goals over the duration of the Restriction Period. If so, the Award shall specify when it is granted that the Participant’s entitlement to payment is subject to the achievement of the Performance Goal or Goals, and the Committee shall select the Performance Criterion or each combination thereof, the Performance Goals for each Performance Criterion or each combination thereof, and the Performance Criteria Weighting Percentage for each Performance Criterion or each combination thereof within ninety (90) days after the commencement of the Restriction Period.

The Committee may specify, when the Award is granted, that the Restriction Period shall expire upon achievement of the established Performance Goals prior to the established end of the

Restriction Period. In determining whether Performance Goals have been achieved, special charges, restructuring charges and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the percentage of Performance Goals achieved shall be excluded, and which would have the effect of increasing the percentage of Performance Goals achieved shall be included, unless the Committee, in its discretion, determines otherwise. The Committee shall certify in writing the extent to which the Performance Goals have been achieved, and shall authorize settlement of Units in cash or Restricted Stock Unit Shares. The Units shall be settled within two and one half months after the end of the year in which the Performance Goals are achieved. Such settlement shall be based on the Fair Market Value on the date all applicable restrictions lapse (or such percentage of the value of the Restricted Stock Units as equal the percentage of Performance Goals that have been achieved) for which the Restriction Period has expired. If the settlement of Restricted Stock Units is subject to the achievement of Performance Goals, such Restricted Stock Units shall be forfeited to the extent Performance Goals are not achieved before the established end of the Restriction Period.

For Restricted Stock Units subject to the achievement of Performance Goals, the Committee may review the individual performance of any of the Corporation’s Executive Officers and may, at its discretion, reduce the cash settlement or number of Restricted Stock Unit Shares delivered for the Restricted Stock Units granted to any such Executive Officer by between 0% and 100%, based on the individual’s performance. For Restricted Stock Units not subject to the achievement of Performance Goals, the Committee may review the individual performance of any of the Corporation’s Executive Officers and may, at its discretion, adjust the cash settlement or number of Restricted Stock Unit Shares delivered for the Restricted Stock Units granted to any such Executive Officer by between 0% and 125%, based on the individual’s performance. The Corporation’s chief executive officer may review the individual performance of any Participant other than an Executive Officer and may, at his discretion, adjust the cash settlement or number of Restricted Stock Unit Shares delivered for the Restricted Stock Units granted to any such Participant by between 0% and 125%, based on the individual’s performance.

(c) Restrictions—Until the expiration of the Restriction Period and the lapse of any Retention Agreement provided in Section 12, Units shall be subject to the following restrictions and any additional restrictions that the Committee, in its sole discretion, may from time to time deem desirable in furtherance of the objectives of the Plan:

(i) the grant of Units to a Participant shall not entitle a Participant to receive cash payment or Restricted Stock Unit Shares;

(ii) the Units may not be sold, transferred, assigned, pledged, conveyed, hypothecated, or otherwise disposed of; and,

(iii) all or a portion of the Units may be forfeited immediately as provided in paragraph (b) or (e) of this Section 10, subject to the provisions of paragraphs (f) and (g) of this Section 10.

(d) Distribution of Restricted Stock Units—If a Participant to whom Units have been granted remains in the continuous employment of the Corporation or a Subsidiary Company during the entire Restriction Period or, in the case of a Participant who is a non-employee director, who remains a non-employee director during the entire Restriction Period, upon the expiration of the Restriction Period and the further expiration of any Retention Agreement applicable to such Units, all restrictions applicable to the Units shall lapse, and the Units shall be settled in cash or in Restricted Stock Unit Shares, based on Fair Market Value on the later of the date all applicable restrictions lapse or any Retention Agreement lapses. Settlement in cash in a single sum or issuance of Restricted Stock Unit Shares shall be made within thirty (30) days following the later of the expiration of the Restriction Period or any Retention Agreement applicable to such Units. The Participant may not, directly or indirectly, designate the taxable year of the settlement.

(e) Termination of Employment—If the employment of a Participant is terminated for any reason other than the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period, the Units shall be forfeited immediately and all rights of the Participant with respect to such Units shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. If the Participant is granted a leave of absence before the expiration of the Restriction Period, the Participant shall not forfeit all rights with respect to any Units subject to the Restriction Period, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence for any reason other than Retirement, Disability, or death, at which time all rights of the Participant with respect to such Units shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company.

(f) Retirement, Disability or Death—If the Participant’s employment is terminated by reason of the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period and no Performance Goals have been imposed, the restrictions on the Restricted Stock Units shall lapse upon the expiration of the Restriction Period and settlement of Restricted Stock Units shall be made at the end of the Restriction Period to the Participant, or his Beneficiary in the event of the Participant’s death, as described in paragraph (d) of this Section 10. Settlement of the Restricted Stock Units shall be made within thirty (30) days following the expiration of the Restriction Period. The Participant or Beneficiary may not, directly or indirectly, designate the taxable year of the settlement.

If the Participant’s employment is terminated by reason of the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period and Performance Goals have been imposed, the restrictions on the Restricted Stock Units shall lapse if the Committee certifies that Performance Goals have been achieved, and settlement of the Restricted Stock Units shall be made to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death, in accordance with paragraphs (b) and (d) of this Section 10.

(g) Waiver of Restrictions—The Committee, in its sole discretion, may waive any or all restrictions with respect to Units. If no Performance Goals have been imposed, settlement of the Units shall be made on the same settlement date that would have applied absent the waiver of restrictions. If Performance Goals have been imposed, settlement of the Units shall be made within two and one half months after the end of the year in which all restrictions are either waived or satisfied.

Section 11. PERFORMANCE SHARES

(a) General—The Committee, in its sole discretion, may from time to time authorize the grant of Performance Share Units to a Participant pursuant to an Award Agreement. Performance Share Units shall entitle the Participant to Performance Shares (or cash in lieu thereof) upon the achievement of Performance Goals. The Committee shall select the Performance Criteria, set the Performance Goals and assign Performance Criteria Weighting Percentages to each Performance Criterion or each combination thereof within ninety (90) days of the commencement of the Performance Cycle. Performance Share Units may not be sold, transferred, assigned, pledged, conveyed, or hypothecated.

After the end of the Performance Cycle, the Committee shall certify in writing to what extent the Performance Goals have been achieved. In determining whether Performance Goals have been achieved, special charges, restructuring charges and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the percentage of Performance Goals achieved shall be excluded, and which would have the effect of increasing the percentage of Performance Goals achieved shall be included, unless the Committee, in its discretion, determines otherwise. The Committe e shall thereafter authorize the payment to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death after the end of the Performance Cycle, of

(i) cash in lieu of Performance Shares (or such percentage of the value of the Performance Shares as equal the percentage of Performance Goals that have been achieved), or (ii) either (1) the issuance of Performance Shares registered in the name of the Participant or (2) the electronic delivery of Performance Shares to a brokerage account established for the Participant’s benefit at a financial/brokerage firm selected by the Corporation (in either case equal to such percentage of the value of the Performance Shares as equal the percentage of Performance Goals that have been achieved), subject to the provisions of any Retention Agreement that may be required by the Committee under Section 12 of the Plan, or (iii) both. Settlement in cash or issuance of Performance Shares shall be made within two and one half months after the end of the year in which the Performance Goals are achieved.

(b) Individual Performance Reviews—In addition, the Committee may review the individual performance of any of the Corporation’s Executive Officers and may, at its discretion, reduce the cash settlement or number of Performance Shares deliverable to any such Executive Officer by between 0% and 100%, based on the individual’s performance. The Corporation’s chief executive officer may review the individual performance of any Participant other than an Executive Officer and may, at his discretion, adjust the cash settlement or number of Performance Shares deliverable to any such Participant by between 0% and 125%, based on the individual’s performance.

(c) Distribution or Forfeiture of Performance Shares—If the Participant’s employment with the Corporation or a Subsidiary Company is terminated before the end of a Performance Cycle for any reason other than Retirement, Disability, or death, the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. If the Participant is granted a leave of absence before the end of a Performance Cycle, the Participant shall not forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at which time the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. If the Participant’s employment is terminated before the end of a Performance Cycle by reason of Retirement, Disability, or death, the Participant’s rights with respect to any Performance Shares being earned during the Performance Cycle shall, subject to the other provisions of this Section 11, continue as if the Participant’s employment had continued through the end of the Performance Cycle.

Section 12. RETENTION AGREEMENTS

(a) General—The Committee, in its sole discretion, may require as a condition of a grant, exercise, settlement or payment with respect to any Award under the Plan that the Participant and the Corporation enter into a Retention Agreement, which shall provide, (1) with respect to an Award of Restricted Stock Units, that the settlement of the Restricted Stock Units in Restricted Stock Unit Shares or cash shall not occur until the event specified in the Retention Agreement that is part of the Award, or (2) with respect to any portion of any Exercise Gain Shares, Restricted Shares, Restricted Stock Unit Shares, or Performance Shares, that (i) the certificate or certificates representing any such Awards, when issued, shall be held by the Secretary of the Corporation for the benefit of the Participant until such time as the retention period specified by the Retention Agreement has expired or has been waived by the Committee, whichever occurs first, or (ii) that any such Award, when delivered by electronic delivery to a brokerage account established for the Participant’s benefit at a financial/brokerage firm selected by the Corporation or by direct registration and held in uncertificated form, shall not be permitted to be transferred or sold until such time as the retention period specified by the Retention Agreement has expired or has been waived by the Committee, whichever occurs first.

Any dividends payable on shares subject to a Retention Agreement shall be paid to the Participant in cash on the date declared by the Board of Directors. Each Retention Agreement may include some or all of the terms, conditions and restrictions set forth in paragraphs (b) through (e) of this Section 12.

(b) Retention Period—Shares that are subject to the Retention Agreement may not be sold, transferred, assigned, pledged, conveyed, hypothecated or otherwise disposed of within such period of time of not less than twenty-four (24) months following the exercise date (in the case of Exercise Gain Shares) or the date of issuance (in the case of Restricted Shares, Restricted Stock Unit Shares, or Performance Shares), as shall be prescribed by the Committee.

(c) Termination of Employment—If a Participant’s employment with the Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, shares subject to the Retention Agreement shall continue to be held, following the Participant’s termination of employment, until the expiration of the retention period specified by the Retention Agreement. If the Participant’s employment is terminated by reason of Retirement or Disability, shares then held subject to the Retention Agreement shall continue to be held until the expiration of the applicable retention period following termination of employment, but any such retention period shall cease upon the earlier of the Participant’s attainment of age 65 or the expiration of two (2) years after the Participant’s Retirement or Disability, if either of those events occurs before the expiration of the applicable retention period. If the Participant dies while shares are subject to a retention period under the Retention Agreement, such retention period shall expire immediately at the time of death.

(d) Leave of Absence—If a Participant is granted a leave of absence, shares subject to the Retention Agreement shall continue to be held during the leave of absence, until the expiration of the retention period specified by the Retention Agreement.

(e) Change in Control—Upon a Change in Control, the retention periods specified by all Retention Agreements shall immediately expire; provided, however, that the any such waiver shall not accelerate the settlement of any Restricted Stock Units in a manner that would violate the requirements of Code Section 409A.

A Change in Control shall occur if:

(i) any person, other than the Corporation or a Subsidiary Company or any employee benefit plan sponsored by the Corporation or a Subsidiary Company, shall become the beneficial owner of, or obtain voting control over, 20% or more of the Corporation’s outstanding Common Stock;

(ii) (A) any consolidation or merger of the Corporation occurs in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities, or other property, other than a merger of the Corporation in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation occurs; or

(iii) there shall have been a change in the composition of the Board of Directors such that within any period of two (2) consecutive years or less individuals who at the beginning of such period constituted such Board, together with any new directors whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period, shall for any reason no longer constitute a majority of the directors of the Corporation.

If the expiration of a Retention Agreement pursuant to this paragraph (f) causes a Participant to be subject to an excise tax under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), the Corporation shall make a cash payment, either directly to the Participant or on the Participant’s behalf, in an amount that the Committee estimates to be equal (after taking into account any Federal and state taxes, including interest and penalties, that the Committee estimates to be applicable to the additional cash payment) to the additional Excise Tax imposed on the Participant as a result of the expiration of the Retention Agreement. In determining the amount to be paid pursuant to this subparagraph, the Committee may adopt such methods and assumptions as it considers appropriate, and it shall not be required to examine the individual tax liability of each Participant to whom this subparagraph applies.

(g) Waiver of Requirements—The Committee, in its sole discretion, may waive any or all retention periods or other restrictions in the Share Retention Agreement, provided that the waiver of restrictions does not accelerate the payment of any Restricted Stock Units in a manner that would violate the requirements of Code Section 409A.

(f) Distribution of Shares and Restricted Stock Units—The Corporation shall cause the shares subject to a Retention Agreement to be distributed to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death, upon expiration of the retention period or other termination or waiver of the restrictions under this Section 12. The Corporation shall cause the Restricted Stock Units subject to a Retention Agreement to be distributed to the Participant upon the expiration of the retention period or to the Participant’s Beneficiary in the event of the Participant’s death.

Section 13. DIVIDEND EQUIVALENT PAYMENTS

The Committee may authorize the immediate payment, in cash or in Common Stock, of Dividend Equivalents on some or all of the shares of Common Stock covered by Options or Stock Appreciation Rights, as specified in the Award Agreement required under Section 6(a), Section 7 or Section 8(a) of the Plan. Dividend Equivalents payable on options may be paid in cash or Common Stock, at the discretion of the Committee.

The Committee may authorize the immediate or deferred payment of Dividend Equivalents on some or all of the shares of Common Stock covered by Restricted Stock Units that are not subject to Performance Goals, as specified in the Award Agreement required under Section 10 of the Plan. Dividend Equivalents payable on Restricted Stock Units may be paid in cash or converted to additional Restricted Stock Units, at the discretion of the Committee and as specified in the Award Agreement.

The Committee may authorize the deferred payment of Dividend Equivalents on some or all of the shares of Common Stock covered by Restricted Stock Units that are subject to Performance Goals, or by Performance Share Units, as specified in the Award Agreement described in Sections 10 or 11 of the Plan. Deferred Dividend Equivalents shall be paid only to the extent Performance Goals are achieved with respect to such Performance Share Units or Restricted Stock Units, and shall be distributed at the same time as the underlying Performance Shares, Restricted Stock Unit Shares, or cash equivalents thereto. Deferred Dividend Equivalents payable on Performance Share Units or on Restricted Stock Units that are subject to a Performance Goal may be paid in cash, or converted to additional Performance Shares or Restricted Stock Unit Shares (as applicable), at the discretion of the Committee and as specified in the Award Agreement.

Notwithstanding the above, Dividend Equivalents shall not be made or accumulated during a Participant’s leave of absence. If Dividend Equivalents provided under this section are to be paid immediately, the Dividend Equivalents shall be paid in cash on the date declared by the Board of Directors for the payment of dividends on Common Stock. If Dividend Equivalents provided under this section are to be deferred, the deferred Dividend Equivalents shall be paid or forfeited when the underlying Award is paid or forfeited.

Section 14. NON-COMPETE COVENANT

The Committee, in its sole discretion, may require as a condition of a grant of any Award under the Plan that the Participant execute a non-compete, non-solicitation and confidentiality agreement, which agreement shall require that such individual (i) not Engage in Competing Employment (as defined in this Section 14 of the Plan) nor solicit any employee of the Corporation or a Subsidiary Company to Engage in Competing Employment for a specified term following termination of employment (including Retirement), (ii) not solicit customers of the Corporation or a Subsidiary Company for a specified term following termination of employment (including Retirement), and (iii) maintain the Corporation’s and each Subsidiary Company’s confidential information in strict confidence, in accordance with the provisions of the agreement. The Committee, in its sole discretion, may further require as a condition of a grant, exercise, settlement or payment with respect to any Award under the Plan that the Award shall be subject to immediate forfeiture, and all rights of the Participant to such Award shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company, if the Participant Engages in Competing Employment for a specified period of time following termination of employment. The terms of such a non-compete covenant shall be as set forth in the agreement or grant providing the terms of an Award and are incorporated herein by reference. A non-compete covenant shall not apply to the settlement or payment of any Option (although it may apply to the grant or exercise of an Option). Settlement or payment of any other Award that is subject to a non-compete covenant shall occur upon the expiration of the Restriction Period, Performance Cycle, Retention Agreement, or other date upon which the Award would be settled and paid if the Participant had not terminated employment.

For purposes of the provision, “Engages in Competing Employment” shall mean to work for or provide services for any Competitor, on the Participant’s own behalf or in the service of or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, officer, partner, joint venturer, or employee, at any time during the specified period commencing on the date of his or her termination of employment (including Retirement). “Competitor” shall mean any entity in the same line of business as the Corporation in North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including without limitation a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with Corporation, including motor and water carriers.

Section 15. CAPITAL ADJUSTMENTS

In the event of a recapitalization, stock split, stock dividend, exchange, combination, or reclassification of shares, merger, consolidation, reorganization, or other change in or affecting the capital structure or capital stock of the Corporation, the Board of Directors, upon the recommendation of the Committee, may make appropriate adjustments in the number of shares of Common Stock authorized for the Plan and in the annual limitation imposed by Section 5 of this Plan; and the Committee may make appropriate adjustments in the number of shares subject to outstanding Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, or Performance Share Unit grants, and in the Option price of any then outstanding Options, as it deems equitable, in its absolute discretion, to prevent dilution or enlargement of the rights of Participants.

Section 16. REGULATORY APPROVALS

The exercise of each Option and Stock Appreciation Right, and the grant or distribution of Restricted Shares, Restricted Stock Units and Performance Shares, shall be subject to the condition that if at any time the Corporation shall determine in its discretion that the satisfaction of withholding tax or other tax liabilities, or the listing, registration, or qualification of any shares of Common Stock upon any securities exchange or under any Federal or state law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise, grant, or distribution, then in any such event such exercise, grant, or distribution shall not be effective unless such liabilities have been satisfied or such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.

Section 17. TERM OF THE PLAN

Awards may be granted from time to time under the terms and conditions of the Plan, but no Incentive Stock Option may be granted after the expiration of ten (10) years from the date of adoption of the Plan, as amended on May 13, 2010, by the Board of Directors; provided, that any future amendment to the Plan that is approved by the stockholders of the Corporation in the manner provided under Section 18 of this Plan shall be regarded as creating a new Plan, and an Incentive Stock Option may be granted under such new Plan until the expiration of ten (10) years from the earlier of the approval by the Board of Directors, or the approval by the stockholders of the Corporation, of such new Plan. Incentive Stock Options theretofore granted may extend beyond the expiration of that ten-year period, and the terms and conditions of the Plan shall continue to apply thereto and to shares of Common Stock acquired upon the subsequent exercise of an Incentive Stock Option or related Stock Appreciation Right.

Section 18. AMENDMENT OR TERMINATION OF THE PLAN

The Corporation may at any time and from time to time alter or amend, in whole or in part, any or all of the provisions of the Plan, or may at any time suspend or terminate the Plan, through resolution of its Board of Directors, provided that no change in any Awards theretofore granted to any Participant may be made which would impair or diminish the rights of the Participant without the Participant’s consent, and provided further, that no alteration or amendment may be made without the approval of the holders of a majority of the Common Stock then outstanding and entitled to vote if (a) such stockholder approval is necessary to comply with the requirements of any rules promulgated under Section 16 of the Securities Exchange Act of 1934 or such other Federal or state laws or regulations as may be applicable, (b) the amendment materially increases the benefits accruing to Participants under the Plan, (c) materially increases the number of securities that may be issued under the Plan, or (d) materially modifies the requirements for participation in the Plan.

Section 19. FORFEITURE AND RECOUPMENT EVENTS

The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.

Any Award to a Participant under this Plan is subject to reduction, forfeiture, or recoupment to the extent provided under Section 304 of the Sarbanes-Oxley Act of 2002 or as may be provided under any other applicable law.

Section 20. MISCELLANEOUS

(a) Fractional Shares—The Corporation shall not be required to issue or deliver any fractional share of Common Stock upon the exercise of an Option or Stock Appreciation Right, the award of Performance Shares, the payment of a dividend equivalent in Common Stock pursuant to Section 13 of the Plan or the withholding of shares of Common Stock for payment of taxes required to be withheld, but may pay, in lieu thereof, an amount in cash equal to the Fair Market Value of such fractional share.

(b) Withholding—The Corporation and its Subsidiary Companies shall have the right, to the extent permitted by law, to deduct from any payment of any kind otherwise due to a Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan, and to the extent any such withholding requirements are not satisfied, each Participant shall pay to the Corporation any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan. The Corporation shall have the right to withhold shares of Common Stock, including fractional shares, from payment as necessary to satisfy any withholding obligations, but may only withhold the minimum number of shares necessary to do so. If fractional shares are withheld, any remaining fractional shares shall be paid in cash to the Participant as provided under paragraph (a) of this Section 20. The Participant or Beneficiary shall remain responsible at all times for paying any Federal, state or local taxes of any kind with respect to Awards under the Plan. In no event shall the Corporation or the Committee be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

(c) Stockholder Rights—No person shall have any rights of a stockholder by virtue of an Option, Stock Appreciation Right, or Performance Share Unit except with respect to shares of Common Stock actually issued to him, and the issuance of shares of Common Stock shall confer no retroactive right to dividends. A Participant’s right to receive Dividend Equivalents shall not, by itself, confer upon the Participant the rights or privileges of a stockholder.

(d) No Contract of Employment—This Plan shall not be deemed to be an employment contract between the Corporation or any Subsidiary Company and any Participant or other employee. Nothing contained herein, or in any agreement, certificate or other document evidencing, providing for, or setting forth the terms and conditions applicable to any Awards shall be deemed to confer upon any Participant or other employee a right to continue in the employment of the Corporation or any Subsidiary Company, or to interfere with the right of the Corporation or any Subsidiary Company to terminate the employment of such Participant or employee at any time.

(e) Unfunded Plan—Except as may otherwise be provided in the Plan, the Plan shall be unfunded. Neither the Corporation nor any Subsidiary Company shall be required to segregate any assets that may be represented by Options, Stock Appreciation Rights, Performance Share Units, or Restricted Stock Units, and neither the Corporation nor any Subsidiary Company shall be deemed to be a trustee of any amounts to be paid under an Option, Stock Appreciation Right, Performance Share Unit, or Restricted Stock Unit. Any liability of the Corporation to pay any Participant or Beneficiary with respect to an Option, Stock Appreciation Right, Performance Share Unit, or Restricted Stock Unit shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Corporation or a Subsidiary Company.

(f) Applicable Law—The Plan, its validity, interpretation, and administration, and the rights and obligations of all persons having an interest therein, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that such laws may be preempted by Federal law.

(g) Gender and Number—Wherever used in the Plan, words in the masculine form shall be deemed to refer to females as well as to males, and words in the singular or plural shall be deemed to refer also to the plural or singular, respectively, as the context may require.

(h) Code Section 409A—The Plan is intended, and shall be construed, to comply with the requirements of Code Section 409A. The Corporation does not warrant that the Plan will comply with Code Section 409A with respect to any Participant or with respect to any payment, however. In no event shall the Corporation or the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Code Section 409A, or as a result of the Plan’s failure to satisfy any other applicable requirements for the deferral of tax.

Appendix D

NORFOLK SOUTHERN CORPORATION

EXECUTIVE MANAGEMENT INCENTIVE PLAN

AS AMENDED SUBJECT TO STOCKHOLDER APPROVAL

The terms of this amended Plan, as set forth below, are subject to approval by the separate vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum is present for the proposal.

Section I. PURPOSE OF THE PLAN

It is the purpose of the Norfolk Southern Corporation Executive Management Incentive Plan (“Plan”) to enhance increased profitability for Norfolk Southern Corporation (“Corporation”) by rewarding certain officers elected by the Board of Directors of Norfolk Southern Corporation and its affiliates with a bonus for collectively striving to attain and surpass financial objectives. The Corporation intends that the Plan comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) and intends that compensation paid under the Plan qualify as performance-based compensation under Code Section 162(m).

Section II. ADMINISTRATION OF THE PLAN

The Compensation Committee, the Performance-Based Compensation Committee or any other committee of the Board of Directors of Norfolk Southern Corporation which is authorized to determine bonus awards under the Plan (“Committee”) shall administer and interpret this Plan and, from time to time, adopt such rules and regulations and make such recommendations to the Board of Directors concerning Plan changes as are deemed necessary to insure effective implementation of this Plan. The Performance-Based Compensation Committee shall be comprised solely of two or more Outside Directors (as defined in Treasury Regulation § 1.162-27(e)(3)).

No executive may simultaneously participate in more than one Norfolk Southern Corporation Incentive Group. An executive must reside in the United States or Canada in order to participate in the Plan.

Section III. ESTABLISHMENT OF PERFORMANCE STANDARDS

Within the first 90 days of an incentive year, the Committee shall establish:

A.	The Incentive Groups for the incentive year, which Groups shall consist of Board-elected officers at the level of Vice President and above,

B.	The bonus level for each Incentive Group for the incentive year, and

C.	The performance standard or standards for the Corporation for the incentive year. The performance standards shall be based on one or more, or any combination, of the following business criteria, selected by the Committee, which may be applied on a corporate, department or division level: earnings measures (including net income, earnings per share, income from continuing operations, income before income taxes, income from railway operations); return measures (including net income divided by total assets, return on shareholder equity, return on average invested capital); cash flow measures (including operating cash flow, free cash flow); productivity measures (including total operating expense per thousand gross ton miles or revenue ton miles, total operating revenue per employee, total operating expense per employee, gross ton miles or revenue ton miles per employee, carloads per employee, revenue ton miles per mile of road operated, total operating expense per carload, revenue ton miles per carload, gross ton miles or revenue ton miles per train hour, percent of loaded-to-total car miles); fair market value of shares of the Corporation’s Common Stock; revenue measures; expense measures; operating ratio measures; customer satisfaction measures; working capital measures; cost control measures; economic value added measures; and safety measures. If the Committee establishes performance standards using more than one of the aforesaid business criteria, the Committee shall assign a weighting percentage to each business criterion or combination thereof; the sum of the weighting percentages shall equal 100%.

The Committee may establish performance standards solely with respect to the Corporation’s performance without regard to the performance of other Corporations or indices, or by comparison of the Corporation’s performance to the performance of a published or special index deemed applicable by the Committee including but not limited to, the Standard & Poor’s 500 Stock Index or an index based on a group of comparative companies.

Section IV. TYPE OF INCENTIVE BONUS

On or before a date which shall not be later than the date that is six months prior to the last day of the incentive year to which the performance standards established pursuant to Section III apply for any incentive bonus that is performance-based compensation, as defined in Code Section 409A, and which shall not be later than the last day of the year prior to the incentive year to which the performance standards established pursuant to Section III apply for any incentive bonus that is not performance-based compensation, as defined in Code Section 409A, each participant must elect to receive any incentive bonus which may be awarded to him or her for the incentive year either 100% cash or deferred in whole or in part. A participant shall be permitted to defer only 25%, 50%, 75% or 100% of the bonus for any incentive year. If the participant elects to receive 100% cash, the entire amount of the bonus for the incentive year shall be distributed to the participant, or to his or her estate in the event of the participant’s death, on or before March 1 of the year following the incentive year. If deferred in whole or in part, the amount deferred shall be allocated to the Norfolk Southern Corporation Executives’ Deferred Compensation Plan (and such deferrals will be governed by the provisions of that plan) on or before March 1 of the year following the incentive year and the remainder, if any, shall be distributed in cash to the participant, or to his or her estate in the event of the participant’s death, on or before March 2 of the year following the incentive year.

Failure on the part of the participant to elect a deferral by the date specified, either in whole or in part for the incentive year, shall be deemed to constitute an election by such participant to receive the entire incentive bonus for the incentive year as a cash bonus.

Section V. BONUS AWARDS

At the end of the incentive year, the Committee shall certify in writing to what extent the performance standards established pursuant to Section III have been achieved during the incentive year and shall determine the Corporate Performance Factor based on such achievement. In determining the Corporate Performance Factor, special charges and restructuring charges, and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the Corporate Performance Factor shall be excluded, and which would have the effect of increasing the Corporate Performance Factor shall be included, unless the Committee shall determine otherwise.

A participant’s bonus award shall be determined by multiplying the Corporate Performance Factor by the participant’s bonus level, with the result multiplied by the participant’s total salary paid during the incentive year. The bonus award payable to a participant for an incentive year shall not exceed three tenths of one percent (0.3%) of the Corporation’s income from railway operations for the incentive year. The Committee may review the performance of any of the Corporation’s Covered Employees, as defined in Code Section 162(m), and may, at its discretion, reduce the bonus award of any such Covered Employee between 0% and 100%, based on the individual’s performance. The Corporation’s chief executive officer may review the performance of any participant who is not a Covered Employee and may, at his discretion, adjust the bonus award of any such participant between 0% and 125%.

If the employment of a participant who is employed by Norfolk Southern Corporation or its affiliates during the incentive year terminates prior to the end of such year by reason of (1) death, or (2) normal retirement, early retirement or total disability under applicable Norfolk Southern Corporation plans and policies, then the phrase “total salary paid during the incentive year” means base salary paid to the participant during that portion of such year of employment prior to his or her termination and through the end of the calendar month or payroll period in which employment terminates but excludes any cash paid with respect to such participant’s unused vacation. No incentive bonus for any incentive year shall be awarded or paid to any participant whose employment with Norfolk Southern Corporation and all its affiliates terminates before the end of such incentive year for a reason other than one of those specifically stated in the preceding sentence.

If a participant becomes eligible for the Plan during the year or becomes eligible for a different Incentive Group, then the amount of the award shall be adjusted proportionally to reflect such changes.

Section VI. REIMBURSEMENT OF EXCESS BONUS TO CORPORATION

The Board of Directors may require reimbursement of all or any portion of an excess bonus paid under the Plan if (a) financial results are restated due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, and (b) an excess bonus was distributed within the three-year period prior to the date the applicable restatement was disclosed. For this purpose, “excess bonus” means the positive difference, if any, between (i) the bonus paid to the participant and (ii) the bonus that would have been paid to the participant had the bonus been calculated on the correct Corporate Performance Factor using the restated financial results. The Corporation will not be required to award an additional bonus to a participant if a restated Corporate Performance Factor would result in a higher bonus payment.

Any bonus to a participant under this Plan is subject to reduction, forfeiture, or recoupment to the extent provided under Section 304 of the Sarbanes-Oxley Act of 2002 or as may be provided under any other applicable law.

Section VII. NO GUARANTEE OF CONTINUANCE OF EMPLOYMENT

Nothing contained in this Plan or in any designation of a participant hereunder shall constitute or be deemed to constitute any evidence of an agreement or obligation on the part of Norfolk Southern Corporation or its affiliates to continue to employ any such participant for any period whatsoever.

Section VIII. AMENDMENT TO AND TERMINATION OF PLAN

Norfolk Southern Corporation reserves the right at any time by a resolution duly adopted by its Board of Directors to amend this Plan in any manner or to terminate it at any time, except that no such amendment or termination shall deprive a participant of any rights hereunder theretofore legally accrued, and no such termination shall be effective for the year in which such resolution is adopted.

Section IX. FUNDING SOURCE

All amounts that are payable under this Plan shall be paid for from the general assets of the Corporation. There is no trust or other fund from which amounts under this Plan shall be paid.

Section X. GOVERNING LAW

This Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Virginia, to the extent not superseded by the Code or other federal law.

Section XI. NON-ASSIGNABILITY OF BENEFITS

A participant’s right to receive a payment hereunder is not subject in any manner to anticipation, allocation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to accomplish any of these acts shall be void.

TWO MORE WAYS TO VOTE YOUR PROXY, VOTE BY TELEPHONE OR INTERNET

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INTERNET http://www.proxyvoting.com/nsc
Go to the website address shown above. Have your proxy card in hand. Follow the simple instructions.

TELEPHONE 1-866-540-5760
Use any touch-tone telephone. Have your proxy card in hand. Follow the simple recorded instructions. CALL TOLL-FREE TO VOTE

MAIL
Mark sign and date your proxy card. Detach card from this form. Return the card in the postage-paid envelope provided.
If you have submitted your proxy by Internet or by telephone, there is no need for you to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner and to the same extent as if you marked, signed and returned the proxy card.

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▼  DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET  ▼

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR the following items, and this proxy card will be voted accordingly if no choice is specified:
1. ELECTION OF DIRECTORS: Nominees - 2013:	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

01 Thomas D. Bell, Jr.	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as Norfolk Southern’s independent auditors for the year ending December 31, 2010.	☐	☐	☐

02 Alston D. Correll	☐	☐	☐	3.	Approval of Amendment to Articles of Incorporation to declassify the Board of Directors.	☐	☐	☐

03 Landon Hilliard	☐	☐	☐	4.	Approval of the Norfolk Southern Corporation Long-Term Incentive Plan, as amended.	☐	☐	☐

04 Burton M. Joyce	☐	☐	☐	5.	Approval of the Norfolk Southern Corporation Executive Management Incentive Plan, as amended.	☐	☐	☐

				The Board of Directors recommends a vote AGAINST the following item and this proxy card will be voted accordingly if no choice is specified:

				6.	Stockholder proposal concerning corporate political contributions.	☐	☐	☐

				In addition, in their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or authorized representative, please indicate full title as such. Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/nsc

▼  DETACH PROXY CARD HERE  ▼

NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 2010

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints and authorizes Gerald L. Baliles, Gene R. Carter and Steven F. Leer, and each or any of them, proxy for the undersigned, with full power of substitution, to represent and vote all shares of Norfolk Southern Corporation common stock held by the undersigned with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 13, 2010, at 10:00 A.M., Eastern Daylight Time, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated March 22, 2010, and to transact such other business as properly may come before such meeting(s).

The undersigned acknowledges receipt of the Notice and Proxy Statement dated in each case March 22, 2010. All other proxies heretofore given by the undersigned to vote shares of Norfolk Southern Corporation common stock are expressly revoked hereby.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, RATIFICATION OF KPMG AS INDEPENDENT AUDITORS, APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS, AND APPROVAL OF NORFOLK SOUTHERN CORPORATION LONG-TERM INCENTIVE AND EXECUTIVE MANAGEMENT INCENTIVE PLANS, AS AMENDED, AND AGAINST THE LISTED STOCKHOLDER PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
(Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued, and to be MARKED, DATED AND SIGNED, on the other side)
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